As filed with the Securities and Exchange Commission on March 30, 2007.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE YANKEE CANDLE COMPANY, INC.*

(Exact name of registrant as specified in its charter)

Massachusetts	3990	04-2591416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

16 Yankee Candle Way

South Deerfield, Massachusetts 01373

(413) 665-8306

(address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Bruce H. Besanko

Senior Vice President, Finance and

Chief Financial Officer

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373

Telephone: (413) 665-8306

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carol Anne Huff, Esq.

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Telephone: (312) 861-2000

*	The Co-Registrants listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Approximate date of commencement of proposed sale of the securities to the public:    The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8 1/2% Senior Notes due 2015, Series B	$325,000,000	100%	$325,000,000	$9,978	(1)
Guarantees on 8 1/2% Senior Notes due 2015, Series B (2)	$325,000,000	—	—	(3)
9 3/4% Senior Subordinated Notes due 2017, Series B	$200,000,000	100%	$200,000,000	$6,140	(1)
Guarantees on 9 3/4% Senior Subordinated Notes due 2017, Series B (2)	$200,000,000	—	—	(3)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)

The 8 1/2% Senior Notes due 2015, Series B, and the 9 3/4 Senior Subordinated Notes due 2017, Series B, will be issued by The Yankee Candle Company, Inc. (the “Issuer”) and guaranteed by Yankee Holding Corp. (“Holdings”) and each of the Issuer’s domestic subsidiaries. No separate consideration will be received for the issuance of these guarantees.

(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Jurisdiction of Formation	I.R.S. Employer Identification No.
Yankee Holding Corp.	Delaware	20-8304743
Yankee Candle Restaurant Corp.	Delaware	13-3998848
Quality Gift Distributors, Inc.	Delaware	03-0445456
Aroma Naturals, Inc.	Delaware	20-3715303
Yankee Candle Admin LLC	Virginia	—

*	The address for each of the Additional Registrants is c/o The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, MA 01373. The Primary Standard Industrial Code for each of the Additional Registrants is 3990.

The name, address, including zip code, of the agent for service for each of the Additional Registrants is Bruce H. Besanko, Senior Vice President, Finance and Chief Financial Officer of The Yankee Candle Company, Inc., 16 Yankee Candle Way, South Deerfield, MA 01373, telephone: (413) 665-8306.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2007

PROSPECTUS

THE YANKEE CANDLE COMPANY, INC.

Exchange Offers for

$325,000,000 8 1/2% Senior Notes due 2015, Series B, and the guarantees thereof and

$200,000,000 9 3/4 Senior Subordinated Notes due 2017, Series B, and the guarantees thereof

We are offering to exchange:

up to $325,000,000 of our new 8 1/2% Senior Notes due 2015, Series B, and the guarantees thereof, for a like amount of our outstanding 8 1/2% Senior Notes due 2015, and the guarantees thereof,

and

up to $200,000,000 of our new 9 3/4% Senior Subordinated Notes due 2017, Series B, and the guarantees thereof, for a like amount of our outstanding 9 3/4% Senior Subordinated Notes, due 2017, and the guarantees thereof.

Material Terms of Exchange Offer

•

The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•

The senior exchange notes will be guaranteed on a senior unsecured basis and the senior subordinated exchange notes will be guaranteed on an unsecured senior subordinated basis, in each case, by Yankee Holding Corp., the parent company of The Yankee Candle Company, Inc. and all of our existing and future domestic subsidiaries.

•

There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•	You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

•

Based upon interpretations by the Staff of the SEC, we believe that subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2007, unless extended.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

•	We will not receive any proceeds from the exchange offer.

•	The exchange offers are independent of each other and neither exchange offer is conditioned up the other exchange offer.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “ Risk Factors” beginning on page 14 of this prospectus.

Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2007

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

Until                     , 2007, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

This prospectus incorporates business and financial information about the Company that is not included in or delivered with this prospectus. This information is available free of charge to security holders upon written or oral request to: The Yankee Candle Company, Inc., Yankee Candle Way, South Deerfield, MA 01373; Attention: Chief Financial Officer (telephone (413) 665-8306).

i

SUMMARY

This summary highlights material information about our business and about participating in the exchange offer. This is a summary of material information contained elsewhere in this prospectus and is not complete and may not contain all of the information that may be important to you. For a more complete understanding of our business, you should read this entire prospectus, including the section entitled “Risk Factors” and our audited financial statements and related notes.

Our Company

We are the largest designer, manufacturer and distributor of premium scented candles in the U.S. based on annual sales. Through our multi-channel, global distribution network, we operate 420 specialty retail stores (as of December 30, 2006), supply approximately 19,900 wholesale locations and operate consumer direct mail catalogs and proprietary Internet websites. We have a 37-year history of offering our distinctive products and marketing them as affordable luxuries and consumable gifts. We offer approximately 2,900 stock-keeping units (SKUs) of candle products in approximately 200 fragrances, which include a wide variety of jar candles, Samplers® votive candles, Tarts® wax potpourri, pillars and other candle products, the vast majority of which are marketed under the Yankee Candle® brand. We also sell a wide range of other home fragrance products, including Yankee Candle® branded electric home fragrancers, potpourri, scented oils, reed diffusers, room sprays, Yankee Candle Car Jars® auto air fresheners, and candle related home décor accessories. We operate a vertically integrated business model with approximately 71% of our 2006 sales generated by products we manufactured at our Whately, Massachusetts facility.

We operate our business through our wholesale and retail segments. The charts below set forth our sales by segment as a percentage of total sales and segment profitability as a percentage of total retail and wholesale segment profitability for the fiscal year ended December 30, 2006. Segment profitability is sales less cost of sales and selling expenses.

Wholesale Segment: We have an extensive and growing national and international wholesale segment with a diverse customer base that as of December 30, 2006 consisted of approximately 17,400 locations in North America, including independent gift stores, leading national gift retailers such as Hallmark, leading home specialty retailers such as Bed, Bath & Beyond and Linens ‘n Things, national and regional department stores, “premium mass” retailers such as Kohl’s, selected club stores, and other national accounts. Outside of North America, we sell our products through international distributors and to our international wholesale customer network of approximately 2,500 locations. In recent years, we acquired GBI Marketing, a fundraising organization, and Aroma Naturals, Inc., a specialized line of wellness candles and aromatherapy products. We believe that these acquisitions strengthen our distribution capabilities, diversify our customer base and expand our expertise in the candle category.

Retail Segment: We are the largest specialty retailer of premium scented candles in the U.S. We operate 420 specialty retail stores under the Yankee Candle® and Illuminations® names in 43 states (as of December 30, 2006), operate consumer direct mail catalogs and maintain Internet websites at www.yankeecandle.com, www.aromanaturals.com and www.illuminations.com. Our retail stores, excluding our two flagship stores, average approximately 1,660 square feet and are primarily located in high traffic shopping malls and lifestyle centers. We operate two flagship stores, a 90,000-square-foot store in South Deerfield, Massachusetts, which is a major tourist destination in Massachusetts, and a second 42,000-square-foot store in Williamsburg, Virginia. These stores promote our brand image and culture and allow us to test new product and fragrance introductions. We recently acquired the Illuminations® brand and certain related assets. Illuminations is a designer and marketer of premium scented candles, candle accessories, and other home décor products under the Illuminations® brand. We operate 16 Illuminations stores (as of December 30, 2006) in California, Arizona and Washington. We believe Illuminations provides us with an attractive, multi-channel growth platform targeting a younger, more contemporary and more affluent customer in urban markets.

Our fiscal year consists of the fifty-two week or fifty-three week period ending on the Saturday closest to December 31. The fifty-two week period ended December 29, 2001, the fifty-two week period ended December 28, 2002, the fifty-three week period ended January 3, 2004, the fifty-two week period ended January 1, 2005, the fifty-two week period ended December 31, 2005 and the fifty-two week period ended December 30, 2006 are sometimes referred to in this prospectus as “fiscal 2001,” “fiscal 2002,” “fiscal 2003,” “fiscal 2004,” “fiscal 2005” and “fiscal 2006,” respectively.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

The Transactions

On February 6, 2007, YCC Holdings LLC, or “Holdings,” acquired all of the outstanding capital stock of The Yankee Candle Company, Inc. for approximately $1,413.5 million in cash. Holdings is owned by Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P. and Madison Dearborn Capital Partners Executive A-L.P. (collectively, “Madison Dearborn”) and certain members of our senior management (“Management Investors”), who we collectively refer to as the “equity investors.” Yankee Holding Corp., or “Parent,” and Yankee Acquisition Corp., or “Merger Sub,” are corporations formed by Holdings solely for the purpose of completing the acquisition and, concurrently with the closing of the offering of the outstanding notes and the acquisition on February 6, 2007, Merger Sub merged with and into The Yankee Candle Company, Inc., which was the surviving corporation and assumed the obligations of Merger Sub under the notes and related indentures by operation of law. The agreement and plan of merger and related documents resulted in the following events, which we collectively refer to as the “Transactions”:

•	the purchase by the equity investors of class A and class B common units of Holdings for approximately $433.1 million in cash;

•	the entering into by Merger Sub of a new senior secured credit facility consisting of a $650.0 million funded senior secured term loan and a $125.0 million senior secured revolving credit facility;

•	the issuance by Merger Sub of $325.0 million of senior notes and $200.0 million of senior subordinated notes;

•	the refinancing of our existing indebtedness, which was approximately $140.0 million as of December 30, 2006;

•	the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, and the payment of approximately $1,413.5 million as merger consideration; and

•	the payment of approximately $67.6 million of fees and expenses related to the Transactions.

Immediately following the merger we became a wholly-owned direct subsidiary of Parent and a wholly-owned indirect subsidiary of Holdings and the equity investors indirectly own all of our outstanding equity interests.

Sources and Uses of Funds

The following table summarizes the sources and uses of funds for the Transactions.

Sources of Funds	Amount	Uses of Funds	Amount
	(in millions)		(in millions)
Cash and cash equivalents	$13.0	Equity purchase price(3)	$1,413.5
Senior secured revolving credit facility(1)	—	Refinance existing debt	140.0
Senior secured term loan facility	650.0	Fees and expenses(4)	67.6
Senior notes	325.0
Senior subordinated notes	200.0
Equity(2)	433.1

Total sources	$1,621.1	Total uses	$1,621.1

(1)	We did not have any outstanding borrowings under our new $125.0 million senior secured revolving credit facility immediately following the consummation of the Transactions. However, issued and undrawn letters of credit in an aggregate amount of $1.3 million were outstanding under our new senior secured revolving credit facility as of the closing date.

(2)	Includes cash investments by Madison Dearborn and the Management Investors. See “Certain Relationships and Related Party Transactions—Management Equity Arrangements.”

(3)	Based on a per share price of $34.75 and includes cash payments in respect of outstanding common stock, vested and unvested options, restricted shares, performance shares and dividend equivalent payments.

(4)	Fees and expenses related to the Transactions included $15.9 million of transaction fees and expenses payable to affiliates of Madison Dearborn in connection with the Transactions. See “Certain Relationships and Related Party Transactions—Payments to Madison Dearborn.” Excludes potential special retention bonuses of up to $2.5 million payable to participating employees who remain employed by us through the date three months following the Transactions. See “Management—Special Retention Bonus Plan Upon Completion of the Transactions.”

Corporate Structure

The following chart summarizes our corporate structure and principal indebtedness upon completion of the Transactions on February 6, 2007:

Industry and Market Data

We obtained the market and industry data and other statistical information used throughout this prospectus from our own research, surveys or studies conducted by third parties, independent industry or general publications and other published independent sources. In particular, we have based much of our discussion of the giftware industry on information published by Giftbeat, Kline & Company and Stax. References to Giftbeat are to an industry-leading giftware monthly publication. References to Kline & Company are to Kline & Company, Inc., an industry-leading international consulting firm, whose most recent report on the home fragrance industry referenced herein was published in 2006. References to Stax are to Stax Inc., a consulting firm whose candle and home fragrance report referenced herein was commissioned by a third party in 2006 and made available to us (the “Stax Report”). None of these publications were prepared on our behalf. While we believe that each of these sources is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

Equity Sponsor

Madison Dearborn Partners, LLC is a leading private equity investment firm based in Chicago, Illinois. Madison Dearborn Partners focuses on investments in several specific industries, including basic industries, communications, consumer, financial services and health care. Madison Dearborn Partners’ objective is to invest in companies with strong competitive characteristics that it believes have potential for significant long-term equity appreciation. To achieve this objective, Madison Dearborn Partners seeks to partner with outstanding management teams who have a solid understanding of their businesses and track records of building shareholder value.

Trademarks

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business, including Yankee® (for candles), Yankee Candle®, Housewarmer®, Illuminations®, Samplers®, Tarts®, Car Jars® and Aroma Naturals®.

Company Information

The Yankee Candle Company, Inc. and Merger Sub are Massachusetts corporations and Parent is a Delaware corporation. Our principal executive offices are located at 16 Yankee Candle Way, South Deerfield, Massachusetts 01373, and our telephone number is (413) 665-8306. Our website is www.yankeecandle.com. Information on our website shall not be deemed part of this prospectus.

Summary of the Exchange Offers

The Exchange Offer

The Initial Offering of Outstanding Notes

We sold the outstanding notes on February 6, 2007 to Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. We refer to these parties in this prospectus collectively as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A and Regulation S.

Registration Rights Agreement

Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offers

We are offering to exchange the exchange notes, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for your outstanding notes, which were issued on February 6, 2007 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	the exchange notes are being acquired in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2007.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2007, unless we decide to extend the expiration date.

Conditions to the Exchange Offers	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•

an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•

if the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•	a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•	if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on , 2007.

Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes. This statement represents the opinion of Kirkland & Ellis LLP, counsel to the registrants.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	HSBC Bank, USA, National Association is serving as the exchange agent in connection with the exchange offer.

Shelf Registration	In limited circumstances, holders of the outstanding notes may require us to register their notes under a shelf registration statement.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indentures. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Exchange Notes	$325,000,000 aggregate principal amount of 8 1/2% senior notes due 2015, Series B and $200,000,000 aggregate principal amount of 9 3/4% senior subordinated notes due 2017, Series B.

Maturity	The senior exchange notes will mature on February 15, 2015, and the senior subordinated exchange notes will mature on February 15, 2017.

Interest

The senior exchange notes will bear interest at 8 1/2% per year. Interest on the senior exchange notes will be payable in cash in arrears semi-annually on February 15 and August 15 of each year, beginning on August 15, 2007. The senior subordinated exchange notes will bear interest at 9 3/4% per year. Interest on the senior subordinated exchange notes will be payable in cash in arrears semi-annually on February 15 and August 15 of each year, beginning on August 15, 2007.

Guarantees

Our obligations under the senior exchange notes will be guaranteed on a senior unsecured basis, and our obligations under the senior subordinated exchange notes will be guaranteed on an unsecured senior subordinated basis, by Parent and our existing and future domestic subsidiaries. If we cannot make any payment on either or both series of notes, the guarantors must make the payment instead.

Ranking	The senior exchange notes and guarantees thereof will:

•

be effectively subordinate to all of our and the guarantors’ obligations under all secured indebtedness, including any borrowings under our new senior secured credit facility to the extent of the value of the assets securing such obligations, and be effectively subordinate to all obligations of each of our subsidiaries that is not a guarantor of the senior notes;

•	rank pari passu in right of payment with all of our and the guarantors’ existing and future unsecured senior indebtedness; and

•	rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness, including the senior subordinated exchange notes and the guarantees thereof.

The senior subordinated exchange notes and guarantees thereof will:

•

be effectively subordinate to all of our and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively subordinate to all obligations of each of our subsidiaries that is not a guarantor of the senior subordinated notes;

•

rank junior in right of payment to all of our and the guarantors’ existing and future senior indebtedness, including the senior exchange notes and any borrowings under our new senior secured credit facility;

•	rank pari passu in right of payment with all of our and the guarantors’ future unsecured, senior subordinated indebtedness; and

•	rank senior in right of payment to all of our and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the senior subordinated notes.

As of December 30, 2006, on a pro forma basis after giving effect to the Transactions, we would have had approximately $650.0 million aggregate principal amount of senior secured indebtedness outstanding, and an additional $123.7 million that we would have been able to borrow under our new senior secured credit facility (net of $1.3 million of issued and undrawn letters of credit), to which both series of notes would have been effectively subordinated to the extent of the value of the collateral; in addition, the senior subordinated notes would be subordinated in right of payment to $975.0 million of senior indebtedness consisting of the senior notes and amounts outstanding under our new senior secured credit facility.

Optional Redemption

We may redeem all or part of the senior exchange notes at any time prior to February 15, 2011 and may redeem all or part of the senior subordinated exchange notes at any time prior to February 15, 2012, in each case, by paying a make-whole premium. We may redeem all or a part of the senior exchange notes at any time on or after February 15, 2011 and may redeem all or a part of the senior subordinated exchange notes at any time on or after February 15, 2012, in each case at the redemption prices specified in “Description of Notes—Senior Notes—Optional Redemption” and “Description of Notes—Senior Subordinated Notes—Optional Redemption,” respectively.

Prior to February 15, 2010, we may redeem up to 35% of the aggregate principal amount of the senior exchange notes at 108.500% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of the senior exchange notes issued under the senior notes indenture remain outstanding after such redemption. See “Description of Notes—Senior Notes—Optional Redemption.”

Prior to February 15, 2010, we may redeem up to 35% of the aggregate principal amount of the senior subordinated exchange notes at 109.750% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of the senior subordinated exchange notes issued under the senior subordinated notes indenture remain outstanding after such redemption. See “Description of Notes—Senior Subordinated Notes—Optional Redemption.”

Change of Control

If a change of control occurs, each holder of exchange notes will have the right to require us to purchase all or a portion of its notes at 101% of the principal amount of the exchange notes on the date of purchase, plus any accrued and unpaid interest to the date of repurchase. See “Description of Notes—Senior Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Notes—Senior Subordinated Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indentures under which the outstanding notes were issued will govern the exchange notes. These indentures contain covenants limiting our ability and the ability of the restricted subsidiaries to:

•	incur additional debt;

•	pay dividends or make other distributions on our capital stock or repurchase our capital stock or subordinated indebtedness;

•	make investments or other specified restricted payments;

•	create liens;

•	sell assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	enter into mergers, consolidations and sales of substantially all assets.

Risk Factors

You should consider all of the information contained in or incorporated by reference into this prospectus before making an investment in the notes. In particular, you should consider the factors described under “Risk Factors” beginning on page 14.

Summary Historical Condensed Consolidated Financial Data

The following table sets forth our summary historical condensed consolidated financial data for the periods and at the dates indicated. We have derived the summary historical consolidated financial data, except for EBITDA, for the fifty-two weeks ended January 1, 2005, December 31, 2005 and December 30, 2006 from our audited financial statements appearing elsewhere in this prospectus.

This information is only a summary and should be read in conjunction with “Unaudited Proforma Condensed Consolidated Financial Statements,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

Fifty-Two Weeks Ended
January 1, 2005	December 31, 2005	December 30, 2006
(dollars in thousands)
Statement of Income Data:
Sales	$554,202	$601,181	$687,557
Cost of sales	230,519	257,455	297,338

Gross profit	323,683	343,726	390,219
Selling expenses	131,333	146,055	168,194
General and administrative expenses	53,023	57,366	73,135
Restructuring charge (credit)(1)	—	5,546	(397)

Income from operations	139,327	134,759	149,287
Net other expense	2,651	6,725	15,223

Income before provision for income taxes	136,676	128,034	134,064
Provision for income taxes	53,987	49,933	49,549

Net income	$82,689	$78,101	$84,515

Other Financial Data:
Net cash provided by (used in):
Operating activities	$122,061	$106,543	$144,045
Investing activities	(39,753)	(39,656)	(50,399)
Financing activities	(85,875)	(90,491)	(83,870)
Gross profit margin	58.4%	57.2%	56.8%
Depreciation and amortization	21,850	24,788	26,780
Capital expenditures	28,908	39,180	24,888
EBITDA(2)	161,584	159,615	175,600
Ratio of earnings to fixed charges(3)	12.0	x	9.0	x	6.4	x

Other Data:
Number of retail stores (at end of period)	345	390	420
Comparable store sales(4)	(1.8)%	(3.8)%	9.0%
Comparable sales including Consumer Direct(4)	(2.0)%	(2.3)%	10.4%
Number of wholesale locations	17,800	18,600	19,900
Rent expense	$25,109	$26,694	$28,892

(1)	During the fourth quarter of fiscal 2005, the Company initiated a restructuring plan to close 17 underperforming stores. In connection with this restructuring plan, a charge of $5,546 was recorded in the fourth quarter of 2005. Included in the restructuring charge was $2,404 related to lease termination costs, $2,559 related to non-cash fixed assets write-offs and other costs, and $583 in employee related costs. All of the 17 underperforming stores have been closed and we have reversed the remaining reserve of $(397) in the fourth quarter of fiscal 2006.

(2)

“EBITDA” is net income before net interest expense, income taxes, depreciation and amortization and amortization of deferred financing costs. We believe that the presentation of EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance and value of our business. We believe EBITDA is useful to investors because they help enable investors to evaluate our business and because EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. Management uses EBITDA as an additional tool to assess our operating performance. EBITDA, as adjusted for certain other costs, is used as a measurement for the calculation of management incentive compensation. EBITDA as presented in this prospectus is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner and therefore are not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been represented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In order to compensate for differences in the calculation of EBITDA across companies, EBITDA should be evaluated in conjunction with GAAP measures such as operating income, net income, cash flow from operations and other measures of equal importance.

EBITDA is calculated as follows:

	Fifty-Two Weeks Ended
	January 1, 2005	December 31, 2005	December 30, 2006
	(in thousands)
Net income	$82,689	$78,101	$84,515
Interest expense, net	4,139	7,227	15,328
Income taxes	53,987	49,933	49,549
Depreciation and amortization	21,850	24,788	26,780
Amortization of deferred financing costs	(1,081)	(434)	(572)

EBITDA	$161,584	$159,615	$175,600

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes plus fixed charges. Fixed charges include: interest expense, amortization of deferred financing costs and the portion of rental expense we believe is representative of the interest component of rent expense.

(4)	Comparable store sales represent a comparison of sales during the corresponding fiscal periods for stores in our comparable store sales base (excluding Illuminations). A store first enters our comparable store sales base in the fourteenth fiscal month of operation. We have relocated eight stores and had six store expansions or remodels over the last five years. In these instances, the stores were not excluded from our comparable store calculation due to the short period of time that the stores were closed. Permanently closed stores are excluded from the comparable store calculation beginning in the month in which the store closes.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this prospectus when deciding whether to participate in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risk Factors Associated with the Exchange Offers

Because there is no public market for the exchange notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risk Factors Related to the Exchange Notes

Our substantial indebtedness could have a material adverse effect on our financial condition and prevent us from fulfilling our obligations under the notes.

After giving effect to the Transactions and related use of proceeds, we have a substantial amount of debt, which requires significant interest and principal payments. After giving effect to the Transactions, as of December 30, 2006, we had $1,175.0 million of total debt outstanding. Subject to the limits contained in the indentures governing the senior notes and the senior subordinated notes and the new senior secured credit facility, we may be able to incur additional debt from time to time, including drawing on our new senior secured revolving credit facility, to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our business associated with our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•

requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments on our and our subsidiaries’ debt, which would reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

We and/or our subsidiaries may be able to incur substantial additional debt in the future in addition to the notes and the new senior secured credit facility. The addition of further debt to our current debt levels could intensify the leverage-related risks that we now face.

Our debt agreements contain restrictions on our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

The credit agreement governing our new senior secured credit facility and the indentures governing the notes contain, and agreements governing future debt issuances may contain, covenants that restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. The credit agreement and the indentures restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	pay dividends or make other distributions on our capital stock or repurchase our capital stock or subordinated indebtedness;

•	make investments or other specified restricted payments;

•	create liens;

•	sell assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	enter into mergers, consolidations and sales of substantially all assets.

In addition, the credit agreement related to our new senior secured credit facility requires us to satisfy a senior secured leverage ratio and to repay outstanding borrowings under such facility with proceeds we receive from certain sales of property or assets and specified future debt offerings. We cannot assure you that we will be able to maintain compliance with such covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Any breach of the covenants in the credit agreement or the indentures could result in a default of the obligations under such debt and cause a default under other debt. If there were an event of default under the credit agreement related to our new senior secured credit facility that was not cured or waived, the lenders under our new senior secured credit facility could cause all amounts outstanding with respect to the borrowings under our new senior secured credit facility to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our new senior secured credit facility and our obligations under the notes if accelerated upon an event of default. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our new senior secured credit facility, the lenders under our new senior secured credit facility could institute foreclosure proceedings against the assets securing borrowings under our new senior secured credit facility.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations, or future borrowings under our new senior secured credit facility, or from other sources, may not be available to us in an amount sufficient, to enable us to repay our indebtedness or to fund our other liquidity needs, including capital expenditure requirements. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. Our new senior secured credit facility and the indentures governing the notes restrict our ability to sell assets and use the proceeds from such sales. Additionally, we may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we cannot service our indebtedness, it could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business.

The notes are unsecured and are effectively subordinated to our secured indebtedness, including our new senior secured credit facility.

Our obligations under the notes and the guarantors’ obligations under the guarantees of the notes are not secured by any of our or our subsidiaries’ assets. Each indenture governing the notes permits us and our subsidiaries to incur secured indebtedness, including pursuant to our new senior secured credit facility, purchase money instruments and other forms of secured indebtedness. As a result, the notes and the guarantees are effectively subordinated to all of our and the guarantors’ secured indebtedness and other obligations to the extent of the value of the assets securing such obligations. As of December 30, 2006, after giving effect to the Transactions, we had $650.0 million of secured indebtedness and an additional $123.7 million of availability under our new senior secured credit facility, net of $1.3 million of issued and undrawn letters of credit. If we and the guarantors were to become insolvent or otherwise fail to make payments on the notes, holders of our and our guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes.

The senior subordinated notes rank junior in right of payment to the borrowing under our new senior secured credit facility and all other existing and future senior indebtedness, including the senior notes. The senior subordinated notes guarantees rank junior to the guarantors’ existing and future senior indebtedness, including guarantees of the new senior secured credit facility and the senior notes.

The senior subordinated notes are subordinate to all of our existing and future senior indebtedness, including the senior notes and borrowings under our new senior secured credit facility and the senior subordinated note guarantees are subordinate to the guarantors’ senior indebtedness, including the guarantees of the senior notes and of our borrowings under our new senior secured credit facility. As a result, upon any distribution to our creditors or the creditors of any guarantor in bankruptcy, liquidation or reorganization or similar proceeding relating to us or any guarantor or their respective property, the holders of our senior indebtedness and the senior indebtedness of any guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the senior subordinated notes or any senior subordinated notes guarantees.

In addition, all payments on the senior subordinated notes and any senior subordinated note guarantees will be blocked in the event of a payment default on senior indebtedness and in the event of certain non-payment defaults on our senior indebtedness.

Our UK subsidiary, Yankee Candle Company (Europe) Limited, is not a guarantor of the notes, and creditors of such subsidiary (including trade creditors) will generally be entitled to payment from the assets of such subsidiary before those assets can be distributed to the holders of the notes. As a result, the notes are structurally subordinated to all liabilities (including trade payables) of this non-guarantor subsidiary. In the future, additional existing or newly formed subsidiaries may not guarantee the notes, and accordingly, the notes will be structurally subordinated to the liabilities of any of those non-guarantor subsidiaries as well.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any guarantor, holders of the senior subordinated notes will participate with trade creditors and all other holders of senior subordinated indebtedness in the assets remaining after we or such guarantor, as the case may be, have paid all of our senior indebtedness. However, because the indenture governing the senior subordinated notes requires that amounts otherwise payable to holders of the senior subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the senior subordinated notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the senior subordinated notes guarantors may not have sufficient funds to pay all of our creditors, and holders of senior subordinated notes may receive less, ratably, than the holders of senior indebtedness.

As of December 30, 2006, after giving effect to the Transactions, the senior subordinated notes would have been subordinated to $975.0 million of senior indebtedness (excluding unused availability of senior indebtedness of approximately $123.7 million under our new senior secured revolving credit facility, net of $1.3 million of issued and undrawn letters of credit). We are permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the senior subordinated notes.

Despite current anticipated indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future.

Despite our current level of indebtedness, we may be able to incur substantial additional indebtedness, including additional secured indebtedness. Although the terms of the indentures and our new senior secured credit facility restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications including with respect to our ability to incur additional senior secured debt. If we or our subsidiaries incur additional indebtedness, the risks that we and they now face as a result of our leverage could intensify. If our financial condition or operating results deteriorate, our relations with our creditors, including the holders of the notes, the lenders under our new senior secured credit facility and our suppliers, may be materially and adversely affected.

Our ability to make payments on the notes depends on our ability to receive dividends or other distributions from our subsidiaries.

We are substantially dependent on dividends from our subsidiaries to make payments on the notes, and such dividends may be restricted by law or the instruments governing our indebtedness, including the indentures for the notes, the credit agreement for our new senior secured credit facility or other agreements of our subsidiaries.

You may not be able to determine when a change of control has occurred.

Under the indentures, within 30 days following the date on which a change of control occurs, we are required to send you and the trustee a notice of the offer to repurchase your notes. In some cases, such as, for example, a sale of substantially all of our assets, you may not be able to determine when a change of control giving rise to your right to have us repurchase notes has occurred, which may adversely affect your ability to enforce this provision of the indenture.

The terms of the exchange notes may not protect you if we enter into transactions including acquisitions, refinancings or other recapitalizations that would not constitute a change of control under the indenture.

We may enter into transactions including acquisitions, refinancings, recapitalizations or other highly leveraged transactions. Such a transaction may not be included in the definition of change of control in the indenture or otherwise restricted by the terms of the indenture but could increase the amount of indebtedness outstanding or otherwise affect our capital structure or credit ratings and may substantially impair our ability to repay the notes. In such an event, the indenture will not afford you protection from any adverse aspects of such transaction.

Fraudulent conveyance laws may adversely affect the validity and enforceability of the notes or the guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void claims related to the notes or to a subsidiary guarantee or subordinate claims related to the notes or to a subsidiary guarantee to all of our or such subsidiary guarantor’s other debts if, among other things, we or a subsidiary guarantor, at the time we or such subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration in exchange for the incurrence of such indebtedness; and

•	we were or it was insolvent or became insolvent as a result of such incurrence;

•

we were or it was engaged in a business or a transaction, or we were or it was about to engage in a business or a transaction for which our or such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or it would incur, debts that would be beyond our or such guarantor’s ability to pay such debts as they mature.

In addition, a court could avoid any payment by us or a subsidiary guarantor pursuant to the notes or a guarantee and require that such payment be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a subsidiary guarantor would be considered insolvent if:

•	the sum of our or its debts, including contingent liabilities, is greater than all of its assets at fair valuation;

•

the present fair saleable value of our or its assets is less than the amount that would be required to pay our or its probable liability on our or its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and the subsidiary guarantors will not be insolvent, will not have insufficient capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay as such debts mature.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantor’s conclusions in this regard.

We may not be able to purchase the notes upon a change of control, which would result in a default in the indentures governing the notes and would adversely affect our business and financial condition.

Upon a change of control, as defined in each indenture, subject to certain conditions, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our and our future subsidiaries’, if any, operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our new senior secured credit facility limit our ability to repurchase your notes and the indentures provide that certain change of control events constitute an event of default under the indentures. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our new senior secured credit facility and the indentures will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indentures. See “Description of Notes—Senior Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Notes—Senior Subordinated Notes—Repurchase at the Option of Holders—Change of Control” for additional information.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Risks Relating to Our Business

If we fail to grow our business as planned, our future operating results may suffer. As we grow, it will be difficult to maintain our historical growth rates.

We intend to continue to pursue a business strategy of increasing sales and earnings by expanding our retail and wholesale operations both in the United States and internationally. Because our ability to implement our growth strategy successfully will be dependent in part on factors beyond our control, including consumer preferences, macro-economic conditions, the competitive environment in the markets in which we compete and other factors, we may not be able to achieve our planned growth or sustain our financial performance. Our ability to anticipate changes in the candle, home fragrance and giftware industries, and identify industry trends, will be critical factors in our ability to grow as planned and remain competitive.

We expect that, as we continue to grow, it will become more difficult to maintain our historical growth rate, which could negatively impact our operating margins and results of operations. New stores typically generate lower operating margin contributions than mature stores because fixed costs, as a percentage of sales, are higher and because pre-opening costs are fully expensed in the year of opening. In addition, our retail sales generate lower margins than our wholesale sales. Our wholesale business has grown by increasing sales to existing customers and by adding new customers. If we are not able to continue this, our sales growth and profitability could be adversely affected. In addition, as we expand our wholesale business into new channels of trade that we believe to be appropriate, sales in some of these new channels may, for competitive reasons within the channels, generate lower margins than do our existing wholesale sales. Similarly, as we continue to broaden our product offerings in order to meet consumer demand, we may do so in part by adding products that have lower product margins than those of our core candle products. We cannot assure you that we will continue to grow at a rate comparable to our historic growth rate or that our historic financial performance will continue as we grow.

We may be unable to continue to open new stores successfully.

Our retail growth strategy depends in large part on our ability to successfully open new stores in both existing and new geographic markets. For our growth strategy to be successful, we must identify and lease favorable store sites on favorable economic terms, hire and train managers and associates and adapt management and operational systems to meet the needs of our expanded operations. These tasks may be difficult to accomplish successfully and any changes in the availability of suitable real estate locations on acceptable terms could adversely impact our retail growth. If we are unable to open new stores as quickly as planned, then our future sales and profits could be materially adversely affected. Even if we succeed in opening new stores, these new stores may not achieve the same sales or profit levels as our existing stores. Also, our retail growth strategy includes opening new stores in markets where we already have a presence so we can take advantage of economies of scale in marketing, distribution and supervision costs, or the opening of new malls or centers in the market. However, these new stores may result in the loss of sales in existing stores in nearby areas, thereby negatively impacting our comparable store sales. A decrease in our retail comparable store sales will have an adverse impact on our cash flows and earnings. This is due to the fact that a significant portion of our expenses are comprised of fixed costs, such as lease payments, and our ability to decrease expenses in response to negative comparable store sales is limited in the short term. If comparable store sales decline it will negatively impact earnings. Our retail growth strategy also depends upon our ability to successfully renew the expiring leases of our profitable existing stores. If we are unable to do so at planned levels and upon favorable economic terms, then our future sales and profits could be negatively affected.

We face significant competition in the giftware industry. This competition could cause our revenues or margins to fall short of expectations which could adversely affect our future operating results, financial condition and liquidity and our ability to continue to grow our business.

We compete generally for the disposable income of consumers with other producers and retailers in the giftware industry. The giftware industry is highly competitive with a large number of both large and small participants and relatively low barriers to entry. Our products compete with other scented and unscented candle, home fragrance and personal care products and with other gifts within a comparable price range, like boxes of candy, flowers, wine, fine soap and related merchandise. Our retail stores compete primarily with specialty candle retailers and a variety of other retailers including department stores, gift stores and national specialty retailers that carry candles along with personal care items, giftware and houseware. In addition, while we focus primarily on the premium scented candle segment, scented and unscented candles are also sold outside of that segment by a variety of retailers, including mass merchandisers. In our wholesale business, we compete with numerous manufacturers and importers of candles, home fragrance products and other home décor and gift items for the limited space available in our wholesale customer locations for the display and sale of such products to consumers. Some of our competitors are part of large, diversified companies which have greater financial resources and a wider range of product offerings than we do. Many of our competitors source their products from low cost manufacturers outside of the United States. This competitive environment could adversely affect our future revenues and profits, financial condition and liquidity and our ability to continue to grow our business.

A material decline in consumers’ discretionary income could cause our sales and income to decline.

Our results depend on consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty like that which followed the September 11, 2001 terrorist attacks on the United States or which result from the threat of war or the possibility of further terrorist attacks. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales and income.

Because we are not a diversified company and are effectively dependent upon one industry, we have less flexibility in reacting to unfavorable consumer trends, adverse economic conditions or business cycles.

We rely primarily on the sale of premium scented candles and related products in the giftware industry. In the event that sales of these products decline or do not meet our expectations, we cannot rely on the sales of other products to offset such a shortfall. As a significant portion of our expenses is comprised of fixed costs, such as lease payments, our ability to decrease expenses in response to adverse business conditions is limited in the short term. As a result, unfavorable consumer trends, adverse economic conditions or changes in the retail industry business cycle could have a material and adverse impact on our earnings.

If we lose our senior executive officers, or are unable to attract and retain the talent required for our business, our business could be disrupted and our financial performance could suffer.

Our success is in part dependent upon the retention of our senior executive officers. If our senior executive officers become unable or unwilling to participate in our business, our future business and financial performance could be materially affected. In addition, as our business grows in size and complexity we must be able to continue to attract, develop and retain qualified personnel sufficient to allow us to adequately manage and grow our business. If we are unable to do so, our operating results could be negatively impacted. We cannot guarantee that we will be able to attract and retain personnel as and when necessary in the future.

Many aspects of our manufacturing and distribution facilities are customized for our business; as a result, the loss of one of these facilities would disrupt our operations.

Approximately 71% of our 2006 sales were generated by products we manufacture at our manufacturing facility in Whately, Massachusetts and we rely primarily on our distribution facilities in South Deerfield, Massachusetts to distribute our products. Because most of our machinery is designed or customized by us to manufacture our products, and because we have strict quality control standards for our products, the loss of our manufacturing facility, due to natural disaster or otherwise, would materially affect our operations. Similarly, our distribution facilities rely upon customized machinery, systems and operations, the loss of which would materially affect our operations. Although our manufacturing and distribution facilities are adequately insured, we believe it would take up to twelve months to resume operations at a level equivalent to current operations.

Seasonal, quarterly and other fluctuations in our business, and general industry and market conditions, could affect our results of operations.

Our sales and operating results vary from quarter to quarter. We have historically realized higher sales and operating income in our fourth quarter, particularly in our retail business, which accounts for a larger portion of our sales. We believe that this has been due primarily to an increase in giftware industry sales during the holiday season of the fourth quarter. In addition, in anticipation of increased holiday sales activity, we incur certain significant incremental expenses, including the hiring of a substantial number of temporary employees to supplement our existing workforce. As a result of this seasonality, we believe that quarter to quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. In addition, we may also experience quarterly fluctuations in our sales and income depending on various factors, including, among other things, the number of new retail stores we open in a particular quarter, changes in the ordering patterns of our wholesale customers during a particular quarter, pricing and promotional activities of our competitors, and the mix of products sold. Most of our operating expenses, such as rent expense, advertising and promotional expense and employee wages and salaries, do not vary directly with sales and are difficult to adjust in the short term. As a result, if sales for a particular quarter are below our expectations, we might not be able to proportionately reduce operating expenses for that quarter, and therefore a sales shortfall could have a disproportionate effect on our operating results for that quarter. Further, our comparable store sales from our retail business in a particular quarter could be adversely affected by competition, the opening nearby of new retail stores or wholesale locations, economic or other general conditions or our inability to execute a particular business strategy. As a result of these factors, we may report in the future sales, operating results or comparable store sales that do not match the expectations of analysts and investors. This could cause the price of the notes to decline.

Sustained interruptions in the supply of products from overseas may affect our operating results.

We source various accessories and other products from East Asia. A sustained interruption of the operations of our suppliers, as a result of the impact of health epidemics, natural disasters such as the 2004 tsunami or other factors, could have an adverse effect on our ability to receive timely shipments of certain of our products, which might in turn negatively impact our operating results.

We are subject to a class action lawsuit in California.

A class action lawsuit has been filed against us for alleged violations of certain California state wage and hour and employment laws with respect to certain employees in our California retail stores. The discovery phase of the litigation has not yet begun. Procedural motions are currently pending in the applicable California courts, and the court has issued a “stay” order pending decisions on similar issues of law currently before other California courts. While we intend to vigorously defend ourselves against the allegations, pending any rulings on the outstanding procedural motions, it is too early in the litigation process for us to fully evaluate or predict the outcome of the litigation. An adverse outcome could potentially negatively impact our financial and operating results.

Further increases in oil prices will negatively impact our cost of goods sold and margins. Any shortages in refined oil supplies could impact our wax supply. Further increases in wax prices above the rate of inflation may also negatively impact our cost of goods sold and margins.

Since 2004 significant increases in the price of crude oil have negatively impacted our transportation and freight costs and have contributed to significant increases in the cost of various raw materials. This in turn negatively impacts our cost of goods sold and margins. In addition, we believe that rising oil prices and corresponding increases in raw materials and transportation costs negatively impact not only our business but consumer sentiment and the economy at large. Continued weakness in consumer confidence and the macro-economic environment could negatively impact our sales and earnings.

Wax is a petroleum-based product. Therefore, any shortages in refined oil supplies may impact our wax supply. In 2005, due to hurricanes in the Gulf Coast region and the closing and disruption of oil refineries located there, one of our primary wax suppliers placed us on allocation, whereby our wax purchases were allocated at the rate of seventy percent of 2004 purchases. While we took steps to manage this issue and mitigate any impacts, in 2005 the wax allocation had a negative impact on our ability to fulfill customer orders and our costs of production. While we are no longer on allocation, any future prolonged interruption or reduction in wax supplies could negatively impact our operations, sales and earnings.

Historically, the market price of wax has generally moved with inflation. However, since 2004 the price of wax has increased at a rate significantly above the rate of inflation. Future significant increases in wax prices could have an adverse affect on our cost of goods sold and could lower our margins.

Other factors may also cause our actual results to differ materially from our estimates and projections.

In addition to the foregoing, there are other factors which may cause our actual results to differ materially from our estimates and projections. Such factors include the following:

•	changes in levels of competition from our current competitors and potential new competition from both retail stores and alternative methods or channels of distribution;

•	loss of a significant vendor or prolonged disruption of product supply;

•

the successful introduction of new products and technologies in our product categories, including the frequency of such introductions, the level of consumer acceptance of new products and technologies, and their impact on demand for existing products and technologies;

•	the impact of changes in pricing and profit margins associated with our sourced products or raw materials;

•	changes in income tax laws or regulations, or in interpretations of existing income tax laws or regulations;

•

changes in the general economic conditions in the United States including, but not limited to, consumer debt levels, financial market performance, interest rates, consumer sentiment, inflation, commodity prices, unemployment and other factors that impact consumer confidence and spending;

•	adverse outcomes from significant litigation matters;

•	the imposition of additional restrictions or regulations regarding the sale of products we offer;

•	changes in our ability to attract, retain and develop highly-qualified employees or changes in the cost or availability of a sufficient labor force to manage and support our operations;

•	changes in our ability to meet objectives with regard to business acquisitions or new business ventures;

•	the occurrence of severe weather events prohibiting or discouraging consumers from traveling to retail or wholesale locations;

•	the disruption of global, national or regional transportation systems;

•	the occurrence of certain material events including natural disasters, acts of terrorism, the outbreak of war or other significant national or international events;

•	our ability to react in a timely manner and maintain our critical business processes and information systems capabilities in a disaster recovery situation; and

•	changes in our ability to manage our existing computer systems and technology infrastructures, and our ability to implement successfully new computer systems and technology infrastructures.

The interests of our controlling stockholders may conflict with your interests as a holder of the notes.

Private equity funds managed by Madison Dearborn Partners, LLC indirectly own substantially all of our common stock. The interests of these funds as equity holders may conflict with yours as a holder of outstanding notes. The controlling stockholders may have an incentive to increase the value of their investment or cause us to distribute funds to the detriment of our financial condition and affect our ability to make payments on the outstanding notes. In addition, these funds have the power to elect a majority of our Board of Directors and appoint new officers and management and, therefore, effectively control many other major decisions regarding our operations. Currently, three of our directors are employed by Madison Dearborn. For more information, see “Certain Relationships and Related Party Transactions.” Additionally, our controlling stockholders are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our controlling stockholders may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements that are based on current expectations, estimates, forecasts and projections about us and our future performance. Any such statements contained herein, including, without limitation, statements to the effect that The Yankee Candle Company, Inc. and its subsidiaries or its management “believes,” “expects,” “estimates,” “anticipates,” “assumes,” “plans,” “intends,” “seeks,” “projects,” “targets” and similar expressions, that relate to prospective events or developments should be considered forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above in “Risk Factors” and those set forth below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Management undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We, the parent and subsidiary guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on February 6, 2007. Under the registration rights agreement, we have agreed that we will:

(i)	file an exchange offer registration statement with the SEC with respect to an offer to exchange the outstanding notes for exchange notes having identical terms in all material respects to the notes offered hereby and which will evidence the same continuing indebtedness (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) within 210 calendar days after the closing of this offering;

(ii)	use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act within 30 calendar days of the filing of the exchange offer registration statement (or 90 days if reviewed by the SEC);

(iii)	use our commercially reasonable efforts to consummate the exchange offer within 45 calendar days after the effectiveness of the exchange offer registration statement; and

(iv)	keep the exchange offer open for at least 30 days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the notes.

In the event that (i) we do not file the exchange offer registration statement with the SEC within the time period required by the first paragraph of this “Exchange Offers” section, (ii) the exchange offer registration statement has not been declared effective within the time period required by the first paragraph of this “Exchange Offers” section or (iii) the exchange offer is not consummated and no shelf registration statement is declared effective within the time period required by the first paragraph of this “Exchange Offers” section, the interest rate borne by the notes will be increased by 0.25% per annum, beginning the day after the dates specified in clause (i), (ii) or (iii) above, as applicable. Thereafter, the interest rate borne by the notes will be increased by an additional 0.25% per annum for each 90-day period that elapses before additional interest ceases to accrue in accordance with the following sentence; provided that the aggregate increase in such annual interest rate may in no event exceed 1.00% per annum. Upon (x) the filing of the exchange offer registration statement (in the case of clause (i) above), (y) the effectiveness of the exchange offer registration statement (in the case of clause (ii) above) or (z) the consummation of the exchange offer or the effectiveness of a shelf registration statement, as the case may be (in the case of clause (iii) above), the interest rate borne by the notes will be reduced to the original interest rate if we are otherwise in compliance with this paragraph; provided, further, that if, after any such reduction in interest rate, a different event specified in clause (i), (ii) or (iii) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offers. We will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding notes accepted in the exchange offers. Any holder may tender some or all of its outstanding notes pursuant to the exchange offers. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•

the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offers, all of which rights will terminate when the exchange offers are terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indentures relating to the outstanding notes.

As of the date of this prospectus, $325,000,000 aggregate principal amount of the outstanding senior notes and $225,000,000 of the outstanding senior subordinated notes were outstanding. We have fixed the close of business on             , 2007 as the record date for the exchange offers for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indentures relating to the notes in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offers.

Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offers. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offers. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on                     , 2007, unless we, in our sole discretion, extend the exchange offers, in which case the term “expiration date” will mean the latest date and time to which the exchange offers are extended.

In order to extend the exchange offers, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offers or to terminate the exchange offers if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offers in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on August 15, 2007. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each February 15 and August 15 commencing on August 15, 2007.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offers. To tender in the exchange offers, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading “—Purpose and Effect of the Exchange offers.”

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offers, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

•	the tender is made through a member firm of the Medallion System;

•

prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

•

the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offers, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offers. Any notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn;

•

identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offers, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offers, terminate or amend the exchange offers as provided in this prospectus before the acceptance of the outstanding notes, if:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offers or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

•

any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offers or materially impair the contemplated benefits of the exchange offers to us; or

•	any governmental approval has not been obtained, which approval we, in our sold judgment, believe to be necessary for the consummation of the exchange offers as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offers and retain all outstanding notes tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offers and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

HSBC Bank, USA, National Association has been appointed as exchange agent for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:	Facsimile Transmission:
HSBC Bank, USA, National Association Corporate Trust & Loan Agency 2 Hanson Place, 14th Floor Brooklyn, New York 10217-1409 Attention: Corporate Trust Operations	(718) 488-4488 Attention: Corporate Trust Operations For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 662-9844

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offers. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offers. The expenses of the exchange offers will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offers will remain restricted securities. Accordingly, the outstanding notes may be resold only:

•	to us upon redemption thereof or otherwise;

•

so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act; or

•	pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offers for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

These exchange offers are intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

The gross proceeds from the offering were $525 million before deducting discounts to the initial purchasers and the fees and expenses of the offering of the outstanding notes. We used the net proceeds from the offering, together with borrowing under the new senior secured credit facility, proceeds from the cash equity contributions and existing cash, to pay the merger consideration and related fees and expenses.

CAPITALIZATION

The following table sets forth as of December 30, 2006 the cash and cash equivalents and capitalization of the Company on an actual basis and on a pro forma basis after giving effect to the Transactions. This table should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Statements”, “Use of Proceeds”, “Selected Historical Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Senior Secured Credit Facility” and our unaudited condensed consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

	As of December 30, 2006
	Actual	Pro Forma
	(in millions)
Cash and cash equivalents	$22.7	$—

Debt:
Existing debt	$140.0	$—
New senior secured revolving credit facility(1)	—	—
New senior secured term loan facility	—	650.0
Senior notes	—	325.0

Total senior debt	140.0	975.0
Senior subordinated notes	—	200.0

Total debt	140.0	1,175.0
Shareholders equity(2)	115.6	423.4

Total capitalization	$255.6	$1,598.4

(1)	We did not have any outstanding borrowings under our new $125.0 million senior secured revolving credit facility immediately following the consummation of the Transactions. However, issued and undrawn letters of credit in an aggregate amount of $1.3 million were outstanding under our new senior secured revolving credit facility as of the closing date.

(2)	Includes cash investments by Madison Dearborn and the Management Investors. See “Certain Relationships and Related Party Transactions—Management Equity Arrangements.” The actual amount of equity contributed at closing was dependent upon the amount of cash and debt on the closing date. Based upon our December 30, 2006 cash and debt balances, if the Transactions had occurred on December 30, 2006, we estimate that the amount of equity contributed would have been $423.4 million. The equity contributed on February 6, 2007 was approximately $433.1 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to our historical consolidated financial statements appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations data for the periods presented give effect to the Transactions as if they had been consummated on January 1, 2006. The unaudited pro forma condensed consolidated balance sheet data gives effect to the Transactions as if they had occurred on December 30, 2006. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The pro forma adjustments related to the purchase price allocation and financing of the Transactions are based on information obtained to date and may be subject to revision as additional information becomes available. The actual purchase accounting adjustments described in the accompanying notes will be made as of February 6, 2007, the closing date of the Transactions, and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements. Revisions to the preliminary purchase price allocation and financing of the Transactions may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, cost of sales, selling expenses, general and administrative expenses, depreciation and amortization and interest expense.

The unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date of any future period.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Selected Historical Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the unaudited condensed consolidated financial statements and the accompanying notes and the consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of December 30, 2006
	Historical	Adjustments		Pro Forma
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$22,773	$(22,773	)(a)	$—
Accounts receivable, net	33,769	—		33,769
Inventory	61,130	40,472	(b)	101,602
Prepaid expenses and other current assets	8,651	—		8,651
Deferred tax assets	5,872	(5,872	)(b)	—

Total current assets	132,195	11,827		144,022

Property, plant and equipment — net	140,603	14,391	(b)	154,994
Marketable securities	2,021	—		2,021
Deferred tax assets	67,288	(67,288	)(b)	—
Goodwill	13,852	1,113,342	(b)	1,127,194
Intangible assets	16,220	403,280	(b)	419,500
Other assets	743	32,088	(b)	32,831

Total assets	$372,922	$1,507,640		$1,880,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,052	$67,600	(b)	$93,652
Accrued payroll	19,802	—		19,802
Accrued income taxes	26,600	—		26,600
Accrued purchases of property and equipment	3,515	—		3,515
Deferred tax liability	—	9,962	(b)	9,962
Accrued sales tax	5,168	—		5,168
Other accrued liabilities	16,763	—		16,763

Total current liabilities	97,900	77,562		175,462

Deferred compensation obligation	2,213	(2,213	)(b)	—
Long-term debt	140,000	1,035,000	(a)	1,175,000
Deferred rent	17,244	(10,946	)(b)	6,298
Deferred tax liability	—	100,409	(b)	100,409
Commitments and contingencies
Total stockholders’ equity	115,565	307,828	(a)(c)	423,393

Total liabilities and stockholders’ equity	$372,922	$1,507,640		$1,880,562

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands except per share data)

(a)	The unaudited pro forma condensed consolidated balance sheet reflects the incurrence and assumption of debt, contribution of equity, payment of acquisition consideration to the selling stockholders and the payment of fees and expenses in connection with the Transactions as if they had occurred on December 30, 2006 as follows:

Sources of Funds	Amount	Uses of Funds	Amount
	(in thousands)		(in thousands)
Cash and cash equivalents	$22,700	Equity purchase price(3)	$1,413,500
Senior secured revolving credit facility(1)	—	Refinance existing debt	140,000
		Fees and expenses(4)	67,600
Senior secured term loan facility	650,000
Senior notes	325,000
Senior subordinated notes	200,000
Equity(2)	423,400

Total sources	$1,621,100	Total uses	$1,621,100

(1)	We had no outstanding borrowings under our new $125,000 senior secured revolving credit facility immediately following the consummation of the Transactions on February 6, 2007. However, issued and undrawn letters of credit in an aggregate amount of approximately $1,300 were outstanding under our new senior secured revolving credit facility as of the closing date.

(2)	Includes cash investments by Madison Dearborn and the Management Investors. See “Certain Relationships and Related Party Transactions—Management Equity Arrangements.” The actual amount of equity contributed at closing depended on the amount of cash and debt on the closing date. Based upon our December 30, 2006 cash and debt balances, if the Transactions had occurred on December 30, 2006, we estimate that the amount of equity contributed would have been approximately $423,400. The equity contributed on February 6, 2007 was approximately $433,100.

(3)	Based on a per share price of $34.75 and includes cash payments in respect of outstanding common stock, vested and unvested options, restricted shares, performance shares and dividend equivalent payments.

(4)	Reflects fees and expenses associated with the Transactions. Consists of $32,100 of deferred financing fees and $35,500 of direct acquisition expenses, including commitment and placement fees, a financial advisory fee and other transactional fees and expenses, including legal, accounting and other costs and professional fees. See “Certain Relationships and Related Party Transactions—Payments to Madison Dearborn.” Excludes potential special retention bonuses of up to $2,500 payable to participating employees who remain employed by us through the date three months following the Transactions. See “Management—Special Retention Bonus Plan Upon Completion of the Transactions.”

(b)	The Transactions will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The pro forma adjustments reflect the Transactions and purchase accounting adjustments as follows:

Purchase price	$1,621,166
Less: Book value of net assets acquired	115,565

Excess of purchase price over book value of net assets acquired	$1,505,601

Allocation to deferred financing costs that will be amortized over the related term of the debt	$32,088
Allocation to fair value of inventory(1)	40,472
Allocation to fair value of intangible assets(2)	403,280
Allocation to fair value of property and equipment(3)	14,391
Allocation to deferred rent(4)	10,946
Outstanding historical debt	140,000
Decrease in deferred compensation obligation	2,213
Increase in accounts payable	(67,600)
Allocation to deferred tax liability related to step-up in basis of inventory, intangible assets, property, plant and equipment and deferred rent	(183,531)
Allocation to goodwill(5)	1,113,342

Total allocation	$1,505,601

In calculating the pro forma adjustments, the purchase price has been allocated on a preliminary basis. We are in the process of evaluating the fair value of tangible and intangible assets acquired and liabilities assumed. Therefore, the purchase price allocation is subject to adjustment and such adjustments may be material.

(1)	Represents the estimated purchase accounting adjustment to value inventories at estimated selling prices as of December 30, 2006, less the aggregate estimated costs to complete manufacture, disposal and a profit allowance for the selling effort.

(2)	The following table is a summary of the pre-acquisition balance and the estimated fair value adjustment to intangible assets:

	Historical	Pro Forma Adjustments	Pro Forma	Useful Life (in years)
	(in thousands)
Tradenames*	$12,620	$342,180	$354,800	NA
Deferred financing costs	596	(596)	—	7 –10
Customer lists	1,629	63,071	64,700	3 – 5
Non-competes	467	(467)	—	—
Favorable lease agreements	691	(691)	—	—
Trademarks	38	(38)	—	—
Formulas	179	(179)	—	—

	$16,220	$403,280	$419,500

*	Not currently amortized as tradenames are considered to have indefinite lives.

(3)	Represents the estimated purchase accounting adjustment to value property, plant and equipment to estimated fair values.

(4)	Represents the estimated purchase accounting adjustment to value leasehold interests to their estimated fair value.

(5)	Represents the preliminary excess of purchase price over the fair values of assets acquired and liabilities assumed as a result of the Transactions. The goodwill will not be deductible for income tax purposes.

(c)	Represents the elimination of historical stockholders’ equity ($115,565) and the pro forma equity contribution of $423,393.

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Fifty-Two Weeks Ended December 30, 2006
	Historical	Adjustments		Pro Forma
	(in thousands)
Sales	$687,557	$—		$687,557
Cost of sales	297,338	39,255	(a)	336,593

Gross profit	390,219	(39,255)		350,964

Operating expenses:
Selling expenses	168,194	19,089	(b)	187,283
General and administrative expenses	73,135	331	(c)	73,466
Restructuring (credit)	(397)	—		(397)

Total operating expenses	240,932	19,420		260,352

Income from operations	149,287	(58,675)		90,612

Other (income) expense:
Interest income	(30)	—		(30)
Interest expense	15,358	84,890	(d)	100,248
Other income	(105)	—		(105)

Total other expense	15,223	84,890		100,113

Income (loss) before provision for income taxes	134,064	(143,565)		(9,501)
Provision (benefit) for income taxes	49,549	(56,170	)(e)	(6,621)

Net income (loss)	$84,515	$(87,395)		$(2,880)

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(a)	Represents the following adjustments to cost of sales:

Fifty-Two Weeks Ended December 30, 2006

(in thousands)
Inventory purchase accounting adjustment	$40,472
Depreciation expense(1)	(1,217)

Total pro forma adjustment	$39,255

(1)	Represents adjustments to reflect the differences in depreciation expense we have historically recorded and what we would have recorded during the same periods resulting from the $14,391 increase in the basis of property and equipment acquired based on estimated useful lives of one to twenty-six years.

Fifty-Two Weeks Ended December 30, 2006

(in thousands)
Depreciation, historical	$6,370
Depreciation, after adjustments	5,153

Decreased expense	$(1,217)

(b)	Represents the following adjustments to selling expenses:

Fifty-Two Weeks Ended December 30, 2006

(in thousands)
Amortization expense(1)	$12,161
Depreciation expense(2)	2,892
Rent expense(3)	4,036

Total pro forma adjustment	$19,089

(1)	Represents adjustments to reflect the differences in amortization expense we have historically recorded and what we would have recorded during the same periods resulting from the increase in the estimated fair values of intangible assets.

Fifty-Two Weeks Ended December 30, 2006

(in thousands)
Amortization historical	$1,206
Amortization, after adjustments	13,367

Additional expense	$12,161

(2)	Represents adjustments to reflect the differences in depreciation expense we have historically recorded and what we would have recorded during the same periods resulting from the $14,391 increase in the basis of property and equipment acquired based on estimated useful lives of one to twenty-six years.

Fifty-Two Weeks Ended December 30, 2006

(in thousands)
Depreciation, historical	$13,520
Depreciation, after adjustments	16,412

Additional expense	$2,892

(3)	Represents the impact of purchase accounting on non-cash rent expense and the amortization of unfavorable leasehold interests. We calculate rent expense on a straight-line basis over the lease term. As a result of the Transactions and resulting purchase accounting treatment, we recalculated rent expense on a straight-line basis over the remaining lease terms.

Fifty-Two Weeks Ended December 30, 2006

(in thousands)
Non-cash rent expense, historical	$1,020
Non-cash rent expense, after adjustments	5,056

Additional expense	$4,036

(c)	Represents the following adjustments to general and administrative expenses:

Fifty-Two Weeks Ended December 30, 2006

(in thousands)
Depreciation expense(1)	$(1,169)
Annual advisory fee(2)	1,500

Total pro forma adjustment	$331

(1)	Represents adjustments to reflect the differences in depreciation expense we have historically recorded and what we would have recorded during the same periods resulting from the $37,642 increase in the basis of property and equipment acquired based on estimated useful lives of one to twenty-six years.

Fifty-Two Weeks Ended December 30, 2006

(in thousands)
Depreciation, historical	$5,295
Depreciation, after adjustments	4,126

Decreased expense	$(1,169)

(2)	Represents the new annual advisory fee ($1,500) to be paid to an affiliate of Madison Dearborn Partners, LLC in accordance with the new management services agreement.

(d)	To reflect the adjustments to interest expense as a result of (i) the increase in annual interest expense associated with $650,000 of variable rate debt under the term loan facility portion of our new senior secured credit facility at a rate of 2.0% plus LIBOR (based on a LIBOR rate of 5.4%), (ii) the increase in annual interest expense associated with the $525,000 of notes, and (iii) the decrease in annual interest expense associated with the repayment of our existing senior credit facility.

Fifty-Two Weeks Ended December 30, 2006

(in thousands)
Interest expense on our senior secured credit facilities and the notes	$94,705
Undrawn facility fee for senior secured revolving credit facility	625
Amortization of deferred financing costs	4,109
Write off of existing deferred financing fees	596
Elimination of interest expense related to repaid debt	(15,145)

Net interest expense adjustments	$84,890

(e)	To reflect the tax effect of the pro forma inventory, amortization, interest, rent and depreciation adjustments, using a combined federal, state and foreign statutory tax rate of 39.125%.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data. We have derived the selected historical consolidated financial data as of December 31, 2005 and December 30, 2006 and for the fifty-two weeks ended January 1, 2005, December 31, 2005 and December 30, 2006 from our audited financial statements appearing elsewhere in this prospectus. The selected historical consolidated financial data as of December 28, 2002, January 3, 2004 and January 1, 2005 and for the fifty-two weeks ended December 28, 2002 and fifty-three weeks ended January 3, 2004 have been derived from our audited consolidated financial statements for such years, which are not included in this prospectus. The selected historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and the accompanying notes and our unaudited condensed consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

Fifty-Two Weeks Ended December 28, 2002	Fifty-Three Weeks Ended January 3, 2004	Fifty-Two Weeks Ended
January 1, 2005	December 31, 2005	December 30, 2006
(dollars in thousands)
Statement of Income Data:
Sales	$444,842	$508,637	$554,202	$601,181	$687,557
Cost of sales	194,748	215,316	230,519	257,455	297,338

Gross profit	250,094	293,321	323,683	343,726	390,219
Selling expenses	96,714	115,777	131,333	146,055	168,194
General and administrative expenses	43,549	50,561	53,023	57,366	73,135
Restructuring charge (credit)(1)	—	—	—	5,546	(397)

Income from operations	109,831	126,983	139,327	134,759	149,287
Net other expense	4,415	3,370	2,651	6,725	15,223

Income before provision for income taxes	105,416	123,613	136,676	128,034	134,064
Provision for income taxes	41,437	48,827	53,987	49,933	49,549

Net income	$63,979	$74,786	$82,689	$78,101	$84,515

Other Financial Data:
Net cash provided by (used in):
Operating activities	$91,815	$113,697	$122,061	$106,543	$144,045
Investing activities	(24,153)	(21,764)	(39,753)	(39,656)	(50,399)
Financing activities	(54,565)	(94,435)	(85,875)	(90,491)	(83,870)
Gross profit margin	56.2%	57.7%	58.4%	57.2%	56.8%
Depreciation and amortization	17,347	19,440	21,850	24,788	26,780
Capital expenditures	25,867	22,023	28,908	39,180	24,888
EBITDA(2)	126,484	145,724	161,584	159,615	175,600
EBITDA Margin(2)(3)	28.4%	28.7%	29.2%	26.6%	25.5%
Ratio of earnings to fixed charges(4)	10.4	x	12.1	x	12.0	x	9.0	x	6.4	x

Other Data:
Number of retail stores (at end of period)	239	286	345	390	420
Comparable store sales(5)	(6.3)%	(4.2)%	(1.8)%	(3.8)%	9.0%
Comparable sales including Consumer Direct	(4.4)%	(3.8)%	(2.0)%	(2.3)%	10.4%
Number of wholesale locations	15,750	16,900	17,800	18,600	19,900
Rent expense	$19,185	$22,282	$25,109	$26,694	$28,892

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$43,689	$40,730	$36,424	$12,655	$22,773
Working capital	17,182	(22,165)	44,107	35,982	34,295
Total assets	340,643	334,681	346,359	355,134	372,922
Total debt	60,600	65,000	75,000	178,000	140,000
Total stockholders’ equity	212,912	190,273	179,663	68,144	115,565

(1)	During the fourth quarter of fiscal 2005, the Company initiated a restructuring plan to close 17 underperforming stores. In connection with this restructuring plan, a charge of $5,546 was recorded in the fourth quarter of 2005. Included in the restructuring charge was $2,404 related to lease termination costs, $2,559 related to non-cash fixed assets write-offs and other costs, and $583 in employee related costs. All of the 17 underperforming stores have been closed and we have reversed the remaining reserve of $(397) in the fourth quarter of fiscal 2006.

(2)	“EBITDA” is net income before net interest expense, income taxes, depreciation and amortization and amortization of deferred financing costs. We believe that the presentation of EBITDA will provide useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance and value of our business. We believe EBITDA is useful to investors because it helps enable investors to evaluate our business and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. Management uses EBITDA as an additional tool to assess our operating performance. EBITDA, as adjusted for certain other costs, is used as a measurement for the calculation of management incentive compensation. EBITDA as presented in this prospectus is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner and therefore is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been represented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In order to compensate for differences in the calculation of EBITDA across companies, EBITDA should be evaluated in conjunction with GAAP measures such as operating income, net income, cash flow from operations and other measures of equal importance.

EBITDA is calculated as follows:

	Fifty-Two Weeks Ended December 28, 2002	Fifty-Three Weeks Ended January 3, 2004	Fifty-Two Weeks Ended
			January 1, 2005	December 31, 2005	December 30, 2006
	(in thousands)
Net income	$63,979	$74,786	$82,689	$78,101	$84,515
Interest expense, net	4,835	3,795	4,139	7,227	15,328
Income taxes	41,437	48,827	53,987	49,933	49,549
Depreciation and amortization	17,347	19,440	21,850	24,788	26,780
Amortization of deferred financing costs	(1,114)	(1,124)	(1,081)	(434)	(572)

EBITDA	$126,484	$145,724	$161,584	$159,615	$175,600

(3)	EBITDA margin for any period is calculated by dividing EBITDA for such period by total sales for such period.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes plus fixed charges. Fixed charges include: interest expense; amortization of deferred financing costs and the portion of rental expense we believe is representative of the interest component of rent expense.

(5)	Comparable store sales represent a comparison of sales during the corresponding fiscal periods of stores in our comparable stores sales base (excluding Illuminations). A store first enters our comparable store sales base in the fourteenth fiscal month of operation. We have relocated eight stores and had six store expansions or remodels over the last five years. In these instances, the stores were not excluded from our comparable store calculation due to the short period of time that the stores were closed. Permanently closed stores are excluded from the comparable store calculation beginning in the month in which the store closes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the “Selected Historical Financial Data” sections of this prospectus and our consolidated financial statements and the accompanying notes to those statements appearing elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

The following discussion and analysis of our historical consolidated financial statements covers periods before the consummation of the Transactions and, accordingly, does not reflect the significant impact the Transactions will have on us.

Overview

General

Our multi-channel distribution strategy enables us to offer Yankee Candle® products through a wide variety of location and venues. In North America, we sell our products through an extensive and growing wholesale customer network and through our growing retail store base located primarily in shopping malls. As of December 30, 2006, we operated 420 specialty retail stores (including 16 Illuminations stores) and supplied approximately 19,900 wholesale locations, including our European operations. We own and operate a 90,000 square foot flagship store in South Deerfield, Massachusetts and a 42,000 square foot flagship store in Williamsburg, Virginia. We also sell our products directly to consumers through our consumer direct mail catalogs and our Internet web sites at www.yankeecandle.com and www.illuminations.com. Outside of North America, we sell our products through international distributors and to our international wholesale customer network of approximately 2,500 locations through our distribution center located in Bristol, England.

Due to the seasonal nature of our business, interim results are not necessarily indicative of results for the entire fiscal year. Our revenue and earnings are typically greater during our fiscal fourth quarter, which includes the majority of the holiday selling season.

Impact of the Transactions

Overview of Merger

On February 6, 2007, Holdings acquired all of the outstanding capital stock of The Yankee Candle Company, Inc. for approximately $1,413.5 million in cash. Holdings is owned by Madison Dearborn and the Management Investors, who we collectively refer to as the “equity investors.”

Effects on Our Financial Statements

Purchase Accounting. Our financial statements in the future will vary in important respects from the historical consolidated financial statements contained in this prospectus. We will account for the merger using the purchase method of accounting. As a result, the purchase price for The Yankee Candle Company, Inc. of approximately $1,413.5 million, plus related transaction expenses, will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the acquisition. The excess of the purchase price over these allocations will be assigned to goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually. The allocation of the purchase price of the assets acquired in the acquisition will result in an increase in amortization and depreciation expense relating to our acquired intangible assets and manufacturing assets, because we will record the fair value of the acquired intangible assets and adjust the book value of the acquired manufacturing assets to fair value. We will extend the remaining depreciable lives of the manufacturing assets to reflect the estimated useful lives for purposes of calculating periodic depreciation, and we will amortize certain of the intangible assets over their estimated useful lives. We will also adjust the value of the inventory to fair value as of February 6, 2007, which will increase the costs and expenses recognized by us upon the sale of this acquired inventory. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Increased Leverage. As of December 30, 2006, after giving pro forma effect to the Transactions, we had approximately $1,175.0 million of outstanding indebtedness, including approximately $650.0 million of indebtedness under our new senior secured credit facility (excluding unused availability of $123.7 under our new senior secured revolving credit facility, net of $1.3 million of issued and undrawn letters of credit) and the $525.0 million of the outstanding notes. For the fifty-two weeks ended December 30, 2006, our pro forma interest expense would have been $100.2 million. See “Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data.” As a result of the Transactions, we are a highly leveraged company and our interest expense has increased significantly in the periods following the consummation of the Transactions. Our large amount of indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities since a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, and this may place us at a competitive disadvantage as some of our competitors are less leveraged. Our leverage may make us more vulnerable to a downturn in our business, industry or the economy in general. See “Risk Factors.”

Performance Measures

We measure the performance of our retail and wholesale segments through a segment profit calculation, which specifically identifies not only gross profit on the sales of products through the two segments but also selling costs and expenses specifically related to each segment.

Fluctuations in Quarterly Operating Results

We have experienced, and may experience in the future, fluctuations in our quarterly operating results. There are numerous factors that can contribute to these fluctuations; however, the principal factors are seasonality, new store openings and the addition of new wholesale accounts.

Seasonality. We have historically realized higher revenues and operating income in our fourth quarter, particularly in our retail business. This has been primarily due to increased sales in the giftware industry during the holiday season of the fourth quarter.

New Store Openings. The timing of our new store openings may also have an impact on our quarterly results. First, we incur certain one-time expenses related to opening each new store. These expenses, which consist primarily of occupancy, salaries, supplies and marketing costs, are expensed as incurred. Second, most store expenses vary proportionately with sales, but there is a fixed cost component. This typically results in lower store profitability when a new store opens because new stores generally have lower sales than mature stores. Due to both of these factors, during periods when new store openings as a percentage of the base are higher, operating profit may decline in dollars and/or as a percentage of sales. As the overall store base matures, the fixed cost component of selling expenses is spread over an increased level of sales, assuming sales increase as stores age, resulting in a decrease in selling and other expenses as a percentage of sales.

New Wholesale Accounts. The timing of new wholesale accounts may have an impact on our quarterly results due to the size of initial opening orders.

Results of Operations

The following table sets forth the various components of our consolidated and condensed consolidated statements of operations, expressed as a percentage of net sales, for the periods indicated that are used in connection with the discussion herein.

	Fifty-Two Weeks Ended
	January 1, 2005	December 31, 2005	December 30, 2006
Statement of Operations Data:
Net sales:
Wholesale	48.8%	49.4%	46.1%
Retail	51.2%	50.6%	53.9%

Total net sales	100.0%	100.0%	100.0%
Cost of sales	41.6%	42.8%	43.2%

Gross profit	58.4%	57.2%	56.8%
Selling expenses	23.7%	24.3%	24.5%
General and administrative expenses	9.6%	9.5%	10.6%
Restructuring charge	0.0%	1.0%	0.0%

Income from operations	25.1%	22.4%	21.7%
Net other expense	0.4%	1.1%	2.2%

Income before provision for income taxes	24.7%	21.3%	19.5%
Provision for income taxes	9.8%	8.3%	7.2%

Net income	14.9%	13.0%	12.3%

Fifty-Two Weeks Ended December 30, 2006 (“2006”) Compared with Fifty-Two Weeks Ended December 31, 2005 (“2005”)

Sales

Sales increased 14% to $687.6 million in 2006 from $601.2 million in 2005.

Retail Sales

Retail sales increased 22% to $370.4 million in 2006 from $304.1 million for 2005. The increase in retail sales was achieved primarily through increased comparable store sales of $24.1 million, the increased sales attributable to stores opened in 2005 that have not entered the comparable store base (which in 2005 were open for less than a full year) of approximately $19.6 million, sales attributable to the Illuminations stores acquired in July 2006 of $12.8 million, sales attributable to new stores opened in 2006 of $9.5 million, an increase in our catalog and Internet sales of $6.1 million, offset in part by a decrease in revenue of $5.1 million related to the 17 stores closed as a part of the 2005 restructuring plan and a decrease in gift card breakage income of $0.7 million.

Comparable store and catalog and Internet sales in 2006 increased 10.4% compared to 2005. Retail comparable store sales in 2006 increased 9.0% compared to 2005. Comparable store sales represent a comparison of sales during the corresponding fiscal periods on stores in our comparable stores sales base. A store first enters our comparable store sales base in the fourteenth fiscal month of operation. There were 373 stores included in the comparable store base at the end of 2006, and 51 of these stores were included for less than a full year. The Company has relocated eight stores and had six store expansions or remodels over the last five years. In these instances, the stores were not excluded from our comparable store calculation due to the short period of time that the stores were closed. Permanently closed stores are excluded from the comparable store calculation beginning in the month in which the store closes.

Wholesale Sales

Wholesale sales, including European operations, increased 7% to $317.1 million in 2006 from $297.1 million for 2005. This growth was primarily achieved by sales from wholesale locations opened during the last 12 months of approximately $26.5 million, increased sales in our European operations of approximately $5.9 million, an increase in sales at our Aroma Naturals division of $3.3 million and increased sales at our GBI fundraising division of $1.5 million, offset in part by a $9.6 million decrease in sales from wholesale locations opened prior to January 1, 2006 and the absence of sales to closed or inactive accounts which had accounted for approximately $7.6 million of the prior year sales.

Gross Profit

Gross profit is sales less cost of sales. Included within cost of sales are the cost of the merchandise we sell through our retail and wholesale segments, inbound and outbound freight costs, the operational costs of our distribution facilities, which include receiving costs, inspection and warehousing costs, and salaries and expenses incurred by the Company’s buying and merchandising operations.

Gross profit increased 14% to $390.2 million in 2006 from $343.7 million in 2005. As a percentage of sales, gross profit decreased to 56.8% in 2006 from 57.2% in 2005.

Retail Gross Profit. Retail gross profit dollars increased 21% to $245.7 million in 2006 from $202.4 million in 2005. The increase in retail gross profit dollars was primarily attributable to increased sales in our Yankee Candle stores which contributed approximately $28.2 million of the increase, the impact of the price increases initiated on selected products during the fourth quarter of fiscal 2005 and third quarter of fiscal 2006 which contributed approximately $21.1 million of the increase, and the acquisition of Illuminations which contributed approximately $5.8 million of the increase, offset in part by increased promotional activity of $9.9 million, and increased costs in supply chain operations of approximately $1.9 million, primarily driven by increased wax and freight costs. As a percentage of sales, retail gross profit decreased to 66.3% in 2006 from 66.6% in 2005. The decrease in retail gross profit rate was primarily the result of increased promotional activity of 1.1%, the addition of our Illuminations division which negatively impacted our retail gross profit by approximately 0.7%, increased costs in our supply chain operations of 0.8%, primarily driven by increased wax and freight costs, and offset in part by the impact of the price increases initiated on selected products during the fourth quarter of fiscal 2005 and third quarter of fiscal 2006 of approximately 2.0% and a favorable change in the merchandise rate and mix of 0.3%.

Wholesale Gross Profit. Wholesale gross profit increased 2% to $144.5 million in 2006 from $141.3 million in 2005. The increase in wholesale gross profit dollars was primarily attributable to price increases initiated on selected products during the fourth quarter of fiscal 2005 and third quarter of fiscal 2006 which contributed approximately $17.5 million and increased sales in our wholesale channel which contributed approximately $7.2 million offset in part by the impact of increased promotional activity of $12.6 million and increased costs in our supply chain operations of approximately $8.9 million primarily driven by increased wax and freight costs. As a percentage of sales, wholesale gross profit decreased to 45.6% in 2006 from 47.6% in 2005. The decrease in wholesale gross profit rate was primarily the result of increased promotional activity of approximately 2.7%, an adverse change in our wholesale merchandise rate and mix of approximately 1.5%, and increased costs in our supply chain operations of approximately 1.0%, primarily driven by increased wax and freight costs, offset in part by a 3.2% increase attributable to the price increases initiated on selected products during the fourth quarter of fiscal 2005 and third quarter of fiscal 2006.

Selling Expenses

Selling expenses increased 15% to $168.2 million in 2006 from $146.1 million in 2005. These expenses are related to both wholesale and retail operations and consist of payroll, occupancy, advertising and other operating costs, as well as pre-opening costs, which are expensed as incurred. As a percentage of sales, selling expenses were 24.5% in 2006 and 24.3% in 2005.

Retail Selling Expenses. Retail selling expenses increased 15% to $145.4 million in 2006 from $126.8 million in 2005. The increase in retail selling expenses in dollars was primarily related to the 28 new retail stores opened in 2006 and the 53 new retail stores opened in 2005 of approximately $14.4 million and the addition of our Illuminations stores of approximately $6.7 million. As a percentage of retail sales, retail selling expenses decreased to 39.3% in 2006 from 41.7% in 2005. The decrease in selling expense rate was primarily due to the leveraging of selling expenses by 3.5% as a result of increased comparable retail sales and the price benefit initiated on selected products during the fourth quarter of fiscal 2005 and third quarter of 2006, and the closure of the stores identified in the 2005 restructuring which decreased our selling expense rate by approximately 0.6%, offset in part by the increase in selling expenses as a result of the Illuminations acquisition of 0.5%, increased promotional expenses of 0.6% and the increase in selling expenses related to our two most recent store classes, 2006 and 2005, of 0.6%. These two store classes are considered immature stores, which are generally stores that are less than three years old. Immature stores typically generate higher selling expenses as a percentage of sales than stores that have been open for more than three years since fixed costs, as a percent of sales, are higher in the early sales maturation period.

Wholesale Selling Expenses. Wholesale selling expenses increased 18% to $22.8 million in 2006 from $19.2 million in 2005. As a percentage of wholesale sales, wholesale selling expenses were 7.2% and 6.5% in 2006 and 2005, respectively. The increase in wholesale selling expenses in dollars was primarily the result of $1.8 million of increased costs associated with Aroma Naturals, Inc., $0.9 million of increased selling expenses related to our European operations, and $0.7 million of increased selling expenses associated with our domestic wholesale operations. The increase in wholesale selling expense as a percentage of wholesale sales was primarily attributable to increased costs associated with our Aroma Naturals business of approximately 0.5% and our European operations of approximately 0.1% which have a higher selling expense structure than our core wholesale business.

Segment Profitability

Segment profitability is sales less cost of sales and selling expenses.

Retail Operations. Segment profitability for our retail operations was $100.2 million or 27.1% of retail sales in 2006 compared to $75.5 million or 24.8% of retail sales in 2005. The increase in retail segment profitability in dollars for 2006 was primarily attributable to increased sales in our Yankee Candle stores which contributed approximately $28.2 million of the increase and the impact of the price increases initiated on selected products during the fourth quarter of fiscal 2005 and third quarter of fiscal 2006 which contributed approximately $21.1 million of the increase, offset in part by increased selling expenses, excluding Illuminations, of approximately $11.9 million, increased promotional activity of $9.9 million, increased costs in supply chain operations of approximately $1.9 million, primarily driven by increased wax and freight costs, and the acquisition of Illuminations which decreased segment profit by approximately $0.9 million.

The increase in retail segment profitability in rate was primarily attributable to a decrease in our selling expense rate of approximately 3.0%, the impact of the price increases initiated on selected products during the fourth quarter of fiscal 2005 and third quarter of 2006 of approximately 2.0% and a favorable change in the merchandise rate and mix of 0.3%, offset in part by the addition of our Illuminations division which negatively impacted our segment profit rate by 1.1%, increased promotional activity of 1.1% and increased costs in our supply chain operations of 0.8%, primarily driven by increased wax and freight costs.

Wholesale Operations. Segment profitability for our wholesale operations, including Europe, was $121.8 million or 38.4% of wholesale sales in 2006 compared to $122.1 million or 41.1% of wholesale sales in 2005. The decrease in wholesale segment profitability in dollars for 2006 was primarily attributable to increased promotional activity of $12.6 million, increased costs in our supply chain operations of approximately $8.9 million primarily driven by increased wax and freight costs, increased selling expenses of approximately $3.6 million, offset in part by the impact of the price increases initiated on selected products during the fourth quarter of fiscal 2005 and third quarter of 2006 of $17.5 million and increased sales which contributed approximately $7.2 million in segment profit.

The decrease in wholesale gross segment profitability in rate for 2006 was primarily the result of increased promotional activity of approximately 2.7%, an adverse change in our wholesale merchandise rate and mix of approximately 1.5%, increased costs in our supply chain operations of approximately 1.0%, primarily driven by increased wax and freight costs, and increased selling expenses of approximately 0.7%, offset in part by a 3.2% increase attributable to the price increases initiated on selected products during the fourth quarter of fiscal 2005 and third quarter of 2006.

General and Administrative Expenses

General and administrative expenses, which consist primarily of personnel-related costs including senior management, accounting, information systems, management incentive programs and costs that are not readily allocable to either the retail or wholesale operations, increased 28% to $73.1 million in 2006 from $57.4 million in 2005. As a percentage of sales, general and administrative expenses increased to 10.6% from 9.5%. The increase in general and administrative expense in dollars for 2006 compared to 2005 was primarily attributable to increased expense associated with the fiscal 2006 bonus program of $5.0 million, costs incurred with the merger of $3.2 million, an increase in stock-based compensation expense of $2.4 million, increased medical insurance costs of $1.6 million and increased consulting costs of $1.1 million. The increase in general and administrative expense as a percentage of sales for 2006 was primarily due to costs related to the merger and an increase in bonus expense.

Restructuring Charge

During the fourth quarter of fiscal 2005, the Company initiated a restructuring plan designed to close 17 underperforming stores and re-invest in talent and other strategic growth initiatives. In connection with this restructuring plan, a charge of $5.5 million was recorded in the fourth quarter of fiscal 2005. Included in the restructuring charge was approximately $2.4 million related to lease termination costs, approximately $2.5 million related to non-cash fixed assets write-offs and other costs, and approximately $0.6 million in employee related costs. All of the 17 underperforming stores have been closed and the Company anticipates no further accruals related to this restructuring. During the fourth quarter of fiscal 2006, the Company reversed the remaining accruals on the books for occupancy, other expenses and employee related costs of approximately $0.4 million.

The following is a summary of restructuring charge activity for the fifty-two weeks ended December 30, 2006 (dollars in thousands):

	Accrued as of December 31, 2005	Fifty-Two Weeks Ended December 30, 2006		Accrued as of December 30, 2006
		Costs Paid	Revisions to Estimates
Occupancy	$1,150	$992	$158	$—
Other expenses	84	60	24	—
Employee related	473	258	215	—

Total	$1,707	$1,310	$397	$—

Net Other Expense

Net other expense was $15.2 million in 2006 compared to $6.7 million in 2005. The primary component of this expense was interest expense, which was $15.3 million in 2006 compared to $7.2 million in 2005. The increase in interest expense for 2006 was primarily due to an increase in bank lending rates and to a lesser extent to an increase in our average daily debt outstanding primarily due to borrowings associated with prior repurchases of our common stock and the acquisition of Illuminations.

Provision for Income Taxes

In the first quarter of fiscal 2006, we recognized a benefit of $2.3 million, or approximately $0.05 of diluted earnings per share, associated with the closure of an IRS audit for prior years. The benefit was primarily due to favorable audit adjustments associated with sales to our international subsidiary.

The income tax provision for 2006 was $49.5 million compared to $49.9 million for 2005. The effective tax rates for 2006 and 2005 were 37.0% and 39.0%, respectively. The lower effective tax rate in 2006 is due to the benefit associated with the closure of the IRS audit, offset in part by nondeductible merger expenses. We have provided in 2006 a valuation allowance against the deferred tax asset for our international operations.

Fifty-Two Weeks Ended December 31, 2005 (“2005”) Compared to Fifty-Two Weeks Ended January 1, 2005 (“2004”)

Sales

Sales increased 8.5% to $601.2 million in 2005 from $554.2 million in 2004.

Retail Sales

Retail sales increased 7.3% to $304.1 million in 2005 from $283.5 million for 2004. There were 390 retail stores open as of December 31, 2005 compared to 345 stores open at January 1, 2005. The increase in retail sales was achieved primarily through the addition of 53 new stores opened in 2005 which increased sales by approximately $18.1 million, increased sales in the 60 stores opened in 2004 (which in 2004 were open for only part of the fiscal year reported) of approximately $7.7 million, increased sales in our catalog and Internet operations of approximately $3.5 million, approximately $1.0 million of revenue related to gift card breakage, offset in part by the decrease in retail comparable store sales of approximately $9.8 million. Comparable store and catalog and Internet sales in 2005 decreased 2% compared to 2004. Retail comparable store sales in 2005 decreased 4% compared to 2004. The primary factor contributing to the decrease in comparable store sales was a decline in our retail store traffic. Comparable store sales represent a comparison of sales during the corresponding fiscal periods of stores in our comparable stores sales base. A store first enters our comparable store sales base in the fourteenth fiscal month of operation. There were 335 stores included in the comparable store base at the end of 2005, and 57 of these stores were included for less than a full year. We have relocated eight stores and had six store expansions or remodels over the last five years. In these instances, the stores were not excluded from our comparable store calculation due to the short period of time that the stores were closed. Permanently closed stores are excluded from the comparable store calculation beginning in the month in which the store closes. A continued decrease in our retail comparable store sales will have an adverse impact on our cash flows and earnings. This is due to the fact that a significant portion of our expenses are comprised of fixed costs, such as lease payments, and our ability to decrease expenses in response to negative comparable store sales is limited in the short term. If comparable store sales continue to decline, this will negatively impact earnings. However, we do not believe that it will significantly impact our working capital or our compliance with bank covenant requirements in the near future.

Wholesale Sales

Wholesale sales, including European operations, increased 9.8% to $297.1 million in 2005 from $270.7 million for 2004. This growth was achieved primarily from increased sales to wholesale locations opened during the last twelve months of approximately $6.9 million, increased sales to wholesale locations in operation prior to January 1, 2005 of approximately $6.8 million, increased sales in our GBI fundraising division that was acquired in June 2004 of approximately $6.6 million and increased sales in our European operations of approximately $5.4 million.

Gross Profit

Gross profit is sales less cost of sales. Included within cost of sales are the cost of the merchandise we sell through our retail and wholesale segments, inbound and outbound freight costs, the operational costs of our distribution facilities, which include receiving costs, inspection and warehousing costs, and salaries and expenses incurred by our buying and merchandising operations.

Gross profit increased 6.2% to $343.7 million in 2005 from $323.7 million in 2004. As a percentage of sales, gross profit decreased to 57.2% in 2005 from 58.4% in 2004.

Retail Gross Profit. Retail gross profit dollars increased 5.0% to $202.4 million in 2005 from $192.8 million in 2004. Retail sales increased $20.6 million, which contributed approximately $9.6 million in gross profit dollars. As a percentage of sales, retail gross profit decreased to 66.6% in 2005 from 68.0% in 2004. The decrease in retail gross profit rate was primarily the result of decreased productivity in our manufacturing and distribution units (“supply chain operations”) of 2.1% which was primarily due to increased freight and wax costs and wax allocation issues, and increased marketing and promotional activity to increase customer traffic of 1.2%, offset in part by improvement in the merchandise mix of 1.9% over the prior year.

Wholesale Gross Profit. Wholesale gross profit increased 8.0% to $141.3 million in 2005 from $130.9 million in 2004. Wholesale sales increased $26.4 million, which contributed $10.5 million in gross profit dollars. As a percentage of sales, wholesale gross profit decreased to 47.6% in 2005 from 48.3% in 2004. The decrease in wholesale gross profit rate was primarily the result of decreased productivity in supply chain operations of 2.1% which was primarily due to increased freight and wax costs and wax allocation issues, and increased marketing and promotional activity of 0.7%, offset by improvement in the merchandise mix of 2.2% over the prior year.

Selling Expenses

Selling expenses increased 11.2% to $146.1 million in 2005 from $131.3 million in 2004. These expenses are related to both wholesale and retail operations and consist of payroll, occupancy, advertising and other operating costs, as well as preopening costs, which are expensed as incurred. As a percentage of sales, selling expenses were 24.3% in 2005 and 23.7% in 2004.

Retail Selling Expenses. Retail selling expenses increased 9.2% to $126.8 million in 2005 from $116.1 million in 2004. These expenses relate to payroll, occupancy, advertising and other store operating costs, as well as pre-opening costs, which are expensed as incurred. As a percentage of retail sales, retail selling expenses were 41.7% in 2005 and 41.0% in 2004. The increase in retail selling expenses in dollars was primarily related to the 53 new retail stores opened in 2005 and the 60 new retail stores opened in 2004. The 2005 store class had selling expenses equal to 43.3% of sales and the 2004 store class had selling expenses equal to 46.3% of sales. The increase in retail selling expense as a percentage of retail sales was primarily attributable to the decrease in comparable store sales and to a lesser extent the 53 new stores opened in 2005 and the 60 new retail stores opened in 2004. These two store classes are considered immature stores, which are generally stores that are less than three years old. Immature stores typically generate higher selling expenses as a percentage of sales than stores that have been open for more than three years since fixed costs, as a percent of sales, are higher in the early sales maturation period.

Wholesale Selling Expenses. Wholesale selling expenses increased 26.2% to $19.2 million in 2005 from $15.2 million in 2004. These expenses relate to payroll, advertising and other operating costs. As a percentage of wholesale sales, wholesale selling expenses were 6.5% in 2005 and 5.6% in 2004. The increase in wholesale selling expenses in dollars was primarily the result of $1.6 million of increased costs associated with our GBI fundraising division (acquired in June 2004) which were included for the full year in 2005 but only for part of 2004, $0.8 million of increased selling expenses related to our European operations, $0.8 million associated with sales commissions to internal and external sales groups and to a lesser extent $0.3 million of expenses associated with Aroma Naturals, Inc. (acquired in November 2005). The increase in wholesale selling expense as a percentage of wholesale sales was primarily attributable to the increased costs associated with our GBI fundraising division which has a higher selling expense structure than our core wholesale business.

Segment Profitability

Segment profitability is sales less cost of sales and selling expenses.

Retail Operations. Segment profitability for our retail operations was $75.5 million or 24.9% of retail sales in 2005 compared to $76.7 million or 27.1% of retail sales in 2004. The decrease in retail segment profitability in dollars was primarily due to decreased retail comparable store sales. The decrease in retail segment profitability as a percentage of sales was primarily attributable to candle related promotional activity which negatively impacted retail segment profitability by 1.5% and to a decrease in retail comparable store sales which negatively impacted rate by 1.1%.

Wholesale Operations. Segment profitability for our wholesale operations, including Europe, was $122.1 million or 41.1% of wholesale sales in 2005 compared to $115.6 million or 42.7% of wholesale sales in 2004. The increase in wholesale segment profitability in dollars was primarily attributable to increased profitability in our European operations of approximately $3.3 million, improved profitability in our GBI fundraising operations of approximately $2.5 million and increased profitability within our domestic wholesale operations, excluding GBI, of approximately $0.7 million. The decrease in wholesale segment profitability rate was primarily the result of decreased productivity in supply chain operations of 2.1% which was primarily the result of increased freight and wax costs and wax allocation issues, increased marketing and promotional activity of 0.7%, increased costs of 1.0% associated with our GBI fundraising division (acquired in June 2004) which has a higher selling expense structure than our core wholesale business and increased sales commissions in our core wholesale business, offset in part by improvement in the merchandise mix of 2.2% over the prior year.

General and Administrative Expenses

General and administrative expenses, which consist primarily of personnel-related costs including senior management, accounting, information systems, management incentive programs and costs that are not readily allocable to either the retail or wholesale operations, increased 8.2% to $57.4 million in 2005 from $53.0 million in 2004. As a percentage of sales, general and administrative expenses decreased to 9.5% from 9.6%. The increase in general and administrative expense in dollars in 2005 compared to 2004 was primarily attributable to an increase in stock-based compensation expense in 2005 compared to 2004 of $1.9 million, labor costs associated with new hires made during 2005 of $1.8 million and increased information systems consulting costs of $1.2 million. The decrease in general and administrative expense as a percentage of sales for 2005 compared to 2004 was primarily due to our leveraging of these expenses over a larger sales base.

Restructuring Charge

During the fourth quarter of fiscal 2005, we initiated a restructuring plan designed to close 17 underperforming stores and re-invest in talent and other strategic growth initiatives. We continue to have a presence in the areas of the closed stores through other retail locations, wholesale locations and our catalog and Internet operations. Accordingly, the results of operations for the proposed closed stores are included in continuing operations. In connection with this restructuring plan, a charge of approximately $5.5 million was recorded in the fourth quarter of fiscal 2005. Included in the restructuring charge was approximately $2.4 million related to lease termination costs, approximately $2.5 million related to non-cash fixed assets write-offs and other costs, and approximately $0.6 million in employee related costs. As of December 31, 2005, five of the 17 underperforming stores had been closed. The remaining 12 locations were closed in 2006.

The following is a summary of restructuring charge activity for the fifty-two weeks ended December 31, 2005 (dollars in thousands):

	Fifty-Two Weeks Ended December 31, 2005
	Expense	Costs Paid	Non-Cash Charges	Accrued as of December 31, 2005
Occupancy	$2,404	$1,254	$—	$1,150
Fixed asset impairment and other	2,559	—	2,475	84
Employee related	583	110	—	473

Total	$5,546	$1,364	$2,475	$1,707

Net Other Expense

Net other expense was $6.7 million in 2005 compared to $2.7 million in 2004. The primary component of this expense was interest expense, which was $7.2 million in 2005 compared to $4.2 million in 2004. The increase in interest expense was primarily due to an increase in our borrowing rates as a result of an increase in bank lending rates and to a lesser extent the increase in our average daily debt outstanding primarily due to borrowings associated with repurchases of our common stock.

Income Taxes

The income tax provision for 2005 was $49.9 million compared to $54.0 million for 2004. The effective tax rates for 2005 and 2004 were 39.0% and 39.5%, respectively. The decrease from 39.5% is due to the deduction for domestic production activities available to us under the American Jobs Creation Act of 2004.

Liquidity and Capital Resources

We have consistently generated positive cash flow from operations. Specifically, over the last three fiscal years we have generated a total cash flow from operations of approximately $372.6 million, including approximately $144.0 million in 2006. These amounts have exceeded net income in all the fiscal years presented due primarily to two factors. First, we have incurred non-cash charges for depreciation, amortization and stock-based compensation. Second, income tax expense has significantly exceeded taxes actually paid owing to the tax deduction that we continue to utilize that arose from the 1998 recapitalization. This tax deduction is expected to continue to provide an annual cash benefit for the next six years. On an annual basis, this results in tax savings of approximately $11.7 million per year through 2013 assuming sufficient income to realize the full benefit of this deduction.

These internally generated cash flows have been sufficient to fund necessary capital expenditures for our expansion plans. Capital expenditures in 2006 were $24.9 million and were primarily related to the capital requirements to open 30 new stores and investments in systems, manufacturing and logistics operations. Capital expenditures were approximately $39.2 million in 2005 and primarily related to new store openings, including a second flagship store in Williamsburg, VA, and investments in systems, manufacturing and logistics operations. We anticipate that capital expenditures in 2007 will be spent in a similar manner as in 2006 and approximately $30.0 million. We plan to open approximately 40 new stores (including Illuminations stores) in 2007.

On July 27, 2005 we announced that our Board of Directors had authorized a stock repurchase program for the repurchase of up to $150.0 million of Yankee Candle common stock. Pursuant to this authorization, we purchased a total of 1,436,700 shares of common stock for an aggregate purchase price of approximately $42.0 million in 2006.

On June 1, 2006 we paid the first semi-annual dividend for fiscal 2006, of $0.125 per share of common stock to shareholders of record on May 11, 2006. The second semi-annual payment of $0.125 per share was paid on December 1, 2006 to shareholders of record on November 11, 2006. Following the Transactions, we do not anticipate paying regular cash dividends. Our ability to pay dividends is restricted by our new senior secured credit facility and the indentures governing the notes.

During 2006 we made payments of $38.0 million, reducing our debt outstanding under our bank agreements, made dividend payments of $10.1 million and repurchased $42.0 million of common stock, which were paid from cash generated operations.

On July 30, 2006, we acquired certain assets of Candle Acquisition Corp. (“Illuminations”), a privately owned company that designs and markets premium scented candles, candle accessories, and other home décor products through retail satellite stores and the consumer direct channel. The total cash purchase price was approximately $22.2 million.

Following the Transactions

Following the Transactions, the primary sources of liquidity for our business, including planned store openings, will be cash flow generated from operations. We also have availability under our new senior secured revolving credit facility subject to continued compliance with the covenants therein. We expect that our primary liquidity requirements will be debt service, working capital and capital expenditures, including, planned store openings. We expect our capital expenditures in 2007 to total approximately $30.0 million.

Senior Secured Credit Facility

Our new senior secured credit facility consists of a $650.0 million 7-year senior secured term loan facility and a 6-year $125.0 million senior secured revolving credit facility. All borrowings under the senior secured credit facility bear interest at a rate per annum equal to an applicable margin, plus, at our option, (i) the higher of (x) the prime rate (as set forth on the British Banking Association Telerate Page 5) and (y) the federal funds effective rate, plus one-half percent (0.50%) per annum or (ii) the Eurodollar rate. In addition to paying interest on outstanding principal under the senior secured credit facility, we are required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum.

Our obligations under the senior secured credit facility are guaranteed by Parent and each of our present and future, direct and indirect, wholly-owned domestic restricted subsidiaries. In addition, the senior secured credit facility is secured by first priority perfected liens on all of our capital stock and substantially all of our existing and future material assets and the existing and future material assets of our guarantors, except that only up to 66% of the voting capital stock of our first tier foreign subsidiaries and 100% of the non-voting capital stock of such foreign subsidiaries will be pledged in favor of the senior secured credit facility and each of our guarantor’s assets.

The senior secured term loan facility matures on February 6, 2014 and the senior secured revolving credit facility will mature on February 6, 2013.

The senior secured credit facility permits all or any portion of the loans outstanding to be prepaid at any time and commitments to be terminated in whole or in part at our option without premium or penalty. We are required to repay amounts borrowed under the senior secured term loan facility in equal quarterly installments in an aggregate annual amount equal to one percent (1.0%) of the original principal amount of the senior secured term loan facility with the balance being payable on the maturity date of the senior secured term loan facility.

Subject to certain exceptions, the senior secured credit facility requires that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and 50% (subject to step downs) from excess cash flow for each fiscal year must be used to pay down outstanding borrowings.

The senior secured credit facility and related agreements contain customary covenants, including, but not limited to, maximum consolidated total secured leverage (net of certain cash and cash equivalents) and certain other limitations on our and certain of our restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our ability to pay dividends or grant liens and engage in transactions with affiliates.

The Notes

The indentures governing the senior notes and senior subordinated notes restrict our (and most or all of our subsidiaries’) ability to:

•	incur additional debt;

•	pay dividends or make other distributions on our capital stock or repurchase our capital stock or subordinated indebtedness;

•	make investments or other specified restricted payments;

•	create liens;

•	sell assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	enter into mergers, consolidations and sales of substantially all assets.

Subject to certain exceptions, the indentures governing the notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. See “Description of Notes—Senior Notes” and “Description of Notes—Senior Subordinated Notes.”

We believe that our cash and cash equivalents, cash flow from operations and our revolving credit facility will provide us adequate cash to fund our working capital, capital expenditure, our debt service and other requirements for our business for the foreseeable future. Our ability to meet future working capital, capital expenditure and debt service requirements will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, particularly interest rates and changes in the giftware industry, many of which are outside of our control.

Contractual Obligations

Actual. In addition to obligations to repay our debt obligations, we lease the majority of our retail stores under operating leases. The following table summarizes our contractual commitments as of December 30, 2006:

	Payments Due by Period
Contractual Obligations	Total	2007	2008	2009	2010	2011	Thereafter
	(in thousands)
Debt obligations	$140,000	$—	$—	$—	$140,000	$—	$—
Operating leases	210,978	33,385	32,802	30,368	26,555	23,337	64,531
Purchase commitments(1)	8,217	8,217	—	—	—	—	—

Total contractual cash	$359,195	$41,602	$32,802	$30,368	$166,555	$23,337	$64,531

(1)	Includes open purchase orders for goods purchased in the ordinary course of our business, whether or not we are able to cancel such purchase orders.

Pro forma. The following table summarizes our contractual commitments as adjusted for the Transactions as of December 30, 2006:

	Payments Due by Period
Contractual Obligations	Total	2007	2008	2009	2010	2011	Thereafter
	(in thousands)
Debt obligations (pro forma)(1)	$1,175,000	$4,875	$6,500	$6,500	$6,500	$—	$1,150,625
Operating leases	210,978	33,385	32,802	30,368	26,555	23,337	64,531
Purchase commitments(2)	8,217	8,217	—	—	—	—	—

Total contractual cash	$1,394,195	$46,477	$39,302	$36,868	$33,055	$23,337	$1,215,156

(1)	Does not include interest expense on our debt obligations. On a pro forma basis for the fifty-two week period ended December 30, 2006, our cash interest on our new senior secured facility and the senior notes and senior subordinated notes would have been $100,248. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” for a discussion of the assumptions used in this calculation.

(2)	Includes open purchase orders for goods purchased in the ordinary course of our business, whether or not we are able to cancel such purchase orders.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to inventories, restructuring costs, bad debts, intangible assets, income taxes, promotional allowances, sales returns, self-insurance, debt service and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about operating results and the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, involve its more significant estimates and judgments and are therefore particularly important to an understanding of our results of operations and financial position.

Sales/Receivables

We sell our products both directly to retail customers and through wholesale channels. Merchandise sales are recognized upon transfer of ownership, including passage of title to the customer and transfer of the risk of loss related to those goods. In our wholesale segment, products are shipped “free on board” shipping point; however revenue is recognized at the time the product is received by the customer due to our practice of absorbing risk of loss in the event of damaged or lost shipments. In our retail segment, transfer of title takes place at the point of sale (i.e., at our retail stores). There are no situations, either in our wholesale or retail segments, where legal risk of loss does not transfer immediately upon receipt by our customers. Although we do not provide a contractual right of return, in the course of arriving at practical business solutions to various claims, we have allowed sales returns and allowances. In these situations, customer claims for credit or return due to damage, defect, shortage or other reason must be pre-approved by us before credit is issued or such product is accepted for return. Such returns have not precluded sales recognition because we have a long history with returns activity, which we use in estimating a reserve. In addition to returns, we bear credit risk relative to our wholesale customers. We have provided an allowance for bad debts in our financial statements based on our estimates of the creditworthiness of our customers. In our wholesale segment, we have included an accrual in our financial statements representing our estimated obligation related to promotional marketing activities. These accruals are subject to change. Changes in these accruals could affect our operating results. Our historical estimates have not differed materially from our actual results.

Inventory

We write down our inventory for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value, based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. In addition, our inventory is stated at the lower of cost or market on a last-in first-out (“LIFO”) basis. Fluctuations in inventory levels along with the cost of raw materials could impact the carrying value of our inventory. Changes in the carrying value of inventory could affect our operating results.

Taxes

We have a significant net deferred tax asset recorded on our financial statements. This asset arose at the time of our recapitalization in 1998 and is a future tax deduction for us. The recoverability of this future tax deduction is dependent upon our future profitability. We have made an assessment that this asset is likely to be recovered and is appropriately reflected on the balance sheet. Should we find that we are not able to utilize this deduction in the future we would have to record a reserve for all or a part of this asset, which would adversely affect our operating results and cash flows.

We file income tax returns in two countries and in all relevant states and localities. We must estimate our income tax expense after considering, among other factors, differing tax rates between jurisdictions, allocation factors, tax credits, non-deductible items and changes in enacted tax rates. We recognize liabilities for potential tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that these reserves are greater or less than the amounts paid, we will adjust the reserves and recognize a tax benefit or charge during the period in which we make the determination. During the first quarter of 2006, we completed a United States Federal income tax audit for 2003-2004 that resulted in a reduction of the recorded reserve and the recognition of a tax benefit of $2.3 million.

Value of Long-Lived Assets, Including Intangibles

Long-lived assets on our balance sheet consist primarily of property, plant and equipment, customer lists, tradenames, goodwill and trademarks. We periodically review the carrying value of all of these assets based, in part, upon our projections of anticipated undiscounted future cash flows. We undertake this review when facts and circumstances suggest that cash flows emanating from those assets may be diminished and at least annually in the case of tradenames and goodwill. Any impairment charge that we record reduces our earnings. At December 31, 2006, goodwill was $13,852 and tradenames were $12,620. While we believe that our future estimates are reasonable, different assumptions regarding items such as future cash flows and the volatility inherent in markets which we serve could affect our evaluations and result in impairment charges against the carrying value of those assets. To date, we have not recorded any impairment charges except in connection with the stores closed under the 2005 restructuring plan.

Stock-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123(R) “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) is a revision of SFAS No. 123, as amended, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS 123 and requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for all share-based payment transactions with employees. We adopted SFAS 123(R) using a modified prospective application, as permitted under SFAS 123(R). Accordingly, prior period amounts have not been restated. Under this application, we are required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Before the adoption of SFAS 123(R), we applied the fair value recognition provisions of SFAS 123 using the prospective transition method provided by SFAS No. 148 “Accounting for Stock Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123.” Under the prospective transition method, we had recorded charges in our Condensed Consolidated Statements of Income representing the value of stock option grants beginning with grants made in fiscal 2003. The fair value of these options is being expensed over the vesting period based on the fair value at the date of the grant. Stock-based compensation charges amounted to $5.8 million, 3.4 million and $1.6 million for the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. The fair value of the stock options granted was estimated on the date of grant using a Black-Scholes option valuation model. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant which most closely correlates with the expected life of the options. The expected life (estimated period of time outstanding) of the stock options granted was estimated using the historical exercise behavior of employees. Expected volatility was based on a combination of implied volatilities from traded options on the Company’s stock, historical volatility of the Company’s stock and other factors. Expected dividend yield was based on the Company’s dividend policy at the time the options were granted. Our estimates of the fair value of future equity awards will be affected by the future market price of our common stock, as well as the actual results of certain assumptions used to value the equity awards. These assumptions include, but are not limited to, the related income tax impact, the expected volatility of the common stock, the number of stock options to be forfeited and exercised by employees, and the expected term of options granted.

Self-Insurance

We are self-insured for certain losses related to health insurance and worker’s compensation, although we maintain stop-loss coverage with third-party insurers to limit our liability exposure. Liabilities associated with these losses are estimated in part by considering historical claims experience, industry factors, severity factors and other actuarial assumptions. To date, our actual costs have not differed materially from our estimates.

Recent Accounting Pronouncements

In March 2006, the Emerging Issues Task Force reached a consensus on Issue No. 06-3 “How Taxes Collected from Customers and Permitted to Governmental Authorities Should Be Presented in the Income Statement (that is, gross versus net presentation).” This issue should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. The Company has evaluated the potential impact of adopting EITF No. 06-03 and does not believe the adoption will materially impact the financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” (SFAS 157). SFAS 157 defines-fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for-financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the potential impact of adopting SFAS 157.

In June 2006, the FASB issued Financial Accounting Standards Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 establishes a two-step process for evaluating a tax position. The Interpretation prescribes a “more-likely-than-not” recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN

48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential impact of adopting FIN 48.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (SAB 108), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material effect on the financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159 allows entities to measure many financial instruments at fair value. SFAS 159 is effective for years beginning after November 15, 2007. The Company is currently evaluating the potential impact of adopting SFAS 159.

Quantitative and Qualitative Disclosures About Market Risk

Our market risks relate primarily to changes in interest rates. We bear this risk in two specific ways. First, we have debt outstanding. After the Transactions, we had $650.0 million outstanding under our new senior secured credit facility, which bears interest at variable rates. As of March 29, 2007, the weighted-average interest rate on outstanding borrowings under the new senior secured facility was 7.3%. Because this facility bears variable interest rates pegged to market indices, our results of operations and cash flows will be exposed to changes in interest rates. Based on the amount outstanding of $650.0 million, a 1.00% increase or decrease in current market interest rates would have the effect of causing an approximately $6.5 million additional annual pre-tax charge or credit to the statement of income.

The second component of interest rate risk involves the short-term investment of excess cash. This risk impacts fair values, earnings and cash flows. Excess cash is primarily invested in interest bearing accounts that fluctuate with market interest rates. Based on December 30, 2006 cash equivalents, a 1.00% increase or decrease in current market interest rates would have the effect of causing an approximately $0.2 million additional pre-tax credit or charge to the statement of income.

We buy a variety of raw materials for inclusion in our products. The only raw material that is considered to be of a commodity nature is wax. Wax is a petroleum-based product. Its market price has not historically fluctuated with the movement of oil prices and has instead generally moved with inflation. However, in 2005 and 2006 the price of wax increased at a rate significantly above the rate of inflation. Future significant increases in wax prices could have an adverse affect on our cost of goods sold and could lower our margins.

At this point in time, operations outside of the United States are immaterial. Accordingly, we are not exposed to substantial risks arising from foreign currency exchange rates.

Interest Rate Swap Agreement

In 2007 the Company began employing derivative financial instruments to manage its exposure to interest rate changes and to limit the volatility and impact of interest rate changes on earnings and cash flows. The Company does not enter into other derivative financial instruments for trading or speculative purposes.

The Company faces credit risk if the counterparties to these transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with high credit ratings.

On February 14, 2007 the Company entered into an interest rate swap agreement to hedge the cash flows associated with the LIBOR component of the interest rate on its $650 million senior secured credit facility. The agreement has a total notional value of $415 million. The interest rate swap agreement effectively converts approximately 60% of the outstanding amount under the senior secured credit facility, which is floating-rate debt, to a fixed-rate by having the Company pay fixed-rate amounts in exchange for the receipt of the amount of the floating-rate interest payments. Under the terms of this agreement, a quarterly net settlement is made for the difference between the fixed rate of 5.095% and the variable rate based upon the three-month LIBOR rate on the notional amount of the interest rate swap. The interest rate swap agreement terminates on February 14, 2010.

The Company has determined that the interest rate swap agreement has been appropriately designated and documented as a cash flow hedge under SFAS No. 133.

The Company will assess the effectiveness of the interest rate swap quarterly using the hypothetical derivative method.

BUSINESS

We are the largest designer, manufacturer and distributor of premium scented candles in the U.S. based on annual sales. We have a 37-year history of offering our distinctive products and marketing them as affordable luxuries and consumable gifts. We offer approximately 2,900 stock-keeping units (SKUs) of candle products in approximately 200 fragrances, which include a wide variety of jar candles, Samplers® votive candles, Tarts® wax potpourri, pillars and other candle products, the vast majority of which are marketed under the Yankee Candle® brand. We also sell a wide range of other home fragrance products, including Yankee Candle® branded electric home fragrancers, potpourri, scented oils, reed diffusers, room sprays, Yankee Candle Car Jars® auto air fresheners, and candle related home décor accessories.

Our multi-channel global distribution strategy enables us to offer our products through a wide variety of channels. We have an extensive and growing national and international wholesale segment with a diverse customer base that as of December 30, 2006 consisted of approximately 17,400 locations in North America, typically in non-shopping mall locations. We also have a growing retail store base primarily located in shopping malls and lifestyle centers. We operate 420 specialty retail stores (including 16 Illuminations stores) in 43 states. We have achieved a compound annual store growth rate of 17% for the period from fiscal 2001 through fiscal 2006. We operate two flagship stores, a 90,000-square-foot store in South Deerfield, Massachusetts, which is a major tourist destination in Massachusetts, and a second 42,000-square-foot flagship store in Williamsburg, Virginia. We also sell our products directly to consumers through our direct mail catalogs and our Internet web sites at www.yankeecandle.com, www.aromanaturals.com and www.illuminations.com. Outside of North America, we sell our products through international distributors and our international wholesale customer network of approximately 2,500 locations.

From fiscal 2001 through fiscal 2006, we have experienced compound annual sales growth of 13% and compound annual pretax income growth of 14%. Each of our distribution channels has contributed to this growth. Our retail segment has achieved 12% compound annual sales growth and 10% compound annual segment profitability growth for the period from fiscal 2001 through fiscal 2006 and accounted for 54% of our $687.6 million total sales in 2006. Our wholesale segment has achieved a 14% compound annual sales growth and 13% compound annual segment profitability growth for the period from fiscal 2001 through fiscal 2006 and accounted for 46% of total sales in 2006. In 2006, our sales increased 14% over 2005, comprised of a 22% increase in retail sales and a 7% increase in wholesale sales. We believe our strong operating performance has been the result of the strength of the Yankee Candle® brand, the loyalty of our customer base, our commitment to product quality and innovation, the efficiency of our vertically integrated business model and the success of our multi-channel distribution strategy.

Industry Overview

We operate in the domestic giftware industry, including various sub-segments such as the total candle, home fragrance, scented candle and premium scented candle segments. Based upon market data from Kline & Company, we believe that:

•	the domestic home fragrance segment, including candles, has grown at an approximately 4% compound annual growth rate from 2001 to 2005, reaching approximately $6.2 billion;

•	the domestic scented candles segment has grown at an approximately 1% compound annual growth rate from 2001 to 2005, reaching approximately $3.1 billion;

•	the domestic premium scented candle segment, which is our primary market, has grown at an approximately 3% compound annual growth rate from 2001 to 2005, reaching approximately $1.7 billion; and

•	the mass retail sales channel represented 25% of the domestic scented candle market in 2005, versus 30% in 2001.

Based upon these trends and our own market assessments, we expect that growth of the premium scented candle market will continue to exceed the total candle market in the near term, and that the home fragrance market is likely to grow at least as quickly as the premium scented candle market.

Products

We offer approximately 2,900 stock-keeping units (SKUs) of candle products in approximately 200 fragrances which include a wide variety of jar candles, Samplers® votive candles, Tarts® wax potpourri, pillars and other products, the vast majority of which are marketed under the Yankee Candle® brand.

Our candle products are generally available in a wide range of fragrances, colors and product forms. In addition to being available in our own Company-operated retail stores and through our consumer direct mail catalogs and proprietary Internet websites, the majority of our best-selling products and fragrances are available nationwide to our wholesale customers, together with numerous special editions and seasonal fragrances.

In addition to our core candle business, we have successfully extended the Yankee Candle® brand into the growing home fragrance segment and other fragrance-based product categories. Examples of our non-candle product portfolio include our Yankee Candle® branded electric home fragrancers, potpourri, scented oils, reed diffusers, room sprays, Yankee Candle® Car Jars® auto air fresheners, and candle related home décor accessories. In 2006, we introduced 44 new fragrances, three new product lines and several new product forms to our existing candle portfolio. We continue to expand our home fragrance product offerings, adding a number of new fragrances and styles to our existing products, such as our electric home fragrancers and other product lines, an enhanced version of our auto air fresheners and introducing new products such as our reed diffusers and scented oils to our portfolio. We plan to further leverage our brand and increase our offerings in this segment in 2007.

We also offer a wide array of coordinated candle related and home décor accessories in dozens of exclusive patterns, colors and styles, and numerous giftsets. In addition to our “everyday” product offerings, we also offer numerous seasonally appropriate holiday and novelty products and collections.

We seek to maintain a moderate price for almost all of our products in order to reinforce our customers’ perception of our products as affordable. As a result, our retail prices for our core candle products generally range from $1.79 for a Tarts® wax potpourri to $22.99 for a 22 oz. Housewarmer® jar candle.

Wholesale Operations

Our wholesale strategy focuses on home décor, gift and other image appropriate retailers. The wholesale business is an integral part of our growth strategy and, together with our other distribution channels, helps to further build our brand awareness. For the period from fiscal 2001 through fiscal 2006, our wholesale segment achieved 14% compound annual sales growth and increased from 44% to 46% of our total sales. We believe that as a result of our strong brand name, the popularity and profitability of our products and our emphasis on customer service, our wholesale customers are extremely loyal, with approximately 59% of them having been customers for over five years. No customer accounted for more than 7%, 9% and 7% of our total company sales in 2006, 2005 and 2004, respectively.

The strength of our brand, the profitability and quality of our products, and our successful in-store merchandising and display system have made us the top selling brand for many of our wholesale customers. We have consistently been ranked first in gift store sales in the domestic candle category, and have consistently been ranked either first or second in product reorders across all giftware categories by Giftbeat, a giftware industry publication. We were named Giftbeat’s vendor of the year in 2004 and 2005, the first two years of the award. In 2006, we were awarded second place in both vendor of the year and best customer service of the year.

We actively seek to increase wholesale sales through our innovative product display systems, promotional programs, new products and telemarketing initiatives. We promote a “Shop Within A Shop” display system to our wholesale customers which presents our products in a distinctive wood hutch. We recommend that dealers invest in a minimum of an 8 to 12-foot display system which enhances Yankee Candle’s brand recognition in the marketplace and we believe positively impacts our wholesale sales. We have also introduced new products and implemented a number of promotional programs to increase the square footage dedicated to Yankee Candle® products as well as the breadth of Yankee Candle® products offered by our wholesale customers. In addition, we provide category management expertise and advice to our wholesale customers on an ongoing basis regarding product knowledge, display suggestions, promotional ideas and geographical consumer preferences. As one example, we operate Yankee Candle University, a training program with in-depth courses on Yankee Candle product information, sales tactics and marketing techniques. We have also established a Wholesale Advisory Council made up of wholesale customers from across the country, which provides us with a forum for receiving invaluable feedback from our wholesale customers while also allowing us to work jointly with them to develop “best practices” and innovative ideas. We have a selective dealer approval process, designed to apply consistent nationwide standards for all Yankee Candle authorized retailers.

We use a dedicated in-house direct telemarketing sales force to service our wholesale customers. In addition, we have several account managers located in field offices across the United States to help us service our larger accounts. This provides us with greater control over the sales process, and allows us to provide customers with better and more accurate information, faster order turn-around and improved customer service, to create more consistent merchandising nationwide and to reduce costs.

International Operations

Revenue from our International operations was approximately $28.5 million, $23.0 million and $17.4 million for fiscal years 2006, 2005 and 2004, respectively. We sell our products in Europe and elsewhere utilizing our distribution center located in Bristol, England. As of December 30, 2006, this distribution center was selling our products to approximately 2,500 locations and 23 distributors covering 24 countries. Revenues from our international operations outside of North America have accounted for less than approximately 4% of our total revenues in each of the last three fiscal years.

Retail Operations

Retail Stores

Our retail operations include retail stores, consumer direct mail catalogs and Internet operations and Chandler’s restaurant (located at our South Deerfield, MA flagship store). All of our retail stores are Company-owned and operated; none are franchised. For the period from fiscal 2001 through fiscal 2006, our retail segment achieved 12% compound annual sales growth from $211.7 million at fiscal 2001 to $370.4 million in fiscal 2006 and decreased from 56% to 54% of our total sales.

In fiscal 2006, we increased our retail sales base by 30 net stores, including 16 Illuminations stores, ending the year with 420 specialty retail stores in 43 states. The average capital requirement to open a new Yankee Candle store, including working capital, is approximately $300,000.

In addition, we are also testing certain outlet locations on a temporary basis to determine long-term viability. In opening new stores, we target high traffic retail locations in shopping malls and lifestyle centers. Our retail stores, excluding our two flagship stores, average approximately 1,660 square feet and are primarily located in high traffic shopping malls and lifestyle centers. Of our 420 specialty retail stores, 288 are located in shopping malls. We plan to open approximately 40 additional stores (including Illuminations stores) during 2007.

The non-shopping mall locations include our South Deerfield, Massachusetts and Williamsburg, Virginia flagship stores. We believe that our flagship stores are the world’s largest candle and holiday-themed stores with approximately 90,000 square feet of retail and entertainment space in South Deerfield and 42,000 square feet in Williamsburg. These stores promote Yankee Candle’s brand image and culture and allow us to test new product and fragrance introductions.

The South Deerfield flagship store carries approximately 25,000 SKUs of gift items and generates approximately 51% of its revenues from the sale of Yankee Candle manufactured products. The store is a major tourist destination and provides visitors with a total shopping and entertainment experience including the Yankee Candlemaking Museum and Chandler’s, a 240-seat restaurant. This flagship store also includes our Yankee Candle Home “store within a store,” which showcases home goods, accessories, furnishings and decorative accents in sophisticated country décor settings.

The Williamsburg flagship store opened in November 2005 and carries approximately 13,000 SKUs of gift items. The store is our first shopping entertainment center outside our South Deerfield flagship store. The Williamsburg flagship store features candle dipping, candle-making demonstrations, animated musical entertainment and an old-time photo studio.

Outstanding customer service and a knowledgeable employee base are key elements of our retail strategy. We emphasize formal employee training, particularly with respect to product quality, candle manufacturing and the heritage of Yankee Candle. We also have a well-developed, eleven-day training program for managers and assistant managers and an in-store training program for sales associates. Our high customer service standards are an integral part of our ongoing success. Each store is responsible for implementing and maintaining these customer service standards.

Consumer Direct: Catalog and Internet

As part of our retail operations, we market our products through our consumer direct mail catalogs and Internet web sites. Our consumer direct mail catalog and Internet business generated $26.8 million of sales in 2006, an increase of approximately 29% from 2005.

Our consumer direct mail catalogs feature a wide selection of our most popular products, together with additional products and offerings exclusive to our catalog channel. We believe that our consumer direct mail catalog constitutes an important marketing tool, serving to increase the awareness and strength of the Yankee Candle® brand and driving sales to our retail stores and Internet web sites.

Our web sites, www.yankeecandle.com, www.illuminations.com and www.aromanaturals.com provide our on-line customers with an easy and convenient way to purchase a wide variety of our most popular products. The web sites also offer features designed to promote sales and provide enhanced customer service and convenience, including personalized guest registration, gift cards and other gift giving programs, a store locator, decorating ideas, sites dedicated to corporate gifts, weddings and other customized purchasing opportunities, including a personalized candle configuring capability that enables users to design and purchase their own custom-labeled Samplers® votive candles to commemorate special events such as weddings. In addition to our consumer-oriented web sites, we have a separate business-to-business web site dedicated to our wholesale customers that offers such features as on-line ordering, order status information, purchase history and an enhanced dealer locator program. We continually upgrade our web sites in order to better serve our retail and wholesale customers.

Recent Acquisitions

Our wholesale operations also include our GBI fundraising division, a fundraising organization acquired in 2004, and Aroma Naturals, Inc., a specialized line of wellness candles and aromatherapy products that we acquired in 2005, neither of which is material to our operations.

In the third quarter of 2006, we acquired the Illuminations brand and certain related assets from Candle Acquisition Co., consisting of 14 retail stores (we subsequently opened two additional stores in 2006) and its consumer direct business, for approximately $22 million. This acquisition was not material to our operations.

New Product Development

Our long history as a product innovator in the premium scented candle segment has been supported by our strong and experienced in-house product design and development team comprised of artists, fragrance specialists, designers, packagers and buyers that focuses on designing new products that are attractive to customers and can be manufactured in a cost-effective manner.

Our product design and development team focuses on several different areas of new product development. Each year we introduce a number of in-line extensions of our core candle lines, such as new Housewarmer® fragrances, candle forms and the development of exclusive fragrances and special products for one or both of our retail and wholesale channels. In 2006, in addition to new fragrances in our core Housewarmer® fragrance line, our new product development efforts included the addition of new candle lines and channel-specific sub-brands including our Celebrate Home™, Simply Home™, Farmers Market™ and Mystic Harbour™ lines, other sub-brands and new proprietary wholesale brands, and the development of new product forms and styles in our Housewarmer® line.

Beyond candles, our product design and development team continually works to broaden our product portfolio by extending our brand into the home fragrance segment and other fragrance related categories. In 2006 we continued to expand our home fragrance product offerings, both by introducing new forms and fragrances to our existing products such as our electric home fragrancers and auto air freshener line, and by introducing new products such as reed diffusers and scented oils.

Finally, our acquisitions of the Aroma Naturals® and Illuminations® brands will allow us to focus our new product development efforts on complementary products, including more contemporary and design-oriented candle forms and styles as well as aromatherapy products and those featuring natural essential oils.

In 2007, we plan to continue to focus on broadening our product portfolio in both the scented candle and home fragrance segments.

Manufacturing

Approximately 71% of our 2006 sales were generated by products manufactured at our 294,000 square foot facility in Whately, Massachusetts. As a vertically integrated manufacturer, we are able to closely monitor the quality of our products, control our production costs and effectively manage inventory. We believe this is an important competitive advantage that enables us to ensure high quality products, maintain affordable pricing and provide reliable customer service.

Our products are manufactured using filled, molded, extruded, compressed and dipped manufacturing methods. The majority of our products are filled products which are produced by pouring colored, scented liquid wax into a glass container with a wick. Pillars are made by extrusion, in which wax is pressed around a wick through a die. Tapers are produced through a dipping process and Tarts® wax potpourri and Samplers® votive candles are made by compression.

We use high quality fragrances, premium grade, highly refined paraffin waxes, and superior wicks and dyes to maintain the premium quality characteristics of our products. Our manufacturing processes are designed to ensure the highest quality and quantity of candle fragrance, wick quality and placement, color, fill level, shelf life and burn rate. We are continuously engaged in efforts to further improve our quality and lower our costs by using efficient production and distribution methods and technological advancements.

Suppliers

We maintain strong relationships with our principal fragrance and wax suppliers. We believe we use the highest-quality suppliers in our industry. We have been in the business of manufacturing premium scented candles for many years and are therefore knowledgeable about the different levels of quality of raw materials used in manufacturing candles. As a result, we have developed, jointly with our suppliers, proprietary fragrances which are exclusive to Yankee Candle. Most raw materials used in the manufacturing process, including glassware, wick and packaging materials, are readily available from alternative sources at comparable prices. In 2006, no single supplier represented more than 9.4% of our total cost of goods sold.

In 2005, due to the 2005 hurricanes in the Gulf Coast region and the closing and disruption of oil refineries located there, one of our primary wax suppliers placed us on allocation, whereby our wax purchases were allocated at the rate of seventy percent of 2004 purchases. While we took steps to manage this issue and mitigate any impacts, in 2005 the wax allocation had a negative impact on our ability to fulfill customer orders and our costs of production. While we are no longer on allocation, any future prolonged interruption or reduction in wax supplies could negatively impact our operations, sales and earnings.

Order Processing and Distribution

Our systems allow us to maintain efficient order processing from the time an order enters the system through shipping and ultimate payment collection from customers. We operate uniform computer and communication software systems allowing for online information access between our headquarters and retail stores. We use a software package that allows us to forecast demand for our products and efficiently plan our production schedules. We also utilize a pick-to-light system which allows Yankee Candle employees at our distribution center to receive information directly from the order collection center and quickly identify, by way of blinking lights, the products and quantity necessary for a particular order. To accurately track shipments and provide better service to customers we also use handheld optical scanners and bar coded labels. Our platform of manufacturing and distribution software enables us to further enhance our inventory management and customer service capabilities and also support a larger infrastructure. We believe that our systems for the processing and shipment of orders from our distribution center have enabled us to improve our overall customer service through enhanced order accuracy and reduced turnaround time.

The products we sell in the United States are generally shipped by various national small-parcel carriers or other freight carriers. Our products are shipped to our retail stores on a fluctuating schedule, with the frequency of deliveries based upon a store’s sales volume and seasonal variances in demand. We ship to wholesale customers as orders are received. We believe that our timely and accurate distribution is an important differentiating factor for our wholesale customers. This belief is based on numerous conversations between our management and sales force, on the one hand, and our wholesale customers, on the other hand.

Intellectual Property

Yankee Candle has 104 U.S. registered trademarks, several of which are the subject of multiple registrations, including Yankee® (for candles), Yankee Candle®, Illuminations®, Housewarmer®, Samplers®, Tarts®, Car Jars® and Aroma Naturals®, and has pending several additional trademark applications with respect to its products. We also register certain of our trademarks in various foreign countries. Trademark registrations allow us to use those trademarks on an exclusive basis in connection with our products. If we continue to use our trademarks and make all required filings and payments these trademarks can continue in perpetuity. These registrations are in addition to various copyright registrations and patents held by us, and all trademark, copyright and other intellectual property rights of Yankee Candle under statutory and common law. Our intellectual property further includes various proprietary product formulas, business methods and manufacturing and design “know how,” as well as intellectual property associated with our acquisitions of GBI Marketing, Aroma Naturals and Illuminations, including tradenames used in each business.

We believe that our trademarks and intellectual property rights are valuable assets and we intend to maintain and renew our trademarks and their registrations and to vigorously defend them and all of our intellectual property rights against infringement.

Environmental Matters

We are subject to various federal, state, local and foreign laws and regulations governing the generation, storage, use, emission, discharge, transportation and disposal of hazardous materials and the health and safety of our employees. In addition, we are subject to environmental laws which may require investigation and cleanup of any contamination at facilities we own or operate or at third party waste disposal sites we use. These laws could impose liability even if we did not know of, or were not responsible for, the contamination.

We have in the past and will in the future incur costs to comply with environmental laws. We are not, however, currently aware of any costs or liabilities relating to environmental matters, including any claims or actions under environmental laws or obligations to perform any cleanups at any of our facilities or any third party waste disposal sites, that are expected to have a material adverse effect on our operations, cash flow or financial condition. It is possible, however, that such costs or liabilities may arise in the future.

Competition

We compete generally for the disposable income of consumers with other manufacturers and retailers in the giftware industry. The giftware industry is highly competitive with a large number of both large and small participants. Our products compete with other scented and unscented candle, home fragrance, personal care and other fragrance-inspired products and with other gifts within a comparable price range, like boxes of candy, flowers, wine, fine soap and related merchandise. Our competitors distribute their products through independent gift retailers, department stores, mass market stores and mail order houses and some of our competitors are part of large, diversified companies having greater financial resources and a wider range of product offerings than us.

In the premium scented candle segment of the market, in which we primarily compete, our manufacturing competitors include Blyth Industries, Inc., as well as many smaller branded manufacturers and private label manufacturers. There has been some consolidation in 2005 in the manufacturing segment of the candle market and based on our current knowledge and understanding of the industry we expect that this trend may continue.

Our retail stores compete primarily with specialty candle and personal care retailers and a variety of other retailers including department stores, gift stores and national specialty retailers that carry candles along with personal care items, giftware and houseware. In addition, while we focus primarily on the premium scented candle segment, candles are also sold outside of that segment by a variety of retailers including mass merchandisers.

Employees

At December 30, 2006, we employed approximately 2,300 full-time employees and approximately 2,300 part-time employees. We are not subject to any collective bargaining agreements, and we believe that our relations with our employees are good. We also use seasonal and temporary workers, as necessary, to supplement our labor force during peak selling or manufacturing seasons.

Legal Proceedings

On October 25, 2006, a putative stockholder class action lawsuit, entitled Schwartz v. Yankee Candle Company, Inc. et al., C.A. No. 06-118, was filed against the Company and our directors, as well as against Madison Dearborn, in Superior Court in Massachusetts. The complaint alleged that the Company and our directors breached our fiduciary duties to our stockholders in approving the proposed Transactions between the Company and Madison Dearborn, and that Madison Dearborn aided and abetted the directors’ alleged breaches of fiduciary duties. The lawsuit was dismissed with prejudice pursuant to a Stipulation of Dismissal with Prejudice filed with the court on January 31, 2007.

A class action lawsuit has been filed against us for alleged violations of certain California state wage and hour and employment laws with respect to certain employees in our California retail stores. The discovery phase of the litigation has not yet begun. Procedural motions are currently pending in the applicable California court, and the court has issued a “stay” order pending decisions on similar issues of law currently before other California courts. While we intend to vigorously defend ourselves against the allegations, pending any rulings on the outstanding procedural motions, it is too early in the litigation process for us to fully evaluate or predict the outcome of the litigation. An adverse outcome could potentially negatively impact our financial and operating results.

We are also party to various other litigation matters, in most cases involving ordinary and routine claims incidental to our business. We cannot estimate with certainty our ultimate legal and financial liability with respect to such pending litigation matters. However, we believe, based on our examination of such matters, that our ultimate liability will not have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Directors, Executive Officers and Key Employees

Name	Age	Position
Craig W. Rydin	55	Chairman of the Board and Chief Executive Officer, Director
Harlan M. Kent	44	President and Chief Operating Officer, Director
Bruce H. Besanko	48	Senior Vice President, Finance and Chief Financial Officer
Stephen Farley	52	Senior Vice President, Retail
Paul J. Hill	52	Senior Vice President, Supply Chain
Martha S. LaCroix	41	Senior Vice President, Human Resources
James A. Perley	44	Senior Vice President, General Counsel
Richard R. Ruffolo	38	Senior Vice President, Brand Marketing and Innovation
Mike Thorne	42	Senior Vice President, Wholesale
Robin P. Selati	40	Director
George A. Peinado	37	Director
Richard H. Copans	30	Director

Craig W. Rydin is the Chairman of the Board of Directors and Chief Executive Officer. Prior to joining Yankee Candle in April 2001, Mr. Rydin was the President of the Away From Home food services division of Campbell Soup Company since 1998, and President of the Godiva Chocolatier division of Campbell from 1996 to 1998. Prior to Godiva, Mr. Rydin held a number of senior management positions at Pepperidge Farm, Inc., also a part of Campbell. Mr. Rydin has served as a director of Holdings since February 2007.

Harlan M. Kent is the President and Chief Operating Officer. Mr. Kent joined Yankee Candle in June 2001 as Senior Vice President, Wholesale. He was promoted to President in July 2004 and was promoted to his current position in December 2005. Prior to joining Yankee Candle, Mr. Kent was Senior Vice President and General Manager of the Wholesale Division of Totes Isotoner Corporation from 1997 to 2001, and Vice President of Global Sales and Marketing for the Winchester Division of Olin Corporation from 1995 to 1997. Mr. Kent has also held a number of senior marketing and strategic planning positions at both the Campbell Soup Company and its Pepperidge Farm Division. Mr. Kent has served as a director of Holdings since February 2007.

Bruce H. Besanko is the Senior Vice President, Finance and Chief Financial Officer. Prior to joining Yankee Candle in April 2005, Mr. Besanko served as Vice President, Finance for Best Buy, Inc. from 2002-2005. Prior to joining Best Buy in 2002, Mr. Besanko held several financial leadership positions of increasing responsibility for Sears, Roebuck and Co. from 1996-2002. Prior to joining Sears, Mr. Besanko held various finance, accounting and treasury positions with the Atlantic Richfield Company from 1992-1996. He also served in the United States Air Force, holding a variety of leadership roles for more than eight years.

Stephen Farley is the Senior Vice President, Retail. Prior to joining Yankee Candle in January 2005, Mr. Farley served as Executive Vice President, Marketing and Merchandising for The Bombay Company, a leading specialty retailer of home accessories and home décor. Prior to joining The Bombay Company in 2002, he served as Chief Marketing Officer for J.C. Penney, one of America’s largest department store, catalog and e-commerce retailers. Mr. Farley also previously held various senior leadership positions with Payless Shoe Source, Inc., Pizza Hut and the leading marketing and advertising agencies of Earle Palmer Brown and Saatchi & Saatchi.

Paul J. Hill is the Senior Vice President, Supply Chain. Prior to joining Yankee Candle in October 2000, Mr. Hill was employed by Kraft Foods, Inc. from 1987 to 2000. At Kraft, Mr. Hill held various supply chain and strategy positions. His last assignment with Kraft, from 1997 to 2000, was as the Plant Manager at one of the largest plants in Kraft’s system.

Martha S. LaCroix is the Senior Vice President, Human Resources. Ms. LaCroix joined Yankee Candle in February 1993 as Director of Employee Relations and has since held various positions of increasing responsibility in the Company’s Human Resources Department. Ms. LaCroix was appointed Vice President, Human Resources in December 2000 and promoted to her current position in 2003.

James A. Perley is the Senior Vice President, General Counsel of the Company. Prior to joining Yankee Candle in September 1999, Mr. Perley was Vice President and General Counsel of Star Markets Company, Inc., where he served from 1997 to 1999. From 1987 to 1997, Mr. Perley was a member of the Boston-based law firm of Hale and Dorr LLP, where he served as an Associate from 1987-1992 and as a Junior Partner from 1992-1997.

Richard R. Ruffolo is the Senior Vice President, Brand Marketing and Innovation. Prior to joining Yankee Candle in September 2005, Mr. Ruffolo held various senior leadership positions with the Bath & Body Works Division of Limited Brands, Inc. from 1998-2005, where he most recently served as Vice President and Category Leader of their True Blue SPA and American Girl realbeauty businesses. Prior to joining Bath & Body Works in 1998 he served as Category Director, Glade Candles for S.C. Johnson & Son, Inc. Mr. Ruffolo also previously held brand management positions with The Procter & Gamble Company and Ralston-Purina Company.

Mike Thorne is the Senior Vice President, Wholesale. Prior to joining Yankee Candle in June 2006, Mr. Thorne was employed by the Russell Corporation. Prior to joining Russell in 2005, he served as Vice President of Sales for the Spalding Division of Russell Corporation. Thorne also held numerous senior sales positions with Pentland LLC, Franklin Sporting Goods Company and Wilson Sporting Goods.

Robin P. Selati has served as a director of Holdings since February 2007. Mr. Selati is a Managing Director of Madison Dearborn and joined the firm in 1993. Prior to joining Madison Dearborn in 1993, Mr. Selati was associated with Alex Brown & Sons Incorporated in the consumer/retail investment banking group. Mr. Selati also serves on the board of directors of Carrols Restaurant Group Inc., Tuesday Morning Corporation, Cinemark, Inc., Ruth’s Chris Steak House, Inc. and Pierre Foods, Inc.

George A. Peinado has served as a director of Holdings since February 2007. Mr. Peinado is a Director of Madison Dearborn and joined the firm in 2004. Prior to joining Madison Dearborn in 2004, Mr. Peinado was with DLJ Merchant Banking Partners and Morgan Stanley & Co. Mr. Peinado also serves on the board of directors of Pierre Foods, Inc.

Richard H. Copans has served as a director of Holdings since February 2007. Mr. Copans is a Vice President of Madison Dearborn and joined the firm in 2005. Prior to joining Madison Dearborn in 2005, Mr. Copans was an analyst with Thomas H. Lee Partners and Morgan Stanley & Co.

Director Independence

The Company is privately owned. As a result, the Company is not required to have independent directors. All of its directors are affiliates of Madison Dearborn, the Company’s principal stockholder, or are members of the Company’s management and would, therefore, not qualify as “independent” within the meaning of the rules of a national securities exchange.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members were officers or employees of the Company or its subsidiaries. No executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of another entity, one of whose executive officers served as a member of the Board of Directors or Compensation Committee of the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

General Overview

Throughout fiscal 2006 we were a public company, with our common stock traded on the New York Stock Exchange. As such, the Compensation Committee of our Board of Directors was responsible for developing, implementing and administering our cash and equity compensation policies. The Compensation Committee’s responsibilities included, among other things, determination of the cash and equity compensation paid to our executive officers, the establishment and administration of the Company’s incentive programs and the review and approval of all stock options or other awards pursuant to the Company’s equity compensation plans.

On February 6, 2007, as a result of the merger, investment funds affiliated with Madison Dearborn and certain members of our management became owners of the Company’s indirect parent, YCC Holdings, LLC (“Holdings”). Following the merger, our board consists of three non-employee directors who are employed by affiliates of Madison Dearborn, Craig W. Rydin, our Chief Executive Officer and Chairman of the Board, and Harlan M. Kent, our President and Chief Operating Officer. At present, our Board does not have a compensation committee but may determine to form one in the future, which would likely be comprised of our non-employee directors. Until such time, the establishment and administration of the Company’s executive compensation program will be the responsibility of the full Board of Directors. While several components of our former executive compensation program will remain largely unchanged in fiscal 2007, as more fully described below, our new Board will work closely with management to evaluate our long-term compensation program and philosophy in light of our transition to a private company. It is therefore too soon to comment extensively on the Company’s forward-looking compensation philosophy.

In connection with Madison Dearborn’s acquisition of the Company, Madison Dearborn negotiated new compensation arrangements with Mr. Rydin, our Chief Executive Officer. The compensation to be made to Mr. Rydin reflects the negotiations between Mr. Rydin and Madison Dearborn. The non-equity compensation of each of our other executive officers was not changed in connection with the merger. In the future, we anticipate that decisions with respect to Mr. Rydin’s compensation will be made by our non-employee directors, and that our non-employee directors, in consultation with our Chief Executive Officer, will determine the compensation of the remaining executive officers.

As a result of the merger, all outstanding awards under the Company’s former equity-based compensation plans were cancelled and converted into the right to receive cash payments with respect to such awards as further described below under “—Treatment of Stock Options, Restricted Stock and Performance Shares upon Completion of the Merger.” However, each of our executive officers and some members of senior management were given the opportunity to purchase equity in Holdings as described under “Certain Relationships and Related Party Transactions” and “Security Ownership of Principal Shareholders and Management.” Madison Dearborn believes that this equity ownership further aligns the interests of our executive officers with those of our other equity investors and encourages our executive officers to operate the business in a manner that enhances the Company’s equity value. It is not presently anticipated that additional incentive equity will be issued to our executive officers on an annual basis as part of future compensation arrangements.

Throughout this analysis, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as other individuals included in the Summary Compensation Table below, are referred to as the “named executive officers.”

Compensation Objectives and Program Structure

The Company’s overall philosophy is to create value for our equity holders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings, the achievement of longer-term strategic goals and objectives, and specific individual performance. The objectives of our compensation policies are (i) to provide a level of compensation that will allow us to attract, motivate, retain and reward talented executives who have the ability to contribute to our success, (ii) to link executive compensation to our success through the use of bonus payments based in whole or in part upon our performance (or that of a particular business unit), (iii) to align the interests of the executives with those of our equity holders thereby providing incentive for, and rewarding, the attainment of objectives that inure to the benefit of our equity holders, and (iv) to motivate and reward high levels of performance or achievement. In fiscal 2006, the alignment of our executives interests with those of our former stockholders was fostered through equity participation, including the use of stock awards or option grants. As discussed above, Madison Dearborn believes that this alignment of interests will be fostered in the future through management’s co-investment with Madison Dearborn in the equity of Holdings.

Overview of Compensation and Process

Beginning in 2004 and continuing through 2006, the Company’s Compensation Committee retained at the Company’s expense a third party compensation consulting firm to assist the Compensation Committee in performing a comprehensive review of the Company’s executive compensation program and practices. The Compensation Committee looked at the qualifications of several compensation consulting firms and ultimately selected Towers Perrin. As a result of this project, we established a more formal Executive Compensation Program covering those members of management at the Vice President level or higher, together with other key management personnel, if any, that may be included from time to time by the Company and the Compensation Committee in their discretion (the “Program”). During this time period, Towers Perrin recommended and worked with the Committee to implement various new components to the Program, including performance share awards and restricted stock awards, and to modify certain other components such as our annual cash incentive bonus plan, all as described below. We would anticipate continuing to use the services of a consulting firm, in the future on an as-needed basis in order to assist in providing benchmarking data and to insure that our actual compensation practices remain competitive and consistent with our stated goals and compensation philosophies.

We are committed to providing competitive compensation opportunities to participants in the Program who are performing at a fully satisfactory level. Accordingly, as part of the Program the Compensation Committee’s consultant conducted extensive market research of comparable companies in order to develop the information necessary to establish market compensation levels. For purposes of determining market levels of compensation, we benchmarked ourselves against a group of organizations within the retail/wholesale sector using reliable industry surveys and other available data that reflect, to the extent possible, pay levels at such companies. Given the fact that we are a manufacturer, retailer and wholesaler, finding the appropriate peer group was challenging. Working together with Towers Perrin, the Compensation Committee selected the organizations in this benchmarking group or peer group based upon their having some or all of the following characteristics: (i) strong or emerging brands, (ii) strong financial performance (based on objective metrics such as earnings, growth, return on invested capital and other such measures), (iii) multi-channel business and distribution models and (iv) specialty retailing focus. The composition of the peer group has in the past been reviewed periodically by the Compensation Committee in order to better reflect the Company’s labor market for executive talent. In 2006, there were a total of 24 companies in the peer group. The companies comprising the peer group are:

• American Eagle Outfitters	• Carter’s	• Oakley, Inc.
• Abercrombie and Fitch Company	• Charlotte Russe Holding, Inc.	• Pacific Sunwear of California, Inc.
• Coldwater Creek, Inc.	• Charming Shoppes, Inc.	• Payless Shoesource, Inc.
• Hot Topic, Inc.	• Chico’s FAS, Inc.	• Pier 1 Imports, Inc.
• Ann Taylor Stores, Corporation	• Children’s Place Retail Stores, Inc.	• Tiffany & Company
• Aeropostale, Inc.	• Kenneth Cole Productions, Inc.	• Too Incorporated
• Bebe Stores, Inc.	• Lenox Group	• Urban Outfitters, Inc.
• Blyth, Inc.	• Mother’s Work, Inc.	• Williams-Sonoma, Inc.

Given the number of companies in the group, minor changes in the group’s composition should not have a significant impact on year-to-year market pay levels targeted by the Company. We anticipate that the peer group will continue to be used to establish market compensation levels going forward, and that the composition of the group will be reviewed from time to time to insure that it remains appropriate.

Using the benchmark market information, for fiscal 2006, the Company’s former Compensation Committee estimated market rates of pay for base salary, total cash compensation (base salary plus annual incentives) and total direct compensation (total cash plus the expected value of long-term incentives). These market rates were used to create targeted salary, bonus and long-term incentive grant ranges. The ranges for each component of direct compensation were developed to ensure they were competitive with the appropriate marketplace and are targeted at approximately the market 50th percentile of the benchmark data (the “median”). Over time, depending upon budgetary considerations and other factors, most participants who are performing well are intended to be provided compensation generally consistent with the market median.

The Program was structured to expressly tie a significant portion of the executive’s overall compensation to the performance of the Company and/or specific business units through the use of performance-based reward elements such as annual and long-term incentives. The following elements were included in the Program in fiscal 2006:

•	annual base salary;

•	annual cash-based incentives (the “Management Incentive Plan”);

•	long-term equity-based incentives under the Company’s former stock option and award plans; and

•	other benefits based upon prevailing market norms.

Actual levels of compensation received by participants were determined based upon individual skill and contribution, Company and/or business unit performance and individual performance. All compensation arrangements, grants and awards relating to our executive officers were established and approved by the Compensation Committee, based upon input from management.

In the past, the Company has not had a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviewed information provided by the compensation consultants to determine the appropriate level and mix of incentive compensation, with the goal of total direct compensation (total cash plus the expected value of long-term incentives) being targeted at approximately the 50th percentile market median developed using the peer group benchmarking data. Following the merger, Madison Dearborn believes that management’s co-investment and other incentive equity awards in Holdings will provide long-term incentives to grow equityholder value. It is therefore currently anticipated that additional long term equity incentive grants will not be made on an annual basis as was done previously. Short-term incentive compensation will likely continue to consist of annual cash bonuses based upon company performance.

The following summary of our compensation plans should be read in conjunction with the narrative disclosure contained in the section, “Executive Compensation Tables.”

Base Salary. Each participant in the Program is provided a salary based upon market compensation levels for his or her specific position or job function. We provide a base salary to attract and retain executive officers and to compensate them for their services rendered during the fiscal year. An individual will be paid a base salary on the basis of his or her skills, contributions over time and annual performance. In establishing base salaries for each of our executive officers, the Compensation Committee considered numerous factors, including (i) its assessment of the executive’s performance, (ii) the executive’s leadership in executing Company initiatives and his or her potential future contributions and ability to enhance long-term shareholder value, (iii) the nature and scope of the executive’s responsibilities, (iv) the executive’s contributions and importance to the Company, (v) the executive’s integrity and compliance with law and with our Code of Business Conduct and Ethics, and (vi) the executive’s historical compensation and the nature and extent of the executive’s other forms of compensation. Most participants who are performing well will be provided salaries that are generally consistent with the market median based upon similarly situated executives of the companies comprising our peer group. Variations to this objective may occur as dictated by the experience level of the individual and market factors as well as Company performance, retention concerns and other individual circumstances. Each year, the participant’s salary will be reviewed and may be increased if warranted. In general, if a participant’s role and performance level have not changed significantly, and his or her salary is consistent with market levels of pay, the participant can typically expect a modest increase in base salary in that year.

With respect to 2007, base salaries were established by our former Compensation Committee in the ordinary course consistent with prior practice under the Program, and were subsequently approved by our non-employee directors following the merger.

Annual Incentives (Bonuses). We believe that a significant portion of an executive’s compensation should be tied to our performance. Therefore, in addition to a base salary, we provide a Management Incentive Plan (the “MIP”) which constitutes the variable, performance-based component of an executive’s cash compensation. The MIP is designed to reward members of management and other key individuals for performance within the applicable fiscal year. The MIP provides for a target incentive opportunity for each participant consistent with market practice for his or her position or job function. If the Company, business unit (if applicable) and individual performance are each at target levels (as pre-approved by the former Compensation Committee), the participant’s total cash compensation (base salary plus MIP incentive) is designed to be competitive with market practice for that role (i.e., generally consistent with the market 50th percentile ranges established using the peer group data). If performance is above or below target, total cash compensation is likewise designed to be above or below market levels, respectively.

The MIP is structured to provide a “pool” of incentive dollars based on our attainment of certain financial and operating results for the applicable year which, prior to the merger, were established and pre-approved by the former Compensation Committee. In 2006, as in prior years, the applicable financial and operating metric used to measure Company performance was earnings per share (EPS). The Company’s actual performance versus the pre-established earnings per share objective determines the actual funding of the MIP incentive pool. The actual pool may exceed the target pool, or may be less than target, or even zero, based on our actual performance during such fiscal year.

In establishing the pre-approved EPS performance targets used for purposes of the MIP incentive payments, the former Compensation Committee typically sought to establish a targeted EPS level that was not easily attainable and was instead intended to require a level of Company financial performance commensurate with that which could reasonably be expected to reward the Company’s equity holders. The EPS targets were generally based upon the Company’s approved operating budget for the applicable fiscal year, as modified by the former Compensation Committee in its discretion, if at all, based upon various factors it deemed relevant (including, by way of example, its view of the expected level of difficulty of attaining the approved budget). In 2006, the Company exceeded its pre-approved EPS target. In 2004 and 2005, the Company did not achieve the applicable EPS target and participants therefore generally received MIP payments at levels below the target amounts.

Actual incentive bonus awards to individual participants are based upon the following factors:

1.	Company performance. As noted above, the funding of the overall MIP pool was, in 2006 and years prior, determined by the Company’s actual performance versus its EPS target (the “Company Portion”). Performance under the Company Portion of the incentive objective determines an initial award level for each MIP participant which will vary between 0% and 200% of a participant’s target award. Each participant’s target award is a pre-approved percentage based upon a participant’s level in the Company, performance goals and market rates multiplied by such participant’s base salary earned in the fiscal year. If actual EPS was less than target EPS, participants would not receive an award and no other performance factors will be considered. Following the merger, Company performance will be based on an Adjusted EBITDA target as described below.

2.	Business unit performance. For certain participants who work within one of our two business units (retail and wholesale), a portion of their MIP target bonus amount is also tied to the segment profit achieved by that business unit as compared to the segment profit objective pre-determined, prior to the merger, by the former Compensation Committee. Actual segment profit performance of the applicable business unit is then used as a “multiplier,” to increase or decrease the initial award level established using the Company Portion. This multiplier factor will range from 0.0 to 1.50 based upon the actual segment profit performance and a range of corresponding multipliers pre-approved, prior to the merger, by the former Compensation Committee. If actual segment profit falls below the pre-approved segment profit minimum threshold as established by the former Compensation Committee, the multiplier factor will be zero, and participants in the applicable business unit will earn a reduced bonus for the year.

3.	Individual performance. The award level determined as a result of the Company Portion of the incentive objective, modified by the segment profit performance factor, if applicable, may be further modified based on individual performance. An assessment of the participant’s performance against his or her pre-determined key performance objectives established by his or her supervisor (and in the case of Mr. Rydin, by the former Compensation Committee) at the start of the fiscal year, combined with an overall assessment of the participant’s individual contributions and performance in the applicable year, will result in a multiplier ranging from -50% to + 25% that will be used to multiply the award determined above in order to calculate the participant’s final incentive award for the fiscal year.

Preceding the merger, the former Compensation Committee had discretion to modify all or any portion of any award as it deems necessary or appropriate. Following the merger, the full Board of Directors will have such discretion.

Based upon fiscal year-end results, the pool is reviewed and approved by the former Compensation Committee, and may be modified upward or downward in special circumstances (such as, by way of example only, intervening economic, market or industry factors that may be beyond the Company’s control or other circumstances, actions or events impacting the Company’s financial or operating results that were not contemplated by the former Compensation Committee when establishing the performance objectives). Once established and approved by the former Compensation Committee, the pool of dollars is allocated among Program participants based on a combination of the above factors. Actual allocations are based on input from a participant’s direct manager, as well as our Chief Executive Officer (utilizing input from senior management). The former Compensation Committee and the Chief Executive Officer retained discretion to modify awards as and when they deemed appropriate. The former Compensation Committee was also responsible for determining the annual incentive amount for the Chief Executive Officer.

In fiscal 2007, the MIP program will continue, however, “Adjusted EBITDA” will replace earnings per share as the target performance metric determining the funding of the MIP pool and the Company Portion. For MIP purposes, “Adjusted EBITDA” is defined as net income before net interest expense, income taxes, depreciation and amortization, amortization of deferred financing costs, equity compensation expense, Transactions related expenses, any purchase price accounting adjustments as a result of the Transactions, and any other nonrecurring or similar costs as may be deemed appropriate by the Board of Directors in its discretion. The 2007 Adjusted EBITDA objective and the segment profit objectives for each business unit were established by our non-employee directors in February 2007.

Following the merger on February 6, 2007, we do not currently have a separately designated Compensation Committee. As a result, the establishment and administration of the Company’s executive compensation program will be the responsibility of the full Board of Directors until such time, if any, that a separate Compensation Committee is established.

Long-Term Incentives (Stock Options and Awards). The long-term incentive portion of the Program included the following components in fiscal 2006: the awarding of “performance shares,” restricted stock awards and stock option grants. The purpose of providing long-term equity incentives was to promote our long-term growth and profitability by aligning the interests of our executives with the interests of our stockholders. The combination of these components of long-term compensation were targeted to provide market compensation opportunities for most Program participants (selected individuals may be granted awards less than, or more than market levels based on their role, performance and projected future impact on the organization). However, the former Compensation Committee also considered the dilution and cost impact of equity compensation in determining the total pool of available shares subject to grant each year to ensure that its practices are not out-of-line with industry peers. The Company has not historically had formal guidelines for ownership of the Company’s common stock.

Stock Options granted as part of the annual long term incentive component of the Program were typically for a ten year term and vested annually on a ratable basis over a four-year period. The exercise price of the options were typically determined by the actual closing price of the Company’s common stock as quoted by the NYSE on the last business day before the date of grant. Each of our executive officers, among others, received stock option grants in 2006. The 2006 option grants were established and approved by the former Compensation Committee at its February 24, 2006 meeting. A grant date of March 10, 2006 was established at the meeting in order to allow management to communicate the option grants, together with total compensation, to the applicable employees prior to granting. The exercise price for these options was established on February 24, 2006 to be the closing price of the Company’s stock on March 9, 2006.

Performance Shares were introduced to the Program in 2004 upon the recommendation of Towers Perrin. While all equity awards and grants were performance-based in that the value of the award was dependent upon the underlying market price of the Company’s common stock, performance shares were designed to be even more directly tied to Company performance in that the issuance of the targeted number of shares was based solely upon the achievement by the Company of pre-determined financial and operating objectives over a three-year period of time. A participant could have received more or less than the target amount of shares, or zero shares, depending upon the actual performance of the Company over the three-year period. In 2006, we entered into an Award of Performance Shares Agreement (“Performance Shares Agreement”) with each named executive officer, as well as other employees. Each of the Performance Shares Agreements provided that the Company would issue shares of its common stock under the Company’s 1999 Stock Option and Award Plan, or its 2005 Stock Option and Award Plan, subject to the Company attaining targeted levels of cumulative earnings per share for the three fiscal years covered by the Performance Shares Agreement (in this case, the fiscal years ending December 30, 2006, December 29, 2007 and December 28, 2008). The Performance Shares Agreement for each recipient fixed a target number of performance shares for that recipient. The actual number of performance shares issued to the recipient would have ranged from 0% to 175% of the target number, depending upon our actual cumulative EPS for those three fiscal years. The agreements provided that if we did not attain cumulative EPS of at least 90% of the targeted cumulative EPS performance established by the Compensation Committee with respect to the applicable three fiscal years, then no performance shares would be issued under the grant (absent the exercise of discretion by the Compensation Committee). The EPS targets for the applicable fiscal years were established by the Compensation Committee in February 2006, were set forth in the 2006 Performance Shares Agreements and were the same for each named executive officer. Upon issuance of the performance shares, the agreements provided that the recipient would have also received payment equal to the total amount of dividends declared on the shares between the date of the Performance Shares Agreement and the date on which the performance shares were issued. The performance share awards were subject to forfeiture and other conditions, all as more fully set forth in the Performance Shares Agreements. Similar Performance Shares Agreements were entered into with executive officers and other Program participants in 2004 and 2005.

Restricted Stock Awards were added in 2006, upon the recommendation of Towers Perrin, as a third element of the long-term incentive component of the Program. Towers Perrin’s recommendation, and the Committee’s decision, to add restricted shares to the Program were based on several factors including: (i) the fact that the then current stock price levels and the expected value of the existing performance share awards, the Company’s long-term incentive awards were well below the targeted market 50th percentile, (ii) retention concerns given that a large portion of recent stock option grants were “out of the money” based upon the then current stock price, (iii) the trend in the marketplace as reported by Towers Perrin toward the greater use of full share equity awards such as restricted stock and performance shares and less reliance on stock options, (iv) accounting savings as compared to issuing stock options awards, (v) the desire for a more balanced approach between time-based and performance-based components within the long term incentive plan and (vi) the ability to deliver the same value using fewer shares (as opposed to stock options) thus reducing the number of shares needed to be used from the Company’s equity plans. The restricted stock awards made in 2006 generally vested over a three year period as follows: 50% on the first anniversary of the award and 25% on each of the two subsequent anniversary dates. The restricted stock award made to Mr. Rydin vested ratably over the three year period.

As a result of the merger, all outstanding awards under the Company’s former equity-based compensation plans were cancelled and converted into the right to receive cash payments with respect to such awards as further described below under “—Treatment of Stock Options, Restricted Stock and Performance Shares upon Completion of the Merger.”

Other Programs and Perquisites. We also provide our named executive officers, among others, with 401(k) and nonqualified deferred compensation matching programs, and certain named executive officers (typically determined by position and/or anticipated travel demands) are provided a car allowance. Specifically, under our 401(k) Plan, we provide a discretionary match which for the 2006 plan year was 75% of the first 4% of eligible earnings up to a maximum of 3% of eligible earnings. Under our nonqualified deferred compensation program an eligible participant may defer up to 100% of total annual salary and incentive compensation. The program will match 100% of the first $10,000 deferred and 50% of the next $20,000 deferred, up to a maximum matching contribution of $20,000. Vehicles are provided to certain executives based on the travel required in their position and their level at the Company. The Company either leases a vehicle for eligible executives or provides a monthly vehicle allowance. We provide such perquisites and other personal benefits as we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.

Welfare Benefits. The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). As a public company, we had historically structured our compensation programs such that compensation paid thereunder would be tax deductible by us. Section 162(m) will not be applicable to us as a private company.

Accounting for Share-Based Compensation. Effective in 2003, we adopted the fair value recognition provisions of SFAS No. 123 “Accounting for Stock Based Compensation.” Under the prospective transition method selected by us, as described in SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123,” all stock option grants beginning with grants made in fiscal 2003 are being expensed over the vesting period, based on the fair value at the date of the grant. Fair value is determined based on a variety of factors, all of which are estimates subject to judgment. Changes in estimated lives of options, risk free interest rates or exercise patterns could impact our results of operations.

Effective January 1, 2006, the Company adopted SFAS 123(R). The Company adopted SFAS 123(R) using a modified prospective application, as permitted under SFAS 123(R). Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Treatment of Stock Options, Restricted Stock and Performance Shares upon Completion of the Merger

In connection with the announcement by the Company in July 2006 that we were considering strategic alternatives including the possible sale of the Company, our former Compensation Committee worked with Towers Perrin to determine an appropriate approach to the treatment of our various forms of equity awards in the event of a change in control event. The Compensation Committee reviewed with Towers Perrin and with outside legal counsel the terms of the Company’s Stock Option and Award Plan documents, and the terms of the individual stock option, performance share award and restricted share award agreements, each of which provided varying options and levels of discretion to the Board and the Compensation Committee. The Compensation Committee considered the report by Towers Perrin regarding market practices by similarly situated companies. In addition, the Compensation Committee further considered several other factors including (i) the Company’s actual and projected performance versus targets, (ii) the accelerated delivery of value to the Company’s shareholders in the event of a change in control, (iii) the significant premium to the current stock price likely to be delivered to the Company’s shareholders in the event of a change in control, (iv) the overall compensation program of the Company versus its peer group and the delivery of value to date under the Program as compared to targeted levels of compensation, (v) the need to retain and motivate key management personnel in light of the announcement and the inherent uncertainty caused by the possible sale of the Company, (vi) the significant anticipated demands on management in conducting this process while also continuing to manage the business and (vii) the impact on any potential transaction of the various options available to the Committee.

Based on the recommendation of the Compensation Committee, the Board of Directors approved the following treatment of our equity awards in the event of a change in control event (and as a result of the merger in February 2007 each of the following occurred):

Stock Options. All options to purchase our common stock under equity incentive plans that were outstanding immediately prior to the consummation of the merger (whether or not then vested or exercisable) were canceled at the consummation of the merger and each holder of an option received, for each share of common stock subject to such option, an amount in cash equal to the excess, if any, of $34.75 over the per share exercise price of such option.

Restricted Shares. All shares of restricted stock granted by the Company under any of our stock plans, which were outstanding immediately prior to the consummation of the merger, vested and became free of any restrictions as of the consummation of the merger, and were converted into the right of the holders thereof to receive, for each such share of restricted stock, an amount in cash equal $34.75.

Performance Shares. Immediately prior to the consummation of the merger, we issued to each holder of a performance shares award a number of performance shares equal to (i) with respect to the 2004-2006 performance period, 60% of the target number of such holder’s performance shares awards, (ii) with respect to the 2005-2007 performance period, 66.67% of the target number of such holder’s performance shares awards and (iii) with respect to the 2006-2008 performance period, 33.33% of the target number of such holder’s performance shares awards. At the consummation of the merger on February 6, 2007, each such performance share was converted in to the right of holders thereof, to receive, for each performance share, $34.75. We also paid to each holder of performance shares so issued an amount equal to the sum of (i) the product of (x) $0.50 and (y) the number of performance shares in respect of the 2004-2006 and 2005-2007 periods held by such holder, and (ii) the product of (x) $0.25 and (y) the number of performance shares in respect of the 2006-2008 period held by such holder; these cash payments represented the “dividend equivalent payments” contemplated under the agreements.

Compensation Programs Adopted after Announcement of Potential Sale of the Company. In September 2006, an Executive Severance Agreement, a Special Retention Bonus Plan and an Amended and Restated Executive Deferred Compensation Plan were approved by both the Board of Directors and the Compensation Committee in light of our decision, announced on July 26, 2006, to explore potential strategic alternatives to enhance shareholder value, including a potential sale of the Company. The Board of Directors viewed these agreements and plans as important steps in retaining and motivating key management personnel in light of the potential sale of the Company. These programs were adopted after consultation with Towers Perrin and a detailed review of the compensation levels and terms of the Company’s management and market data concerning the compensation practices of similarly situated companies.

Executive Severance Agreements. Towers Perrin had previously recommended that the Company adopt a formal severance policy and/or enter into formal severance agreements for Program participants as an integral part of the Program, and the Compensation Committee had been working on such a program with management and Towers Perrin prior to the announcement of the strategic alternatives process in July 2006. Prior to entering into the agreements described below, severance provisions were handled on a case-by-case basis, typically upon hire in offer and acceptance letters or similar documents, or upon termination subject to negotiation and applicable circumstances. Towers Perrin recommended and the Committee agreed that a more formal and consistent method of dealing with severance issues was in the best interests of the Company. In connection with the announcement of the strategic alternatives process, the Board of Directors made the additional determination that it was necessary to provide employees an incentive to remain with Yankee during a change of control process. Accordingly, based on all of the foregoing, we entered into executive severance agreements with certain of our officers, including the named executive officers, in September 2006. The Executive Severance Agreements are not employment contracts and do not specify an employment term, compensation levels or other terms or conditions of employment. However, the Executive Severance Agreements superceded any severance provisions of employment agreements and any prior severance arrangements in place between the Company and the officers at the time of execution of the Executive Severance Agreements.

The Executive Severance Agreements provide for certain severance benefits to the executive in the event his or her employment is terminated (i) by the Company other than for cause, disability or death prior to a change in control event or more than two years following a change in control event or (ii) by the Company other than for cause, disability or death or by the executive for good reason within two years of a change in control event. The consummation of the merger in February 2007 constituted a change in control event as defined in the Executive Severance Agreements. These agreements remain in effect following the merger.

Special Retention Bonus Plan. On September 14, 2006, the Board of Directors of the Company adopted a Special Retention Bonus Plan covering various management and other employees approved by the Company’s Board of Directors, including all executive officers of the Company. The Plan provides that each participating employee who remains employed by the Company through the date three months following a change in control event or whose employment is terminated by the Company without Cause (as defined in the Plan) prior to such date will receive a special retention bonus, in an amount equal to either a specified percentage of his or her annual base salary as of the adoption of the Plan or a specified dollar amount. The merger constituted a change in control event.

Deferred Compensation Plan. On September 14, 2006, the Board of Directors of the Company also amended and restated our Executive Deferred Compensation Plan such that in connection with, and immediately following the consummation of the merger, participants in our executive deferred compensation plan received distributions of all existing account balances, including any matching contribution to which they were entitled. The amendments to the plan had the effect of causing distributions to be made at the time of the merger but did not increase the amounts to which any participant was entitled.

COMPENSATION COMMITTEE REPORT

Following the merger, we do not have a separately designated Compensation Committee. The full Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, and recommended that the Compensation Discussion and Analysis be included in this registration statement.

THE BOARD OF DIRECTORS
Craig W. Rydin Harlan M. Kent Robin P. Selati George A. Peinado Richard H. Copans

Executive Compensation Tables

Summary Compensation Table

The following table summarizes the total compensation earned in 2006 by our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e) (1)	(f) (2)	(g) (3)	(h) (4)	(i) (5)	(j) (6)
Craig W. Rydin
Chairman and Chief
Executive Officer	2006	$774,228	—	$1,188,045	$442,753	$1,022,000	—	$54,493	$3,481,519
Harlan M. Kent
President and Chief
Executive Officer	2006	$450,000	—	$323,128	$283,934	$400,950	—	$40,200	$1,498,212
Bruce H. Besanko
Senior Vice President,
Finance and Chief
Financial Officer	2006	$353,338	—	$171,555	$158,870	$209,883	—	$39,318	$932,964
Stephen Farley
Senior Vice President,
Retail	2006	$341,271	—	$80,155	$108,724	$331,715	—	$26,975	$888,840
Paul J. Hill
Senior Vice President,
Supply Chain	2006	$272,807	—	$155,269	$174,218	$147,316	—	$28,550	$778,160

(1)	This column represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of performance shares and restricted stock awards granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of the consolidated financial statements for the year ended December 30, 2006. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. The performance shares were subject to performance conditions as described in the CD&A and below under the heading “— Calculation of Earned Performance Share Awards.” The restricted stock was subject to vesting as described below under “— Restricted Share Grants.” In February 2007, such awards were issued and exchanged for cash payments in connection with the merger as described in the CD&A and below under “Treatment of Stock Options and Restricted Stock in Connection with the Transactions” and “Treatment of Performance Share Awards in Connection with Completion of the Transactions.”

(2)	This column represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executives in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of the consolidated financial statements for the year ended December 30, 2006. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. In February 2007, all such awards vested and were exchanged for cash payments in connection with the merger as described in the CD&A and below under “—Treatment of Stock Options and Restricted Stock in Connection with the Transactions.”

(3)	Represents amounts earned in 2006 (and paid in 2007) under the Company’s Management Incentive Plan, which are described below under “— Management Incentive Plan.”

(4)	The Company has no defined benefit pension plans. Earnings under the Company’s non-qualified deferred compensation plans are not “above market.” The Company’s deferred compensation plan provides for investment options through a third party administrator in a variety of mutual funds all of which are widely available. See the text accompanying the Non-Qualified Deferred Compensation Table below for a description of this plan.

(5)	The dollar value of the amounts shown in this column for 2006 includes the following:

	Vehicle Expense	Matching Contributions Under 401(k) Plan	Executive Deferred Compensation Plan Matching Contributions	Dividend Payments (1)
Craig W. Rydin	$14,223	$6,600	$20,000	$13,670
Bruce H. Besanko	$12,093	$6,600	$20,000	$625
Harlan M. Kent	$9,600	$6,600	$20,000	$4,000
Stephen Farley	—	$6,600	$20,000	$375
Paul J. Hill	—	$6,600	$20,000	$1,950

(1)	The amounts include dividend equivalents paid during 2006 on restricted shares that had not yet vested and dividend payments on 2004 performance share awards.

(6)	The salary plus the management incentive plan cash compensation received and reported in the Summary Compensation Table for 2006 represents between 52% and 76% of the total compensation received and reported for each named executive officer.

Grants of Plan-Based Awards

The following table summarizes information regarding awards granted under the Company’s equity and non-equity incentive plans during 2006:

Name	Grant Date	Board Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)(3)	(3)	(l)
Craig W. Rydin
-2006 Management Incentive Plan			—	$774,228	$1,935,570
-2006 Performance Share Grant	3/10/06	2/24/06				14,000	20,000	20,000					560,200
-2006 Restricted Share Grant	3/10/06	2/24/06							20,000				560,200
-2006 Stock Option Grant	3/10/06	2/24/06								85,000	$28.01	$28.21	697,740
Harlan M. Kent
-2006 Management Incentive Plan			—	$337,500	$843,750
-2006 Performance Share Grant	3/10/06	2/24/06				3,500	5,000	5,000					140,050
-2006 Restricted Share Grant	3/10/06	2/24/06							4,000				112,040
-2006 Stock Option Grant	3/10/06	2/24/06								35,000	$28.01	$28.21	287,305
Bruce H. Besanko
-2006 Management Incentive Plan			—	$194,336	$485,840
-2006 Performance Share Grant	3/10/06	2/24/06				2,450	3,500	3,500					98,035
-2006 Restricted Share Grant	3/10/06	2/24/06							2,500				70,025
-2006 Stock Option Grant	3/10/06	2/24/06								22,000	$28.01	$28.21	180,591
Stephen Farley
-2006 Management Incentive Plan			—	$170,635	$639,883
-2006 Performance Share Grant	3/10/06	2/24/06				1,400	2,000	2,000					56,020
-2006 Restricted Share Grant	3/10/06	2/24/06							1,500				42,015
-2006 Stock Option Grant	3/10/06	2/24/06								12,000	$28.01	$28.21	98,504
Paul J. Hill
-2006 Management Incentive Plan			—	$136,403	$341,008
-2006 Performance Share Grant	3/10/06	2/24/06				1,400	2,000	2,000					56,020
-2006 Restricted Share Grant	3/10/06	2/24/06							1,800				50,418
-2006 Stock Option Grant	3/10/06	2/24/06								13,500	$28.01	$28.21	110,817

(1)

These columns show the potential value of the payout for each named executive officer under the MIP in 2006 if the threshold, target and maximum goals are satisfied. The methodology for determining payout is based on Company performance (based on EPS), business unit performance and individual performance as described in the CD&A. In 2006, the Company exceeded its pre-approved EPS objective and as a result, the initial award levels established for participants was 108% of the participant’s target bonus with respect to the company performance component. The business unit performance component uses a “multiplier” ranging from 0.0 to 1.50 to increase or decrease the initial target award level of 108%. In 2006, our retail division exceeded its pre-established target and our wholesale division did not attain its pre-established target. The MIP award is further modified for individual performance using a factor ranging from -50% to + 25% that is used to multiply the award determined above in order to calculate the participant’s final incentive award for the fiscal year. The threshold amount can be zero if the Company performance component is below its EPS target. Actual bonus payments for the fiscal year are listed in column (g) of the “Summary Compensation Table”.

(2)	This column shows the performance share awards made in 2006 to the executive officers under the 2006 Award of Performance Shares Agreement. These numbers represent the threshold, target and maximum number of performance shares which would have been issued at the end of the three-year performance period if the Company achieved certain cumulative earnings per share (“EPS”) for the three fiscal years covered by the agreement. The performance period commenced on January 1, 2006 and was to end on January 3, 2009. Each recipient would have received no shares (threshold amount) if cumulative EPS was below $6.12, and between 70% and 175% of his performance shares award depending on how much cumulative EPS exceeded $6.12. All of such awards were cancelled in exchange for cash payments in connection with the merger as described in the CD&A and below under “—Treatment of Performance Share Awards in Connection with the Completion of the Transactions.”

(3)	The 2006 option grants were approved by the Compensation Committee on February 24, 2006 with a grant date of March 10, 2006 and an exercise price based on the closing price of the Company’s stock on March 9, 2006.

Employment Contracts

Craig W. Rydin

On February 6, 2007, the Company entered into an Employment Agreement with Craig W. Rydin, the Chief Executive Officer of the Company, that superceded his employment agreement dated May 2, 2001 with the Company. The agreement is for a term of 36 months, with automatic 1-year renewals unless either Mr. Rydin or the Company give notice of non-renewal within 30 days prior to the end of the initial 36-month term or any subsequent 1-year term. The Employment Agreement terminates immediately upon Mr. Rydin’s resignation, disability (as defined in the Executive Severance Agreement) or death and is also terminable by the Company with or without cause. Mr. Rydin’s Executive Severance Agreement with the Company, dated September 15, 2006, shall remain in full force and effect and contains certain non-competition and nonsolicitation covenants to which Mr. Rydin is subject. See “—Termination and Change in Control Arrangements.”

During the term of the Employment Agreement, the Company will pay Mr. Rydin a base salary of $845,000 per year. Mr. Rydin is also eligible for an annual bonus based on the achievement of targeted performance objectives as established by the Board in consultation with Mr. Rydin as the Chief Executive Officer. The Employment Agreement provides for a target bonus percentage equal to 100% of his base salary, but the bonus percentage may be reduced to 85% of his base salary based on performance that only meets certain threshold performance objectives and may be increased to as high as 200% of his base salary for performance that significantly exceeds the targeted performance objectives.

Mr. Rydin is eligible to receive payment of any annual bonus for a fiscal year only if he remains employed by the Company throughout such fiscal year; provided, that if Mr. Rydin’s employment is terminated as a result of death or disability (as defined in the Executive Severance Agreement), he shall be entitled to a pro rated portion of his annual bonus to be determined in good faith by the Board, based on the year’s bonus metrics and the Company’s performance to date. If Mr. Rydin’s employment is terminated for any reason after the completion of any fiscal year but prior to the payment of any accrued target annual bonus earned in such fiscal year, he shall be entitled to payment of such earned but not yet paid annual bonus, except in the case of a termination for cause (as defined in the Executive Severance Agreement), in which case Mr. Rydin shall not be entitled to an annual bonus.

If, following an initial public offering of the Company, Holdings or Parent’s equity securities, a change in “the ownership or effective control” or “a substantial portion of the assets” occurs within the meaning of Section 280G of the Code of the company whose equity securities are offered in the IPO, the Company will pay to Mr. Rydin an amount that, on an after-tax basis, equals any excise tax payable by Mr. Rydin pursuant to Section 4999 of the Code, by reason of any entitlements that are described in Section 280G(b)(2)(A)(i) of the Code, to the extent such entitlements result from such change in control event.

In addition, if any executive committee officer, including Mr. Rydin, is terminated without “cause” (as defined in the executive’s severance agreement and described below under “—Termination and Change in Control Arrangements”) within the two years following the closing of the Transactions, and as a result becomes subject to an excise tax under Section 4999 of the Code, the Board and Mr. Rydin will in good faith determine the amount of any payment to be made to such executive committee officer to offset in whole or in part the cost of such excise tax, provided that in no event will the aggregate of all such payments made to all executive committee officers exceed $2 million. As used in this paragraph, the executive committee officers are Craig Rydin, James Perley, Mike Thorne, Paul Hill, Bruce Besanko, Martha LaCroix, Steve Farley, Harlan Kent and Richard Ruffolo.

In September 2006, all of the named executive officers signed Executive Severance Agreements with the Company described below under “—Termination and Change in Control Arrangements.” Additionally, Mr. Besanko, Mr. Kent and Mr. Hill’s prior employment agreements with the Company were terminated upon completion of the merger in February 2007.

Management Incentive Plan

The MIP is structured to provide an initial funding pool, the size of which, prior to the merger, was typically determined by the Company’s annual EPS performance compared to a pre-determined annual EPS target. This comparison was also used to establish the initial award level for each participant under the MIP (the “Company Portion”). In 2006, the Company’s performance exceeded its pre-approved EPS objective and the total incentive pool was funded at 116% of target. After fully funding the separate retail store incentive plan, which significantly exceeded target due to strong sales performance in the retail division, the Company Portion of the MIP incentive bonus was set at 108% of target. As described in the CD&A, a participant’s award in the Executive Compensation Plan will be calculated using the Company Portion as a base and then one multiplier (individual performance) for a non-segment employee or two multipliers (business unit performance and individual performance) for a retail or wholesale segment employee. The business unit performance multiplier will range from 0.0 to 1.50 based upon the actual segment profit performance and a range of corresponding multipliers pre-approved by the former Compensation Committee. In 2006, the retail segment exceeded its pre-established segment profit target and participants in the retail segment generally had their initial award levels increased above 108% of target by the application of the segment profit multiplier described above. Our wholesale division did not attain its pre-established segment profit target and participants in our wholesale division therefore generally had their initial award levels decreased below the initial level of 108% of target.

The award level determined as a result of company performance and segment profit performance, if applicable, may be further modified based on individual performance. An assessment of the participant against his or her pre-determined “key performance objectives,” combined with an overall assessment of the participant’s individual performance in the applicable year, will result in a factor ranging from -50% to +25% that will be used to multiply the participant’s award in order to calculate the participant’s final incentive award for the fiscal year.

As a general rule, subject to adjustments made based upon achievement of individual performance goals, participants not included in one of the two business units received approximately 108% of their respective targets, with retail participants receiving higher amounts and wholesale participants receiving lower amounts. Mr. Farley’s incentive award was increased by a multiplier of 1.50 as a result of retail segment profit performance. All other named executive officers received individual multipliers of between 1.0 and 1.25.

Individual targets under the MIP are determined as a percentage multiplied by base salary earned in the fiscal year. The percentage is set based upon a participant’s level in the Company, performance goals and market rates. For the named executive officers, the individual targets are as follows: Mr. Rydin (100%), Mr. Kent (75%), Mr. Besanko (55%) and Messrs. Farley and Hill (50%).

Calculations of Earned Performance Share Awards

Award of Performance Shares Agreements gave certain of our executive officers the opportunity to receive shares of the Company’s stock if the Company attained specific cumulative EPS levels over the three fiscal year period specified in each such agreement. We granted performance awards in each of 2004, 2005 and 2006 and the possible payout under each such award ranged from zero to 175% of the target number of shares specified for each executive officer depending on how the actual three year cumulative EPS at the end of the three year period compared to the pre-determined levels. The 2004 Award of Performance Shares Agreement covered the fiscal years ending years ending January 1, 2005, December 31, 2005 and December 30, 2006, the 2005 Award of Performance Shares Agreement covered the fiscal years ending December 31, 2005, December 30, 2006 and December 29, 2007, and the 2006 Award of Performance Shares Agreement covered the fiscal years ending December 30, 2006, December 29, 2007 and January 3, 2009.

The 2004 Award of Performance Shares Agreement covered the three fiscal years ending December 30, 2006. Under the terms of the agreement, each recipient would have received no shares if cumulative EPS was below $5.45 and between 60% and 175% of his performance shares award depending on how much cumulative EPS exceeded $5.45. Upon issuance of the shares, the recipient would have also received a payment equal to the total amount of dividends issued on the shares between the date of the performance share agreement and the date on which the shares were issued.

In September 2006, the Compensation Committee reviewed actual EPS achievement for the 2004 and 2005 fiscal years and projected achievement for fiscal year 2006. The former Compensation Committee anticipated an issuance of 60% of the target share level for each executive officer. The former Compensation Committee would have made an ultimate decision on the issuance of these share at their meeting on February 24, 2007. However, in connection with the merger, performance shares were issued and exchanged for cash payments as described in the CD&A and below under “—Treatment of Performance Share Awards in Connection with the Completion of the Transactions.”

Restricted Share Grants

On March 10, 2006 the Company entered into Restricted Stock Agreements with certain of their executive officers. Pursuant to these agreements, the Company issued Mr. Rydin a restricted stock award covering 20,000 shares of common stock on March 10, 2006. The restricted shares issued to Mr. Rydin were to vest in three equal annual installments, commencing on the first anniversary of the date of issuance.

Pursuant to these agreements, the Company also issued (i) Mr. Kent a restricted stock award covering 4,000 shares of common stock, (ii) Mr. Besanko a restricted stock award covering 2,500 shares of common stock, (iii) Mr. Hill a restricted stock award covering 1,800 shares of common stock and (iv) Mr. Farley a restricted stock award covering 1,500 shares of common stock. The restricted shares issued to these individuals were to vest as follows: 50% on the first anniversary of issuance and 25% on each of the second and third anniversaries of issuance.

All recipients were to receive dividend equivalent payments on the restricted shares they were granted.

All shares of restricted stock vested and became free of any restrictions in connection with the merger and converted into the right of the holders to receive a cash payment of $34.75 for each such share of restricted stock as described below under “— Treatment of Stock Options and Restricted Stock upon Completion of the Transactions.”

Stock Option Grants

Each participant in the stock option program was provided a stock option grant based upon a variety of factors including (i) an assessment of the executive’s performance, (ii) the executive’s leadership in executing company initiatives and his or her potential future contributions and ability to enhance long-term shareholder value, (iii) the nature and scope of the executive’s responsibilities, (iv) the executive’s contributions and importance to the Company, (v) the executive’s historical compensation and the nature and extent of the executive’s other forms of compensation, and (vi) the anticipated value of the award in conjunction with market based compensation levels for the specific function.

Stock options granted to our named executive officers in 2006 were granted with a 10-year term and were to vest ratably over 4 years. No dividends were to be paid with respect to option awards.

All of such stock option awards were cancelled in exchange for cash payments in connection with the merger as described in the CD&A and below under “—Treatment of Stock Options and Restricted Stock upon Completion of the Transactions.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers at the end of fiscal 2006:

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g) (2)	(h)		(i) (3)	(j)
Craig W. Rydin 3/31/01 5/28/03 9/1/04 7/5/05 3/10/06	275,000 37,500 28,900 11,250 —	— 12,500 28,900 33,750 85,000	— — — — —	$ $ $ $ $	13.17 21.15 27.11 32.21 28.01	3/31/2011 5/28/2013 9/1/2014 7/5/2015 3/10/2016	— — — — 20,000	$	— — — — 685,600	— — — 45,000 20,000	$ $	— — — 1,542,600 685,600
Harlan M. Kent 5/3/01 7/26/02 5/28/03 9/1/04 7/5/05 3/10/06	15,000 25,000 26,250 12,500 6,250 —	— — 8,750 12,500 18,750 35,000	— — — — — —	$ $ $ $ $ $	17.19 21.30 21.15 27.11 32.21 28.01	5/3/2011 7/26/2012 5/28/2013 9/1/2014 7/5/2015 3/10/2016	— — — — — 4,000	$	— — — — — 137,120	— — — — 10,000 5,000	$ $	— — — — 342,800 171,400
Bruce H. Besanko 4/4/05 3/10/06	15,000 —	45,000 22,000	— —	$ $	31.99 28.01	4/4/2015 3/10/2016	— 2,500	$	— 85,700	10,000 3,500	$ $	342,800 119,980
Stephen Farley 1/11/05 7/5/05 3/10/06	7,500 3,250 —	22,500 9,750 12,000	— — —	$ $ $	32.37 32.21 28.01	1/11/2015 7/5/2015 3/10/2016	— — 1,500	$	— — 51,420	— 4,000 2,000	$ $	— 137,120 68,560
Paul J. Hill 9/11/01 7/26/02 5/28/03 9/1/04 7/5/05 3/10/06	15,000 18,000 22,500 6,000 3,375 —	— — 7,500 6,000 10,125 13,500	— — — — — —	$ $ $ $ $ $	17.92 21.30 21.15 27.11 32.21 28.01	9/11/2011 7/26/2012 5/28/2013 9/1/2014 7/5/2015 3/10/2016	— — — — — 1,800	$	— — — — — 61,704	— — — — 5,000 2,000	$ $	— — — — 171,400 68,560

(1)	Option awards were granted with a ten year term and were to vest annually on a ratable basis over a four year period.
(2)	The restricted stock award made to Mr. Rydin was to vest ratably over three years. For the other named executive officers, 50% of the award was to vest on the first anniversary of the award and 25% on each of the two years subsequent anniversary dates.
(3)	This column shows the target number of shares that would have been issued under the 2005 and 2006 Award of Performance Shares Agreements, following the expiration of the applicable three-year performance period, if certain cumulative three year EPS targets had been reached. The 2005 Performance Shares Award granted on February 14, 2005 would have vested on December 29, 2007. Each recipient would have received no shares if cumulative EPS was below $5.75 and between 70% and 175% of his performance shares award depending on how much cumulative EPS exceeded $5.75. The 2006 Performance Shares Award granted on March 10, 2006 would have vested on January 3, 2009. Each recipient would have received no shares if cumulative EPS was below $6.12 and between 70% and 175% of his performance shares award depending on how much cumulative EPS exceeded $6.12.

In February 2007, in connection with the merger, awards under the 2004, 2005 and 2006 Award of Performance Shares Agreements were issued and exchanged for cash payments as follows: each executive received 60% of the target number of performance shares specified in his 2004 Award, 66 2/3% of the target number of performance shares specified in his 2005 Award and 33 1/3% of the target number of performance shares specified in his 2006 Award. See “—Termination and Change in Control Arrangements.”

See columns (d) and (e) of the Options Exercised and Stock Vested Table for information about the 2004 Performance Shares Award which vested on December 30, 2006.

Option Exercises and Stock Vested

The following table summarizes the number of options exercised and shares of stock vested in 2006 for each of our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Craig W. Rydin -2001 Grants	112,500	$3,250,138
-2004 Performance Shares Award			17,340	$594,415

Harlan M. Kent -2001 Grants	30,000	$883,500
-2004 Performance Shares Award			6,000	$205,680

Bruce H. Besanko	—	—	—	—

Stephen Farley	—	—	—	—

Paul J. Hill	—	—
-2004 Performance Shares Award			3,000	$102,840

Non-Qualified Deferred Compensation

The following table summarizes the benefits to our named executive officers under our Executive Deferred Compensation Plan:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c) (1)	(d) (2)(3)	(e)	(f) (3)
Craig W. Rydin	$30,000	$20,000	$47,330	—	$388,738
Bruce H. Besanko	$51,000	$20,000	$10,762	—	$112,803
Harlan M. Kent	$30,000	$20,000	$45,079	—	$339,180
Stephen Farley	$30,000	$20,000	$6,440	—	$87,555
Paul J. Hill	$30,000	$20,000	$39,595	—	$375,028

(1)	The amounts in this column are also reflected in column (i) of the Summary Compensation Table.

(2)	Earnings on deferred compensation are not included in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earning.

(3)	The table above shows aggregate earnings and aggregate balance for the calendar year ended December 31, 2006.

On September 14, 2006, the Board of Directors of the Company approved an amendment and restatement of the Company’s Executive Deferred Compensation Plan which was effective as of January 1, 2005. The deferred compensation plan is available to eligible executive officers, including the named executive officers, and allows eligible employees the opportunity to defer no more than 100% of his or her annual base salary and 100% of his or her annual bonus or incentive compensation during a calendar year. The Company will make a matching company contribution to any participant who holds the title of senior vice president or higher, any vice president who is a member of the Company’s Executive Committee and any participant designated by the Compensation Committee as eligible. The amount of the company matching contribution equals 100% of the participant’s first $10,000 contributed to his deferral account during the calendar year and 50% of the next $20,000 contributed to his or her deferral account during the calendar year. To receive a company matching contribution, generally participants must be employed by the Company on the last day of the calendar year. Executive may invest the account balances in investments accounts selected by the executive from an array of investment options determined by the Compensation Committee or, following the merger, the Board of Directors. Executives may change such elections on a daily electronic basis.

Participants who are otherwise eligible to receive matching contributions under the terms of the Plan will receive pro-rata matching contributions in the event of a “change of control” of the Company (as defined in the agreement), termination of the Plan, death or disability of the participant or an amendment to the Plan to eliminate or reduce matching contributions. Upon consummation of the merger, participants received matching contributions to which they were entitled for the portion of the fiscal year prior to the merger. Upon termination of employment with the Company, benefits are payable from the deferral account in lump sum form on or about the January 15th immediately following the termination date or if later, 45 days following the participant’s termination of employment unless such employee is a key employee (as defined in the agreement) in which case, the initial payment shall be made no earlier than six months following the termination. Upon death of a participant before commencement of payment, the Company will pay a lump sum representing the account balance to the participant’s beneficiary. Upon death of a participant after commencement of payment, the Company will pay a lump sum representing the account balance to the participant’s beneficiary at the same time and in the same manner as if the participant had survived. Upon a change in control event, benefits shall be distributed to the participant in lump sum form within 30 days following a change in control. A participant forfeits all matching company contributions in the event of his or her termination for “cause” (as defined in the Plan). The Company shall indemnify and hold harmless participants from all costs and expenses (including without limitation reasonable fees and expenses of counsel) incurred by any participant in connection with any effort or litigation to enforce his or her rights under the Plan.

Participants may apply for a withdrawal of all or a portion of their deferred compensation funds to meet a severe financial hardship, plus amounts necessary to pay any income and employment taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the Compensation Committee.

Immediately following the merger, participants in the Executive Deferred Compensation Plan received distributions of all account balances.

Termination and Change in Control Arrangements

Assuming each executive officer’s employment was terminated under each of the circumstances set forth below on December 30, 2006, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

Name	Benefit(1)	Termination without Cause more than 24 months after a Change in Control	Termination without Cause or Voluntary Termination for Good Reason by the Executive within 24 Months of a Change in Control	Voluntary Termination by the Executive without Good Reason

Craig W. Rydin	Cash Severance	$2,325,000	$3,875,000	—

	Medical and Dental Benefits	$19,583	$19,583	—

	Outplacement Services	$10,000	$10,000	—

Bruce H. Besanko	Cash Severance	$724,880	$1,016,600	—

	Medical and Dental Benefits	$14,687	$14,687	—

	Outplacement Services	$10,000	$10,000	—

Harlan M. Kent	Cash Severance	$1,012,500	$1,518,750	—

	Medical and Dental Benefits	$14,687	$14,687	—

	Outplacement Services	$10,000	$10,000	—

Stephen Farley	Cash Severance	$512,820	$683,760	—

	Medical and Dental Benefits	$9,791	$9,791	—

	Outplacement Services	$10,000	$10,000	—

Paul J. Hill	Cash Severance	$409,470	$545,960	—

	Medical and Dental Benefits	$9,791	$9,791	—

	Outplacement Services	$10,000	$10,000	—

(1)	As for fully described below, the Executive Severance Agreements also provided for accelerated vesting of stock options and restricted shares and specialized treatment of performance shares awards upon a change in control event. The merger constituted a change in control event and, as a result, our named executive officers became entitled to receive certain cash payments in exchange for their equity awards. See “—Treatment of Stock Options and Restricted Stock in Connection with the Transactions” and “—Treatment of Performance Share Awards in Connection with the Completion of the Transactions” for the value of these cash payments upon consummation of the merger.

We are a party to various executive severance agreements with certain of our officers, including the named executive officers. These agreements provide for certain severance benefits to the executive in the event his or her employment is terminated (i) by the Company other than for cause (as defined below), disability or death prior to a change in control event or more than two years following a change in control event or (ii) by the Company other than for cause, disability or death or by the executive for good reason (as defined below) within two years of a change in control event. The consummation of the merger in February 2007 constituted a change in control event as defined in the Executive Severance Agreements.

“Cause” means the executive’s (a) intentional failure to perform his or her reasonably assigned duties, (b) dishonesty or willful misconduct in the performance of his or her duties, (c) involvement in a transaction in connection with the performance of his or her duties to the Company or any of its subsidiaries which transaction is adverse to the interests of the Company or any of its subsidiaries and which is engaged in for personal profit or (d) willful violation of any law, rule or regulation in connection with the performance of his or her duties to the Company or any of its subsidiaries (other than traffic violations or similar offenses).

“Good reason” is defined as (a) a reduction of more than 5% in the executive’s annual base salary in effect immediately prior to the change in control event or a material reduction in the cash incentive compensation opportunities or other employee benefits available to the executive under the executive compensation plan for the fiscal year in which the change in control event occurs, (b) a material adverse change in the executive’s duties and responsibilities (other than reporting responsibilities) from those in effect immediately prior to the change in control event or (c) a requirement that the officer relocate his or her principal place of business to a location that is in excess of 50 miles from his or her principal place of business immediately prior to the change in control event. The merger constituted a change in control.

Upon a termination described under (i) above, an executive is generally entitled, in addition to earned but unpaid compensation, to the following:

•

cash severance in the form of continued payment of his or her base salary, in accordance with regular payroll practices, for the following periods: (1) in the case of the Chairman and Chief Executive Officer, two years; (2) in the case of the President and Chief Operating Officer and the Chief Financial Officer, 18 months; (3) in the case of Senior Vice Presidents, one year; and (4) in the case of Vice Presidents, six months;

•	a one time payment of his or her incentive award target under the executive compensation plan, pro rata based on the number of days of that fiscal year for which he or she was terminated; and

•

a continuation of medical and dental benefits for the period of time during which severance will be paid or until the executive is eligible to receive such benefits from another employer, whichever is earlier.

Upon a termination described under (ii) above, an executive is generally entitled, in addition to earned but unpaid compensation, to the following:

•

cash severance in the form of a one-time payment of the following amount: (1) in the case of the Chairman and Chief Executive Officer, 200% of the sum of his base salary plus his incentive award target under the executive compensation plan; (2) in the case of the President and Chief Operating Officer and the Chief Financial Officer, 150% of the sum of his base salary plus his incentive award target under the executive compensation plan; (3) in the case of Senior Vice Presidents, 100% of the sum of his or her base salary plus his or her incentive award target under the executive compensation plan; and (4) in the case of Vice Presidents, the sum of (a) 50% of his or her base salary plus (b) his or her incentive award target under the executive compensation plan;

•	a one-time payment of his or her incentive award target under the executive compensation plan, pro rated based on the number of days of that fiscal year for which he or she was terminated; and

•

a continuation of medical and dental benefits and all other employee benefits for the period of time during which severance will be paid or until the executive is eligible to receive such benefits from another employer, whichever is earlier. The Agreements provide for certain severance benefits to the executive in the event his or her employment is terminated under specified circumstances, as well as certain benefits upon a change in control event.

The agreements provide that immediately prior to a change in control event (regardless of whether the executive’s employment terminates), (i) all stock options held by the executive shall become fully vested, and (ii) all restricted stock held by the executive shall become fully vested (this is already provided for in the Company’s restricted stock agreements). In addition, the occurrence of a change in control event shall have the following effect on the performance shares issuable to the executive under his or her Award of Performance Shares Agreements:

•

2004 Award. If a change in control event occurs prior to the date on which the Company would otherwise issue performance shares under the Award of Performance Shares Agreement covering the three fiscal years ending January 1, 2005, December 31, 2005 and December 30, 2006 (which would be expected to occur in March 2007), then the Company shall issue to the executive 60% of the target number of performance shares specified in such Agreement.

•

2005 Award. If a change in control event occurs on or prior to December 29, 2007, then the Company shall issue to the executive 66-2/3% of the target number of performance shares specified in the Award of Performance Shares Agreement covering the three fiscal years ending December 31, 2005, December 30, 2006 and December 29, 2007.

•

2006 Award. If a change in control event occurs on or prior to December 29, 2007, then the Company shall issue to the executive 33-1/3% of the target number of performance shares specified in the Award of Performance Shares Agreement covering the three fiscal years ending December 30, 2006, December 29, 2007 and January 3, 2009. If a change in control event occurs after December 29, 2007 but on or prior to January 3, 2009, then the Company shall issue to the executive 66-2/3% of the target number of performance shares specified in such Award of Performance Shares Agreement.

As the merger constituted a change in control event, all of such awards were cancelled in exchange for cash payments as described below under “—Treatment of Performance Share Awards in Connection with Completion of the Transactions,” and “—Treatment of Stock Options and Restricted Stock upon Completion of the Transactions.”

As partial consideration for the benefits provided under the Executive Severance Agreement, the executive is bound by a confidentiality agreement as well as a non-compete and non-solicitation provision included in the Executive Severance Agreement. The non-compete provision prohibits the executive from engaging in or being affiliated with any business which is competitive with the Company while employed by the Company and for a period of two years after the termination of such employment for any reason. The non-solicitation provision prohibits the executive either alone or in association with others, from soliciting any employee of the Company to leave the employ of the Company unless such individual’s employment with the Company has been terminated for a period of six months or longer. The executive’s receipt of the severance benefits would be contingent upon the executive signing a release of claims against the Company.

In connection with the merger, Madison Dearborn agreed that if any executive committee officer is terminated without “cause” (as defined in the executive’s severance agreement) within the two years following the merger, and as a result becomes subject to an excise tax under Section 4999 of the Code, the Board and the executive will in good faith determine the amount of any payment to be made to such executive committee officer to offset in whole or in part the cost of such excise tax, provided that in no event will the aggregate of all such payments made to all executive committee officers exceed $2 million. As used herein, the executive committee officers are Craig Rydin, James Perley, Mike Thorne, Paul Hill, Bruce Besanko, Martha LaCroix, Steve Farley, Harlan Kent and Richard Ruffolo.

Additionally, if following an initial public offering of the Company, Holdings or Parent’s equity securities, a change in “the ownership or effective control” or “a substantial portion of the assets” occurs within the meaning of Section 280G of the Code of the company whose equity securities are offered in the IPO, the Company will pay to the executive committee officers (as defined in the immediately preceding paragraph) an amount that, on an after-tax basis, equals any excise tax payable by such officer pursuant to Section 4999 of the Code, by reason of any entitlements that are described in Section 280G(b)(2)(A)(i) of the Code, to the extent such entitlements result from such change in control event.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
(a)	(b)	(c) (1)	(d) (2)	(h)
Michael Archbold	$52,625	$15,092	$40,649	$108,366

Dale F. Frey	$49,250	$15,092	$20,217	$84,559

Michael Hines	$53,625	$15,092	$51,018	$119,735

Sandra Horbach	$54,250	$15,092	$51,370	$120,712

Carol Meyerowitz	$46,125	$15,092	$40,204	$101,421

Michael Polk	$44,750	$15,092	$61,406	$121,248

Ronald Sargent	$52,250	$15,092	$20,217	$87,559

Vijay Vishwanath	$46,875	$15,092	$41,871	$103,838

Doreen Wright	$49,625	$15,092	$51,079	$115,796

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock awards granted in prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of the consolidated financial statements for the year ended December 30, 2006. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. All of such awards were cancelled in exchange for cash payments in connection with the merger as described in the CD&A and below under “—Treatment of Stock Options and Restricted Stock in Connection with the Transactions.” Each director’s stock award was made on March 10, 2006 and had a grant date fair value of $56,020. The aggregate number of stock awards outstanding at 2006 fiscal year end for each director was 2,000.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the directors in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of the consolidated financial statements for the year ended December 30, 2006. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. The grant date fair value of each stock option award and the aggregate number of stock option awards outstanding at 2006 fiscal year end was as follows for each director:

Director	Grant Date	Grant Date Fair Value of Stock Option Award		Outstanding Stock Option Awards at Fiscal Year End (# of shares)

Michael G. Archbold	5/4/05		$40,649	20,000

Dale F. Frey	7/25/01 2/25/04 2/28/05	$ $ $	0 9,403 10,815	20,000 5,000 5,000

Michael F. Hines	2/5/03 2/25/04 2/28/05	$ $ $	30,801 9,403 10,815	20,000 5,000 5,000

Sandra J. Horbach	2/28/05		$51,370	23,750

Carol M. Meyrowitz	9/1/04 2/28/05	$ $	34,797 5,407	20,000 2,500

Michael B. Polk	6/11/03 2/25/04 2/28/05	$ $ $	41,189 9,403 10,815	20,000 5,000 5,000

Ronald L. Sargent	6/30/99 4/9/01 2/25/04 2/28/05	$ $ $ $	0 0 9,403 10,815	48,857 20,000 5,000 5,000

Vijay Vishwanath	4/13/05		$41,871	20,000

Doreen A. Wright	11/13/03 2/28/05	$ $	40,265 10,815	20,000 5,000

Overview of Director Compensation and Process

In 2005, the Compensation Committee retained a third party compensation consulting firm to evaluate our director compensation program. As a result of the independent analysis, which benchmarked our program with those of the peer group companies used for our executive compensation program, we recommended and the Compensation Committee approved a 2006 Director Compensation Plan (the “2006 Plan”) pursuant to which all non-employee directors were entitled to cash and equity compensation with respect to their service during fiscal 2006. Under the 2006 Plan, eligible directors were paid, subject to the terms of the 2006 Plan, (i) a retainer of $30,000 per annum, (ii) a fee equal to $2,250 for each meeting of the Board of Directors which the eligible director personally attended, and $1,125 for each meeting of the Board of Directors in which the eligible director participated by telephone, and (iii) a fee equal to $1,250 for each committee meeting in which the eligible director participates, if attending in person, and $625 if the eligible director participated by telephone. The Chair of the Audit Committee received an additional $4,000 retainer in recognition of such service, while the Chairs of the Compensation Committee and Nominating and Governance Committee received $2,000 each.

The 2006 Plan provided for the granting of an option to purchase 20,000 shares of the Company’s common stock upon the election of any new director. The 2006 Plan further provided for each eligible director to receive an annual grant of an option to purchase 1,250 shares of our common stock for each regularly scheduled Board of Directors meeting attended by the eligible director during the applicable calendar year, up to a maximum of 5,000 shares per year in the aggregate. These option awards were to be granted in early 2007 but were not issued due to the consummation of the merger.

Stock option awards issued to directors were granted with a ten year term and were to vest ratably over a four year period. Restricted shares issued to the directors were to vest in three equal installments, commencing on the first anniversary of the date of issue. All stock option awards were cancelled in exchange for cash payments in connection with the merger and all shares of restricted stock vested and became free of any restrictions immediately prior to the Consummation of the Transactions and converted into the right of the holders to receive a cash payment of $34.75 for each such share of stock. See “—Treatment of Stock Options and Restricted Stock upon Completion of the Transactions.”

Mr. Rydin is a management director and is therefore not eligible for and did not receive any compensation for serving as a director.

Director Compensation Following the Merger

None of our directors will receive fees for services as directors following the merger. In the future, we may compensate directors who are neither our employees nor affiliates of Madison Dearborn. All of our directors will be reimbursed for out-of-pocket expenses incurred in connection with attending all board and other committee meetings.

Treatment of Stock Options and Restricted Stock in Connection with the Transactions

All options to purchase our common stock under our existing equity incentive plans that were outstanding immediately prior to the consummation of the Transactions (whether or not then vested or exercisable) were canceled at the consummation of the Transactions and each holder of an option received, for each share of common stock subject to such option, an amount in cash equal to the excess, if any, of $34.75 over the per share exercise price of such option. In addition, any shares of restricted stock granted by the Company under any of our stock plans, which were outstanding immediately prior to the consummation of the Transactions, vested and became free of any restrictions as of the consummation of the Transactions, and were converted into the right of the holders thereof to receive, for each such share of restricted stock, an amount in cash equal $34.75.

The following table sets forth, for each of our directors, named executive officers and other executive officers as a group, the number of shares of common stock that were subject to outstanding vested and unvested options, as well as the weighted average exercise price and cash-out value of such options received in connection with the Transactions.

Name and Principal Position	Vested Stock Options	Unvested Stock Options	Weighted Avg. Exercise Price of Vested and Unvested Options	Value of Vested and Unvested Options
Michael G. Archbold Director	5,000	15,000	$28.70	$121,000

Dale F. Frey Director	23,750	6,250	20.62	423,900

Michael F. Hines Director	18,750	11,250	20.52	426,900

Sandra J. Horbach Director	5,937	17,813	31.12	86,213

Carol M. Meyrowitz Director	10,625	11,875	27.56	161,775

Michael B. Polk Director	18,750	11,250	24.70	301,500

Craig W. Rydin Chairman of the Board and Chief Executive Officer	352,650	160,150	19.65	7,743,280

Ronald L. Sargent Director	72,607	6,250	18.46	1,284,581

Vijay Vishwanath Director	5,000	15,000	32.81	38,800

Doreen A. Wright Director	16,250	8,750	29.05	142,550

Harlan M. Kent President and Chief Operating Officer	85,000	75,000	24.96	1,566,400

Bruce H. Besanko Senior Vice President, Finance and Chief Financial Officer	15,000	67,000	30.92	314,060

Stephen Farley Senior Vice President, Retail	10,750	44,250	31.38	185,350

Paul J. Hill Senior Vice President, Supply Chain	64,875	37,125	23.77	1,119,960

Other Executive Officers as a group (four persons total)	121,800	121,000	24.09	2,588,248

The following table sets forth, for each of our directors, named executive officers and other executive officers as a group, the number of shares of restricted stock outstanding prior to the Transactions, as well as the value of such restricted stock received in connection with the Transactions.

Name and Principal Position	Restricted Stock Outstanding Prior to Transactions	Cash Received for Restricted Stock
Michael G. Archbold Director	2,000	$69,500

Dale F. Frey Director	2,000	69,500

Michael F. Hines Director	2,000	69,500

Sandra J. Horbach Director	2,000	69,500

Carol M. Meyrowitz Director	2,000	69,500

Michael B. Polk Director	2,000	69,500

Craig W. Rydin Chairman of the Board and Chief Executive Officer	20,000	695,000

Ronald L. Sargent Director	2,000	69,500

Vijay Vishwanath Director	2,000	69,500

Doreen A. Wright Director	2,000	69,500

Harlan M. Kent President and Chief Operating Officer	4,000	139,000

Bruce H. Besanko Senior Vice President, Finance and Chief Financial Officer	2,500	86,875

Stephen Farley Senior Vice President, Retail	1,500	52,125

Paul J. Hill Senior Vice President, Supply Chain	1,800	62,550

Other Executive Officers as a group (four persons total)	6,500	225,875

Treatment of Performance Share Awards in Connection with Completion of the Transactions

In each of 2004, 2005 and 2006, we granted Performance Shares awards to certain of our officers and key employees pursuant to award of Performance Shares Agreements. Under the terms of the Merger Agreement, and in accordance with determinations made by our Board of Directors, immediately prior to the consummation of the Transactions, we issued to each holder of a Performance Shares award a number of Performance Shares equal to (i) with respect to the 2004-2006 performance period, 60% of the target number of such holder’s Performance Shares awards, (ii) with respect to the 2005-2007 performance period, 66.67% of the target number of such holder’s Performance Shares awards and (iii) with respect to the 2006-2008 performance period, 33.33% of the target number of such holder’s Performance Shares awards. At the consummation of the Transactions, each such Performance Share was converted in to the right of holders thereof, to receive, for each Performance Share, $34.75. Each holder of Performance Shares issued received an amount equal to the sum of (i) the product of (x) $0.50 and (y) the number of Performance Shares in respect of the 2004-2006 and 2005-2007 periods held by such holder, and (ii) the product of (x) $0.25 and (y) the number of Performance Shares in respect of the 2006-2008 period held by such holder; these cash payments represent the “dividend equivalent payments” contemplated under the agreements. The following table sets forth the number and value of Performance Shares issued to our named executive officers, and our other executive officers as a group, immediately prior to consummation of the Transactions pursuant to the above formula, as well as the dividend equivalent payments made upon completion of the Transactions.

Name	Performance Shares to be Issued at Merger	Value of Performance Shares to be Issued at Merger	Dividend Equivalent Payment
Craig Rydin	54,008	$1,876,778.00	$25,337.50
Harlan M. Kent	14,334	498,106.50	6,750.25
Bruce H. Besanko	7,834	272,231.50	3,625.25
Stephen Farley	3,334	115,856.50	1,500.25
Paul J. Hill	7,001	243,284.75	3,333.75
Other Executive Officers as a group (four persons total)	16,535	574,591.25	7,809.00

Special Retention Bonus Plan upon Completion of the Transactions

Our Board of Directors established the Special Retention Bonus Plan for the benefit of our executive officers and certain other key employees to be paid three months following the merger to those participants who remained with the Company. The following table shows the special retention bonuses for the named executive officers and our other executive officers as a group:

Name	Special Retention Bonus Amount
Craig Rydin	$155,000
Harlan M. Kent	90,000
Bruce H. Besanko	176,000
Stephen Farley	157,440
Paul J. Hill	54,596
Other Executive Officers as a group (four persons total)	245,014

Indemnification and Benefits Provisions upon Completion of the Transactions

Holdings agreed to cause the Company and its subsidiaries to establish and maintain for a period of not less than six years from and after the consummation of the Transactions, provisions in their articles of organization, by-laws and other organizational documents concerning the indemnification (including provisions relating to expense advancement) of our former and current officers, directors, employees and agents that are no less favorable to those persons than the provisions of the articles of organization, by-laws and other organizational documents of the Company and our subsidiaries as in effect on October 24, 2006, and not to amend, repeal or otherwise modify such provisions in any respect adverse to such former and current officers, directors, employees and agents, except as required by applicable law.

Holdings agreed, for the period beginning on the consummation of the Transactions and ending not less than two years following the consummation of the Transactions, to cause the Company to at least maintain the base salary or base wages of the current employees of the Company and our subsidiaries and the employee benefit plans and foreign plans (other than equity-based plans) in effect on October 24, 2006, or to provide base salary or base wages and employee benefits (other than equity-based plans) to each current employee of the Company and our subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to each such employee than those benefits in effect for each such employee on October 24, 2006.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

All of our capital stock is owned by Parent, which in turn is owned by Holdings. Holdings was capitalized in connection with the Transactions with approximately $433.1 million of equity capital in the form of Class A and Class B common units. As of February 6, 2007, Holdings had 4,274,286 Class A Units and 427,643 of Class B Units outstanding.

The following table sets forth certain information regarding the beneficial ownership of common stock of Holdings as of February 6, 2007 by:

•	each person who is the beneficial owner of more than 5% of its outstanding voting common stock;

•	each member of the board of directors of Holdings and our named executive officers; and

•	each of our directors and executive officers as a group.

To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Class A Common Units		Class B Common Units (1)		Total Voting Percent (1)(2)
	Number	Percent of Class	Number	Percent of Class
Principal Stockholders:
Madison Dearborn(3)	4,233,353	99.0%	—	—	98.0%

Directors and Named Executive Officers:
Craig W. Rydin	22,772	*	9,498	2.2%	*
Harlan M. Kent	2,458	*	7,124	1.7%	*
Bruce H. Besanko	1,600	*	3,799	*	*
Stephen Farley	508	*	2,849	*	*
Paul J. Hill(4)	2,729	*	2,375	*	*
Robin P. Selati(3)	—	*	—	—	—
George A. Peinado(3)	—	*	—	—	—
Richard H. Copans(3)	—	*	—	—	—
All Directors and Executive Officers as a group (12 persons)	40,933	1.0%	34,907	100.0%	*

*	Denotes less than one percent.

(1)	This column does not include an individual’s purchased but unvested units because he/she does not have voting or investment power over such shares. For more information about the terms of the Class B common units see “— Certain Relationships and Related Party Transactions.”

(2)	The Class A common units and Class B common units vote together as a single class. The unvested Class B common units do not have voting rights. Pursuant to the Company’s limited liability company agreement, action of the members of the Company can be taken by the affirmative vote of a majority of the common units entitled to vote. For purposes of determining percentage of voting power, each person’s percentage represents such person’s percentage of the shares entitled to vote and excludes the unvested Class B common units. No additional Class B common units will vest within 60 days of March 30, 2007.

(3)	Madison Dearborn Capital Partners V-A, L.P. (“MDP V-A”) is the direct beneficial owner of 3,330,116 Class A Units, Madison Dearborn Capital Partners V-C, L.P. (“MDP V-C”) is the direct beneficial owner of 869,884 Class A Units and Madison Dearborn Capital Partners V Executive-A, L.P. (“MDP Executive”) is the direct beneficial owner of 33,353 Class A Units. Madison Dearborn Partners V-A&C, L.P. (“MDP A&C”) is the general partner of MDP V-A, MDP V-C and MDP Executive, and Madison Dearborn Partners, LLC (“MDP LLC”) is the general partner of MDP A&C. John A. Canning, Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP A&C that have the power, acting by majority vote, to vote or dispose of the shares directly held by MDP V-A, MDP V-C and MDP Executive. Messrs. Canning, Finnegan and Mencoff and MDP LLC each hereby disclaims any beneficial ownership of any shares directly held by MDP V-A, MDP V-C and MDP Executive. Each of Messrs. Selati, Peinado and Copans are employed by MDP LLC and disclaim beneficial ownership of the Class A Units held by MDP V-A, MDP V-C and MDP Executive except to the extent of his pecuniary interest therein. The address for MDP LLC and Messrs. Selati, Peinado and Copans is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(4)	50% of Mr. Hill’s Class A common units are held of record by the Mary Kay Harty-Hill Trust. Mary Kay Harty-Hill is the spouse of Paul J. Hill.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Transactions

On February 6, 2007, Holdings acquired all of the outstanding capital stock of The Yankee Candle Company, Inc. for approximately $1,413.5 million in cash. In connection with the Transactions, options to purchase our common stock under our existing equity incentive plans that were outstanding immediately prior to the consummation of the Transactions (whether or not then vested or exercisable) were canceled at the consummation of the Transactions and each holder of an option became entitled to receive, for each share of common stock subject to such option, an amount in cash equal to the excess, if any, of $34.75 over the per share exercise price of such option. In addition, any shares of restricted stock granted by the Company under any of our stock plans, which were outstanding immediately prior to the consummation of the Transactions, vested and became free of any restrictions as of the consummation of the Transactions, and were converted into the right of the holders thereof to receive, for each such share of restricted stock, an amount in cash equal $34.75. See “Management—Treatment of Stock Options and Restricted Stock upon Completion of the Transactions” for a description of the payments made to our current executive officers and directors. In addition, our executive officers received payments in respect of their existing performance awards as described under “Management—Treatment of Performance Share Awards upon Completion of the Transactions” and may receive payments under the Special Retention Bonus Plan as described under “Management—Special Retention Bonus Plan upon Completion of the Transactions.”

Payments to Madison Dearborn

Upon closing of the Transactions, we entered a management services agreement with an affiliate of Madison Dearborn pursuant to which they will provide us with management and consulting services and financial and other advisory services. Pursuant to such agreement, at the closing of the Transactions, they received a fee of approximately $15.0 million plus out-of-pocket expenses incurred in connection with the Transactions. They will also receive an aggregate annual management fee of $1.5 million and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. The management services agreement includes customary indemnification provisions in favor of the affiliate of Madison Dearborn.

Management Equity Arrangements

In connection with the Transactions, we entered into equity arrangements with certain members of senior management of the Company (“Management Investors”). Upon closing of the Transactions, the Management Investors purchased approximately 0.96% of Holdings’ Class A common units. The purchase price paid by Management Investors for the Class A common units was $101.22 per unit, the same as that paid by Madison Dearborn in connection with Madison Dearborn’s purchase of Class A common units issued in connection with the consummation of the Transactions. The Class A common units are not subject to vesting. The aggregate purchase price paid by the Management Investors for the Class A common units was approximately $4.1 million. The proceeds from the issuances of Class A common units to the Management Investors reduced Madison Dearborn’s investment in Holdings. Each Management Investor has the right to require us to repurchase the Class A common units at original cost if we terminate him or her without cause or he or she resigns for good reason prior to the second anniversary of the closing of the Transactions.

Additionally, pursuant to an equity incentive plan that was established at the closing of the Transactions, the Management Investors purchased Class B common units of Holdings representing approximately 9.9% of the residual equity interest of Holdings on a fully diluted basis. The Class B common units were purchased at a cost of $1.00 per unit and 10% of each Management Investor’s Class B common units vested upon the closing of the merger. The remainder of each Management Investor’s Class B common units will begin vesting on the six month anniversary of closing and therafter will vest on a pro rata daily basis over the subsequent 54 month period. If any Management Investor dies or becomes permanently disabled, such Management Investor will be credited with an additional 12 months worth of vesting for his or her Class B common units. All unvested Class B common units will vest upon a sale of all or substantially all of our business to an independent third party so long as the employee holding such units continues to be an employee of the Company at the closing of the sale. The Class B common units that have not vested will not have any right to vote and will not be entitled to receive distributions, including tax distributions; provided that the unvested Class B common units will have a priority on any future distributions to the extent that such unvested Class B common units would have been entitled to participate in such prior distribution had such Class B common units been vested.

The following table sets forth the number of Class A and Class B common units of Holdings purchased by the Company’s executive officers in connection with the Transactions. Each executive officer paid $101.22 for each Class A common unit and $1.00 for each Class B common unit.

Name	Number of Class A Common Units	Number of Class B Common Units
Craig W. Rydin	22,772	94,979
Harlan M. Kent	2,458	71,235
Bruce H. Besanko	1,600	37,992
Stephen Farley	508	28,494
Paul J. Hill(1)	2,729	23,745
All other Executive Officers as a group (4)	5,603	92,606

(1)	50% of Mr. Hill’s Class A common units are held of record by the Mary Kay Harty-Hill Trust. Mary Kay Harty-Hill is the spouse of Paul J. Hill.

The Class A and Class B common units were issued to the Company’s executive officers under the YCC Holdings LLC 2007 Incentive Equity Plan. The rights and obligations of Holdings and the holders of its Class A and Class B common units are generally set forth in Holdings’ limited liability company agreement, Holdings’ unitholders agreement and the Class A and Class B unit purchase agreements, copies of which are exhibits to this registration statement.

Holders of the Class A and Class B common units will be entitled to one vote per Class A common unit and one vote per vested Class B common unit held on all matters submitted to a vote of unitholders. The unitholders will be entitled to allocations of profits and losses (as such terms are defined in the limited liability company agreement) of Holdings and to distributions of cash and other property of Holdings as set forth in the limited liability company agreement.

Both the Class A common units and Class B common units are subject to restrictions on transfer, and the Class B common units are also subject to the right of Holdings or, if not exercised by Holdings, Madison Dearborn’s right, to repurchase these Class B common units upon a termination of employment. If an employee’s employment with the Company terminates for any reason other than for cause, vested units can be repurchased at fair market value and unvested units can be repurchased at the lower of original cost and fair market value. Upon a termination for cause, both vested and unvested Class B common units can be repurchased at the lower of original cost and fair market value.

Holdings may issue additional units subject to the terms and conditions of the limited liability agreement. Any units issued will be subject to the transfer restrictions set forth in the limited liability agreement and the unitholders agreement.

If Madison Dearborn seeks to sell all or substantially all of the Company, the Management Investors must consent to the sale and cooperate with Madison Dearborn, which may include selling their securities to the buyer on the terms and at the price negotiated by Madison Dearborn and signing whatever documents are reasonably necessary to consummate the sale.

Prior to an initial public offering, if Madison Dearborn sells a significant portion of its ownership interest in Holdings to a third party (disregarding sales in the public market, transfers to its affiliates and certain other exceptions), the Management Investors will have the option (but will not be required to, except in the case of a sale of all or substantially all of the assets of the Company) to participate in the sale and sell alongside Madison Dearborn on a pro rata basis.

In connection with the Transactions, certain of the Management Investors and Madison Dearborn entered into a registration agreement with Holdings under which Madison Dearborn has the right to require Holdings to register any or all of its securities under the Securities Act on Form S-1 or Form S-3, at Holding’s expense. Additionally, certain Management Investors are entitled to request the inclusion of their registrable securities in any registration statement at Holdings’ expense whenever Holdings proposes to register any offering of its securities.

Prior to an initial public offering or a sale of all or substantially all of the Company, each Management Investor will be required to vote his or her units in favor of a board of managers consisting of three representatives of Madison Dearborn and Craig Rydin and Harlan Kent (for so long as they are employed by the Company).

In connection with the Transactions, Madison Dearborn and Management Investors entered into a limited liability company agreement and a unitholders agreement with Holdings that specifies the rights and obligations of the members of Holdings and the rights of the various classes of limited liability company interests therein. Pursuant to the limited liability company agreement, the Class A common units are entitled to a return of capital after which the Class A common units and Class B common units will share in future distributions on a pro rata basis.

Madison Dearborn has agreed that following the Transactions the Company will reimburse certain Management Investors, in the event such Management Investors are terminated by us without cause prior to the two year anniversary of the closing of the Transactions, for the amount of any excise tax (plus additional taxes imposed on such amounts) he or she would be obligated to pay under Section 280G of the Internal Revenue Code of 1986, as amended, as a result of the consummation of the Transactions, not to exceed $2.0 million in the aggregate for all such Management Investors.

Related Party Approval Policy

We do not have a formal related party approval policy for transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, it is our policy to comply with the covenant related to transactions with affiliates that is contained in the indentures governing our notes. This covenant is described under “Description of Notes–Description of Senior Notes–Transactions with Affiliates” and “Description of Notes–Description of Senior Subordinated Notes–Transactions with Affiliates.”

DESCRIPTION OF SENIOR SECURED CREDIT FACILITY

Concurrently with the closing of the notes offering on February 6, 2007, we entered into a senior secured credit facility to be provided by a syndicate of lenders arranged by Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Our new $775 million senior secured credit facility consists of a $650 million 7-year senior secured term loan facility and a $125 million 6-year senior secured revolving credit facility.

Interest Rate; Fees. All borrowings under the senior secured credit facility will bear interest at a rate per annum equal to an applicable margin, plus, at our option, (i) the higher of (x) the prime rate (as set forth on the British Banking Association Telerate Page 5) and (y) the federal funds effective rate, plus one-half percent (0.50%) per annum or (ii) the Eurodollar rate. In addition to paying interest on outstanding principal under the senior secured credit facility, we will be required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum.

Guarantees; Security. Our obligations under the senior secured credit facility are guaranteed by Parent and each of our present and future, direct and indirect, wholly-owned domestic restricted subsidiaries. In addition, the senior secured credit facility is secured by first priority perfected liens on all of the issuer’s capital stock and substantially all of the issuer’s existing and future material assets and the existing and future material assets of our guarantors, except that only up to 66% of the voting capital stock of our first tier foreign subsidiaries and 100% of the non-voting capital stock of such foreign subsidiaries is pledged in favor of the senior secured credit facility, and each of our guarantor’s assets.

Maturity. The senior secured term loan facility will mature on the date that is seven years following the date we entered into the senior secured credit facility and the senior secured revolving credit facility will mature on the date that is six years following the date we entered into the senior secured credit facility.

Prepayment; Reduction. The senior secured credit facility will permit all or any portion of the loans outstanding to be prepaid at any time and commitments to be terminated in whole or in part at our option without premium or penalty. We are required to repay amounts borrowed under the senior secured term loan facility in equal quarterly installments in an aggregate annual amount equal to one percent (1.0%) of the original principal amount of the senior secured term loan facility with the balance being payable on the maturity date of the senior secured term loan facility.

Subject to certain exceptions, the senior secured credit facility requires that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and 50% (subject to step downs) from excess cash flow for each fiscal year must be used to pay down outstanding borrowings.

Covenants. The senior secured credit facility and related agreements contains customary covenants, including, but not limited to, maximum consolidated total secured leverage (net of certain cash and cash equivalents) and certain other limitations on our and certain of our restricted subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our ability to pay dividends or grant liens and engage in transactions with affiliates. As of the date of this prospectus, we are in compliance with all of our covenants under the senior secured credit facility.

Events of Default. The senior secured credit facility contains events of default, including, without limitation, (subject to customary grace periods, cure rights and materiality thresholds) defaults based on (i) the failure to make payments under the senior secured credit facility when due, (ii) breach of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults and cross-acceleration to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (viii) the actual or asserted invalidity of any guarantee or security document in each case representing a material amount of assets, and (ix) the occurrence of a change in control. If any such event of default occurs, the lenders under the senior secured credit facility are entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a secured creditor.

DESCRIPTION OF NOTES

Description of Senior Notes

You can find the definitions of certain terms used in this “Description of Notes—Description of Senior Notes” under the subheading “—Certain Definitions.” In this description, the term “Company” refers only to Yankee Acquisition Corp. (and, upon consummation of the Transactions, The Yankee Candle Company, Inc., as its successor) and not to any of its Subsidiaries and the term “Parent” refers only to Yankee Holding Corp. and not to any of its Subsidiaries. The Company issued the Senior Notes due 2015 (the “Senior Notes”) under an indenture (the “Senior Indenture”) among itself, the Guarantors and HSBC Bank, USA, National Association, as trustee (the “Trustee”).

The terms of the Senior Notes include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Senior Indenture; all material information regarding the Senior Notes and the rights of the holders of the Senior Notes is summarized herein. The following description does not restate the Senior Indenture in its entirety. We urge you to read the Senior Indenture because it defines your rights as holders of the Senior Notes. Copies of the Senior Indenture may be obtained from the Company upon request. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Senior Indenture. Unless the context otherwise requires, references in this “Description of Notes” to the “Senior Notes” include the notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the exchange notes, which have been registered under the Securities Act.

The registered holder of any Senior Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Senior Indenture.

Brief Description of the Senior Notes and the Guarantees

The Senior Notes:

•	are general unsecured obligations of the Company;

•	are senior in right of payment with any future Subordinated Indebtedness of the Company;

•	are pari passu in right of payment to all existing and future unsecured Indebtedness of the Company that is not subordinated in right of payment to the Senior Notes;

•	are effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness (including the Credit Agreement); and

•	are structurally subordinated to all liabilities of each Subsidiary of the Company that is not a Guarantor of the Senior Notes.

The Guarantees of the Senior Notes:

•	are general unsecured obligations of each Guarantor of the Senior Notes;

•	are senior in right of payment with any existing and future Subordinated Indebtedness of such Guarantor of the Senior Notes, including its Guarantee of the Senior Subordinated Notes;

•	are pari passu in right of payment to all existing and future Indebtedness of such Guarantor of the Senior Notes that is not subordinated in right of payment to the Guarantees of the Senior Notes; and

•	are effectively subordinated to any Secured Indebtedness of any Guarantor of the Senior Notes as to the assets securing such Indebtedness.

As of December 30, 2006, the Company and the Guarantors had $1,175.0 million of total Indebtedness, $650.0 million of which was secured, including borrowings under the Credit Agreement. An additional $125.0 million was available for borrowing under the Credit Agreement, net of $1.3 million of issued and undrawn letters of credit, all of which would be secured if borrowed. The Senior Notes are unsecured. In the event of a bankruptcy or insolvency, any secured lenders will have a prior secured claim to any collateral securing the debt owed to them. The Company’s obligations under the Credit Agreement are secured by a security interest in certain of its assets, including the capital stock of certain of its subsidiaries.

The Senior Indenture will permit the Company to incur additional Indebtedness, subject to compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of the date of the Senior Indenture, all of the Subsidiaries of the Company will be “Restricted Subsidiaries.” Under the circumstances described under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Senior Indenture and will not guarantee the Senior Notes.

Principal, Maturity and Interest

The Company issued Senior Notes in an aggregate principal amount of $325.0 million. The Senior Indenture governing the Senior Notes provides for the issuance of additional Senior Notes having identical terms and conditions to the Senior Notes offered in the offering of the outstanding notes (the “Additional Senior Notes”), subject to compliance with the covenants contained in the Senior Indenture. Any Additional Senior Notes will be part of the same issue as the outstanding Senior Notes and will vote on all matters with the outstanding Senior Notes. Such Additional Senior Notes will be identical in all material respects to the outstanding Senior Notes, except that Senior Notes offered in the future will have different issuance dates and may have different issuance prices. The Senior Notes will mature on February 15, 2015.

The Senior Notes were issued in minimum denominations of $2,000 and integral multiples of $1,000. Interest on the Senior Notes accrues at a rate of 8 1/2% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year. The Company will make each interest payment to the holders of record of the Senior Notes on the immediately preceding February 1 and August 1.

Interest on the Senior Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three Business Days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium and Additional Interest (as described under “Exchange Offers”), if any, on that holder’s Senior Notes in accordance with those instructions. All other payments on the Senior Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Company maintains one or more paying agents (each, a “paying agent”) for the Senior Notes within the City and State of New York.

The Company also maintains one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Senior Notes outstanding from time to time and will make payments on and facilitate transfer of Senior Notes on behalf of the Company at the office or agency of the registrar within the City and State of New York.

The Company may change the paying agents, the registrars or the transfer agents without prior notice to the holders. The Company or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Senior Notes in accordance with the Senior Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

Optional Redemption

On or after February 15, 2011, the Company may redeem all or a part of the Senior Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Senior Notes to be redeemed to the applicable redemption date if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

In addition, at any time prior to February 15, 2010, the Company may on one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Senior Notes issued under the Senior Indenture with the net cash proceeds of one or more Equity Offerings, at a redemption price of 108.500% of the principal amount of the Senior Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (provided that if the Equity Offering is an offering by Parent or any of its direct or indirect parent companies, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Senior Notes is contributed to the equity capital of the Company); provided, however, that:

(1) at least 65% of the aggregate principal amount of the Senior Notes originally issued under the Senior Indenture must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation Senior Notes held by Parent and its Affiliates); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Senior Notes may also be redeemed, in whole or in part, at any time prior to February 15, 2011, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date.

Notice of any redemption, including, without limitation, upon an Equity Offering, may at our discretion be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

In addition, the Company may acquire Senior Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Senior Indenture.

Guarantees

The Guarantors of the Senior Notes jointly and severally guarantee the Company’s obligations under the Senior Indenture and the Senior Notes on a senior unsecured basis. The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Company) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risk Factors Related to the Notes—Fraudulent conveyance laws may adversely affect the validity and enforceability of the notes or the guarantees.”

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Senior Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be released in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor if after such sale, disposition or other transfer such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of the applicable Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Senior Indenture;

(b) the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Senior Indenture;

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Senior Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness (other than the Senior Subordinated Notes (to the extent the Senior Subordinated Notes are outstanding)) of the Company or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Senior Notes;

(d) the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Senior Indenture are discharged in accordance with the terms of the Senior Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (8), (9), (11) or (16) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of the Company or any Restricted Subsidiaries.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes. However, under certain circumstances, the Company may be required to offer to purchase Senior Notes as described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Company may at any time and from time to time purchase Senior Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Senior Notes, each holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s Senior Notes pursuant to a Change of Control Offer on the terms set forth in the Senior Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Senior Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Senior Notes, or, at the Company’s option, in advance of a Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Senior Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Senior Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Senior Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Senior Notes properly tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each new Senior Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company is not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Senior Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Agreement prohibits the Company from purchasing Senior Notes, and also provides that the occurrence of certain change of control events with respect to Parent or the Company would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Senior Indenture governing the Senior Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant, the Company will either repay all outstanding Indebtedness under the Credit Agreement or other Indebtedness ranking pari passu with the Senior Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If the Company does not repay such Indebtedness or obtain such consents, the Company will remain prohibited from purchasing Senior Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Senior Indenture, which would in turn constitute a default under the Credit Agreement.

Future indebtedness that the Company or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their Senior Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company or its Subsidiaries. Finally, the Company’s ability to pay cash to the holders of Senior Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risk Factors Related to the Notes—We may not be able to purchase the notes upon a change of control, which would result in a default in the indentures governing the notes and would adversely affect our business and financial condition.”

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Senior Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Indenture does not contain provisions that permit the holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or its Subsidiaries and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Senior Notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or its credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Indenture will not contain any covenants or provisions that may afford holders of the Senior Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Company to repurchase its Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any assets described in clauses (2) or (3) below, and (iv) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $60.0 million and (y) an amount equal to 3% of Consolidated Total Assets of the Company on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1) (i) to reduce Obligations under Secured Indebtedness of the Company or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary), (iii) Obligations under any senior Indebtedness outstanding under the Credit Facilities or (iv) Indebtedness of the Company that ranks pari passu with the Senior Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Senior Notes (provided that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Senior Notes (other than Indebtedness specified in clauses (i) through (iii) above), it will equally and ratably reduce Obligations under the Senior Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by causing the Company to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Senior Notes), in each case other than Indebtedness owed to Parent or any Restricted Subsidiary;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all holders of Senior Notes and Indebtedness that ranks pari passu with the Senior Notes and contains provisions similar to those set forth in the Senior Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Senior Notes and such other Indebtedness that ranks pari passu with the Senior Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Senior Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Senior Indenture. If the aggregate principal amount of Senior Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Senior Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Senior Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Senior Indenture by virtue of such conflict.

Because the Credit Agreement is secured by substantially all of our properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Agreement remains outstanding.

Selection and Notice

If less than all of the Senior Notes are to be redeemed at any time, the Trustee will select Senior Notes for redemption as follows:

(1) if the Senior Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Senior Notes are listed; or

(2) if the Senior Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Senior Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Senior Indenture. Except for a redemption to be effected pursuant to the heading “Optional Redemption,” notices of redemption may not be conditional.

If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that Senior Note will state the portion of the principal amount of that Senior Note that is to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion of the original Senior Note will be issued in the name of the holder of that Senior Note upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to:

(a) declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge

Coverage Ratio test set forth in the first paragraph of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (13), (14), (15), (16) and (17) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from December 31, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Subsidiaries of the Company after the Issue Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is subordinated to the Senior Notes and any Guarantees thereof at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $7.5 million (which shall increase to $15.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent company of the Company), with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its

direct or indirect parent companies that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $35.0 million after the Issue Date;

(11) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Senior Notes tendered by holders of the Senior Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent company of the Company in amounts required for such Person to pay, without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B) income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Company and its Restricted Subsidiaries would be required to pay for such fiscal year were the Company and its Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(C) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent company of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D) general corporate overhead and operating expenses for such direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent company of the Company; and

(F) obligations under the Management Agreement to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

(15) distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16) Investments in Unrestricted Subsidiaries in an amount at any time outstanding not to exceed $20.0 million; and

(17) cash dividends or other distributions on the Company’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with the Transactions or this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under “–Transactions with Affiliates”;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), (13)(F) and (16) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary that is a Guarantor may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries (on a consolidated basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to the greater of (x) $775.0 million and (y) 40% of Consolidated Total Assets outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to subclauses (i) through (iii) of clause (1) of the third paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Notes (including any Guarantee thereof) on the Issue Date and any Senior Notes and related exchange guarantees to be issued in exchange for the Senior Notes (including any Guarantee thereof) pursuant to the Registration Rights Agreement;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Subordinated Notes (including any guarantee thereof) on the Issue Date and any Senior Subordinated Notes and related exchange guarantees to be issued in exchange for the Senior Subordinated Notes (including any guarantees thereof) pursuant to the Registration Rights Agreement;

(4) any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2) or (3) above);

(5) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5) does not exceed the greater of (x) $50.0 million and (y) 3% of Consolidated Total Assets;

(6) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with such disposition;

(8) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (8) and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Senior Notes;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(11) obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (12) does not at any one time outstanding exceed $50.0 million; provided, that any Indebtedness or Preferred Stock incurred pursuant to this clause (12) shall cease to be deemed incurred or outstanding for purposes of this clause (12) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12) and, with respect to such Indebtedness secured by a Lien, the Secured Indebtedness Leverage Ratio would not exceed 4.0 to 1.0 following such redesignation;

(13) (x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Senior Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or the Guarantee of such Restricted Subsidiary or the Company, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Senior Notes substantially to the same extent as such Indebtedness is subordinated to the Senior Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company incurred in accordance with the terms of the Senior Indenture;

(14) the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (14) and clauses (15) and (20) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that (1) such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the Senior Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Senior Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced, and (2) (A) if the Indebtedness being refunded, replaced or refinanced has a Stated Maturity earlier than the Stated Maturity of the Senior Notes, shall not have a Stated Maturity date earlier than the Stated Maturity of the Indebtedness being refunded or refinanced and (B) if the Indebtedness being refunded, replaced or refinanced has a Stated Maturity after the Stated Maturity of the Senior Notes, shall not have a Stated Maturity date earlier than 90 days after the Stated Maturity of any Senior Notes then outstanding;

(15) (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Senior Indenture or (ii) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(16) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(17) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(18) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(19) Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent companies permitted by the covenant described under “—Restricted Payments”;

(20) Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this covenant without reliance on this clause (20));

(21) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Senior Notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”;

(22) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business; and

(23) Indebtedness incurred by a Foreign Subsidiary, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (23) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (23) does not exceed the greater of (x) $30.0 million and (y) an amount equal to 3% of Consolidated Total Assets of the Foreign Subsidiaries of the Company (it being understood that any Indebtedness incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for purposes of this clause (23) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the applicable Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (23)).

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (23) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Senior Indenture governing the Senior Notes will provide that the Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Senior Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor’s Guarantee of the Senior Notes. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Senior Notes or, if applicable, any related Guarantee on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Notes and any related Guarantees are equally and ratably secured, except that the foregoing shall not apply to:

(i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii) (A) Liens securing the Senior Notes and the related Guarantees and any Senior Notes issued in exchange therefor pursuant to the Registration Rights Agreement (including Senior Notes issued in exchange for Additional Senior Notes) and secured by a Lien (in each case in accordance with the terms of the Senior Indenture) and the related Guarantees, (B) Liens securing Indebtedness permitted to be incurred pursuant to clauses (1) and (12) of the definition of “Permitted Debt” and (C) Liens securing Indebtedness permitted to be incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that with respect to clause (C), at the time of incurrence such secured Indebtedness does not exceed the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 4.0 to 1.0; or

(iii) Permitted Liens.

Any Lien created for the benefit of the holders of the Senior Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2) the Senior Indenture, the Senior Notes and Guarantees (including any exchange notes with respect to the Senior Notes and related Guarantees);

(3) the Senior Subordinated Indenture, the Senior Subordinated Notes and related guarantees thereof (including any Exchange Senior Subordinated Notes (as defined in the Senior Subordinated Indenture) with respect to the Senior Subordinated Notes and related guarantees);

(4) purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(5) applicable law or any applicable rule, regulation or order;

(6) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(7) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(8) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;

(11) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements; and

(13) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially less favorable to the holders of the Senior Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Senior Notes, in each case as and when due; provided, further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the holders of the Senior Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Senior Notes, the Senior Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Senior Notes, the Senior Indenture and the Registration Rights Agreement.

The predecessor company will be released from its obligations under the Senior Indenture and the Senior Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Indenture and the Senior Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Senior Notes.

Notwithstanding the foregoing, clauses (3) and (4) above will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Guarantor and (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction.

Subject to certain limitations described in the Senior Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and the Company will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee, the Senior Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

The predecessor company will be released from its obligations under the Senior Indenture and its Guarantee and the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Senior Indenture and such Guarantee, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligation under such Guarantee.

Notwithstanding the foregoing, any Guarantor (other than Parent) may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor.

Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under the Guarantee, the Senior Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

The predecessor company will be released from its obligations under the Senior Indenture and its Guarantee and the Successor Parent Guarantor will succeed to, and be substituted for, and may exercise every right and power of, Parent under the Senior Indenture and such Guarantee, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligation under such Guarantee.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is not precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments permitted by the Senior Indenture;

(3) the payment to the Sponsor and any of its officers or Affiliates by the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Senior Notes in any material respect than the Management Agreement) or (B) other agreements as in effect on the Issue Date that are entered into in connection with the Transactions (including, without limitation, the

$15.0 million payment to the Sponsor as contemplated under “Certain Relationships and Related Party Transactions—Payments to Madison Dearborn” in connection with the Transaction) and as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Senior Notes in any material respect than the original agreement as in effect on the Issue Date);

(4) the payment of reasonable compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(5) payments made by the Company or any Restricted Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) in good faith;

(6) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under the Senior Indenture, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time;

(8) payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Unitholders Agreement (which are permitted under clauses (3) and (9) above, respectively), but including, without limitation, each of the other agreements entered into in connection with the Transactions);

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Unitholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Unitholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Senior Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(11) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(12) any transaction permitted by the covenant “—Merger, Consolidation or Sale of Assets;” and

(13) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Indenture or the Senior Notes unless such consideration is offered to be paid and is paid to all holders of the Senior Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

After the Issue Date, the Company will cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $10.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (6), (7), (8), (9), (10), (11) and (16) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within 10 business days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Senior Notes and all other obligations under the Senior Indenture on the same terms and conditions as those set forth in the Senior Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Senior Indenture described under “—Guarantees.”

Designation of “Designated Senior Indebtedness”

The Company shall designate the Senior Notes to be Designated Senior Indebtedness (as defined in the Senior Subordinated Indenture) under the Senior Subordinated Indenture.

Reports

Whether or not required by the Commission, so long as any Senior Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the holders of Senior Notes, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; provided that with respect to the annual financial information required with respect to the fiscal year ended December 30, 2006, the Company may furnish the holders of the Senior Notes the information that would be contained in Part III of Form 10-K within 120 days following December 30, 2006; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the exchange offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under ‘‘Events of Default and Remedies’’ if holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, the Company has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the holders of the Senior Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent, other than Parent becomes a Guarantor (there being no obligation of any such parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Senior Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company; provided that the same is accompanied by consolidating information the explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, the requirement to provide the information and reports referred to in clause (1) above shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of a shelf registration statement relating to the registration of the Senior Notes under the Securities Act by the filing with the Commission of a registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

Under the Senior Indenture, an Event of Default is defined as any of the following:

(1) the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Senior Notes;

(2) the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Senior Notes and such default continues for a period of 30 days;

(3) the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Senior Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “— Reports”;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary);

(6) the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable; or

(7) the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under the Senior Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Senior Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes under the Senior Indenture may declare the principal of and accrued interest on the Senior Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Senior Notes.

The Senior Indenture provides that, at any time after a declaration of acceleration with respect to the Senior Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Senior Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Senior Notes issued and then outstanding under the Senior Indenture may waive any existing Default or Event of Default under such Senior Indenture, and its consequences, except a default in the payment of the principal of or interest on such Senior Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Senior Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Senior Notes may not enforce the Senior Indenture or the Senior Notes except as provided in the Senior Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Senior Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Indenture at the request, order or direction of any of the holders of the Senior Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Senior Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Senior Notes issued under such Senior Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, has any liability for any obligations of the Company or any Guarantor under the Senior Notes, the Senior Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

The Senior Indenture, the Senior Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Company may, concurrently and only concurrently, at its option and at any time, elect to have all of its obligations and the obligations of the applicable Guarantors discharged with respect to the outstanding Senior Notes issued under the Senior Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Senior Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Senior Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Senior Notes issued thereunder concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Senior Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Senior Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Senior Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to any Significant Subsidiary) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes issued under the Senior Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Senior Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Senior Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Senior Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Event of Default has occurred and is continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Indenture) to which the Company or any Guarantor are a party or by which the Company or any Guarantor is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all Senior Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Senior Indenture or the Senior Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Senior Indenture or the Senior Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Senior Notes) with the consent of the holders of a majority in aggregate principal amount of the then outstanding Senior Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes).

Without the consent of each holder affected, an amendment or waiver of the Senior Indenture may not (with respect to any Senior Notes held by a non-consenting holder):

(1) reduce the principal amount of Senior Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes issued thereunder (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(3) reduce the rate of or change the time for payment of interest on any Senior Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Senior Notes issued thereunder (except a rescission of acceleration of the Senior Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Senior Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Senior Note payable in money other than that stated in the Senior Notes;

(6) make any change in the provisions of the Senior Indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Senior Notes issued thereunder or impair the right of any holder of Senior Notes to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Notes;

(7) waive a redemption payment with respect to any Senior Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(8) make any change in the ranking or priority of any Senior Note that would adversely affect the holders of the Senior Notes;

(9) modify the Guarantees in any manner adverse to the holders of the Senior Notes;

(10) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Senior Notes, the Company, the Guarantors and the Trustee may amend or supplement the Senior Indenture or the Senior Notes issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Senior Indenture, the Senior Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not adversely affect the legal rights under the Senior Indenture of any such holder;

(5) to secure the Senior Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Indenture under the Trust Indenture Act of 1939, as amended;

(7) to add a Guarantee of the Senior Notes;

(8) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Senior Indenture;

(9) to conform the text of the Senior Indenture, Senior Notes or Guarantees to any provision of this “Description of Notes—Description of Senior Notes.”

Satisfaction and Discharge

The Senior Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

(1) either:

(a) all Senior Notes that have been authenticated, except lost, stolen or destroyed Senior Notes that have been replaced or paid and Senior Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Senior Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under the Senior Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Senior Indenture to apply the deposited money toward the payment of the Senior Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company, the Senior Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

The holders of a majority in principal amount of the then outstanding Senior Notes issued under the Senior Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request of any holder of Senior Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Senior Indenture. Reference is made to the Senior Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain agreement and plan of merger dated as of October 24, 2006 between the Yankee Acquisition Corp., Holdings and The Yankee Candle Company Inc., a Massachusetts corporation, as amended, modified and/or supplemented from time to time in accordance with the terms thereof, pursuant to which Yankee Acquisition Corp. has agreed to merge with and into The Yankee Candle Company Inc., with The Yankee Candle Company Inc. surviving such merger.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Note on any applicable redemption date, the excess of:

(a) the present value at such redemption date of (i) the redemption price at February 15, 2011 (such redemption price being set forth under “—Optional Redemption”) plus (ii) all required interest payments due on the Senior Notes through February 15, 2011 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Senior Notes.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Leaseback Transaction) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under “Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Senior Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under “Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under “Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) foreclosures on assets or transfers by reason of eminent domain;

(9) disposition of an account receivable in connection with the collection or compromise thereof;

(10) a Sale and Leaseback Transaction relating to a retail store acquired, constructed or developed by the Company or any Restricted Subsidiary after the Issue Date entered into within 18 months of the date of consummation of the acquisition or completion of the construction or development, as the case may be;

(11) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(12) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(13) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $250 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-l from Moody’s or P-l from S&P;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(l) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities, including, without limitation, Parent; or

(3) the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of Continuing Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, non-cash interest payments, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received or receivable in cash for such period; provided, however, that Securitization Fees shall not be deemed to constitute Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any extraordinary (net of any tax effect), unusual or nonrecurring gains, losses, costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses and Transaction Expenses) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss in cash with respect to such period;

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, subject to the exclusion contained in clause (3) above, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) in respect of such period, to the extent not already included therein;

(6) non-cash compensation charges or expenses, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7) any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness shall be excluded;

(8) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with the Transactions or any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(9) any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133) shall be excluded; and

(10) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Consolidated Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries or Foreign Subsidiaries, as the case may be, in each case as shown on the most recent balance sheet.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election or (y) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than two times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Guarantor after the Issue Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of the Company or such Guarantor, as applicable, the amount of such excess shall be (A) Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Senior Notes, and

(2) such cash contribution amount is not applied to make Restricted Payments.

“Credit Agreement” means that certain credit agreement, to be dated as of the Issue Date, among Parent, the Company, Lehman Commercial Paper Inc., as Administrative Agent, Merrill Lynch Capital Corporation, as Syndication Agent, the lenders party thereto and certain other parties specified therein, providing for $650.0 million of term loans and $125.0 million of revolving credit borrowings (including the issuance of letters of credit), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Credit Facilities” means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or Debt Issuances, in each case, with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory) or letters of credit or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced, supplemented or refinanced, including refinancing with Debt Issuances, in whole or in part and without limitation as to amounts, terms, conditions, covenants and other provisions, from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Senior Notes are first issued and authenticated under the Senior Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock of the Company), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period plus amounts excluded from Consolidated Interest Expense (to the extent the same were deducted in the definition thereof) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation, amortization and non-cash charges were deducted in computing Consolidated Net Income, plus

(4) any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Senior Indenture (in each case whether or not consummated) or the Transactions (including, without limitation, the fees payable to the Sponsor pursuant to the Management Agreement (as in effect on the Issue Date) in connection with the Transactions) and, in each case, deducted in such period (and not added back) in computing Consolidated Net Income, plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6) any other non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP), plus

(7) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement (as in effect on the Issue Date), plus

(8) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, less

(9) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) or would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations

(and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Senior Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of the Senior Indenture, except for any reports required to be delivered under the covenant “—Reports”, which shall be prepared in accordance with GAAP in effect on the date thereof. For purposes of this description of the Senior Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under the Senior Indenture and the Senior Notes by a Guarantor in accordance with the provisions of the Senior Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Senior Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Senior Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be Parent and each Domestic Subsidiary of the Company that is a Restricted Subsidiary and a guarantor under the Credit Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“Holdings” means YCC Holdings LLC.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iii) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations (which, for the avoidance of doubt, shall include any Capitalized Lease Obligation incurred in connection with a Sale and Lease-Back Transaction)), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(iv) representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and documentary letters of credit issued in connection with inventory purchases in the ordinary course of business and (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means February 6, 2007.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Services Agreement dated as of the Issue Date, by and among Holdings and the Sponsor, as in effect on the Issue Date or otherwise amended, modified or supplemented.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Senior Indenture.

“Parent” means Yankee Holding Corp.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) the Sponsor, (ii) any Person who is an Officer on the Issue Date, provided that if such Officers beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iii) any Related Party of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clause (i), (ii) or (iii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group.”

“Permitted Investments” means

(1) any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Senior Indenture;

(6) loans and advances to employees and any guarantees made in the ordinary course of business, but in any event not in excess of $5.0 million in the aggregate outstanding at any one time;

(7) any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed the greater of (x) $50.0 million and (y) 3% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice, and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants—Liens”;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation,

Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

(15) Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition; and

(16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates”, except transactions permitted by clauses (2), (6), (8), (10), (12) or (13).

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Senior Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens in favor of the Company or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Senior Notes taken as a whole and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing incurred pursuant to clause (18) of the definition of “Permitted Debt”;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or the failure to pay would not result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with a principal amount not exceeding $50.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Senior Indenture;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(25) Liens to secure Indebtedness incurred pursuant to clause (21) of the definition of “Permitted Debt”;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(31) Liens on the Capital Stock of Unrestricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“‘Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization

Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under a Credit Facility and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Refunding Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments”.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date between the Company, the Guarantors and Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers relating to the Senior Notes.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments”.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred under the Senior Indenture.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers

Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to either the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (e) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Subordinated Notes” means the $200.0 million aggregate principal amount of Senior Subordinated Notes due 2017 of the Company.

“Senior Subordinated Indenture” means the indenture dated as of the Issue Date between the Company, the Guarantors and HSBC Bank, USA, National Association, as trustee, pursuant to which the Senior Subordinated Notes were issued, as amended or supplemented from time to time

“Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsor” means Madison Dearborn Partners, LLC and its Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Senior Notes and (b) with respect to any Guarantor of the Senior Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Senior Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transactions” means (i) the transactions contemplated by the Acquisition Agreement, (ii) the entry into the Credit Agreement and incurrence of Indebtedness thereunder on the Issue Date by the Company and the guarantors thereunder, (iii) the issuance of the Senior Notes and the provision of Guarantees by the Guarantors, (iv) the issuance of the Senior Subordinated Notes and the provision of guarantees by the guarantors thereof, (v) the refinancing of certain existing indebtedness of The Yankee Candle Company, Inc. as contemplated in this prospectus, (vi) the payment of fees and expenses related to each of the foregoing and (vii) all other transactions relating to any of the foregoing in each case, as contemplated as of the Issue Date pursuant to the terms of the Acquisition Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or other equity interests.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2011; provided, however, that if the period from such redemption date to February 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unitholders Agreement” means the Unitholders Agreement, dated as of the Issue Date, by and among the Sponsor, Holdings and certain other unitholders signatory thereto.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a

Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by the Company pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with such Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether the Company has complied with any covenant in the Senior Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Description of Senior Subordinated Notes

You can find the definitions of certain terms used in this “Description of Notes—Description of Senior Subordinated Notes” under the subheading “—Certain Definitions.” In this description, the term “Company” refers only to Yankee Acquisition Corp. (and, upon consummation of the Transactions, The Yankee Candle Company, Inc., as its successor) and not to any of its Subsidiaries and the term “Parent” refers only to Yankee Holding Corp. and not to any of its Subsidiaries. The Company issued the Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”) under an indenture (the “Senior Subordinated Indenture”) among itself, the Guarantors and HSBC Bank, USA, National Association, as trustee (the “Trustee”).

The terms of the Senior Subordinated Notes include those stated in the Senior Subordinated Indenture and those made part of the Senior Subordinated Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Senior Subordinated Indenture; all material information regarding the Senior Subordinated Notes and the rights of the holders of the Senior Subordinated Notes is summarized herein. The following description does not restate the Senior Subordinated Indenture in its entirety. We urge you to read the Senior Subordinated Indenture because it defines your rights as holders of the Senior Subordinated Notes. Copies of the Senior Subordinated Indenture may be obtained from the Company upon request. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Senior Subordinated Indenture. Unless the context otherwise requires, references in this “Description of Notes” to the “Senior Subordinated Notes” include the notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the exchange notes, which have been registered under the Securities Act.

The registered holder of any Senior Subordinated Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Senior Subordinated Indenture.

Brief Description of the Senior Subordinated Notes and the Guarantees

The Senior Subordinated Notes:

•	are general unsecured senior subordinated obligations of the Company;

•	are senior in right of payment with any future Subordinated Indebtedness of the Company;

•	are pari passu in right of payment to all existing and future unsecured Senior Subordinated Indebtedness of the Company that is not subordinated in right of payment to the Senior Subordinated Notes;

•	are junior in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Notes and any borrowings under the Credit Agreement;

•	are effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness (including the Credit Agreement); and

•	are structurally subordinated to all liabilities of each Subsidiary of the Company that is not a Guarantor of the Senior Subordinated Notes.

The Guarantees of the Senior Subordinated Notes:

•	are general unsecured senior subordinated obligations of each Guarantor of the Senior Subordinated Notes;

•	are senior in right of payment with any future Subordinated Indebtedness of such Guarantor of the Senior Subordinated Notes;

•

are pari passu in right of payment to all existing and future unsecured Senior Subordinated Indebtedness of such Guarantor of the Senior Subordinated Notes that is not subordinated in right of payment to the Guarantees of the Senior Subordinated Notes; and

•	are effectively subordinated to any Secured Indebtedness of any Guarantor of the Senior Subordinated Notes as to the assets securing such Indebtedness.

As of December 30, 2006, after giving effect to the Transactions, the Company and the Guarantors had $1,175.0 million of total Senior Indebtedness, $650.0 million of which was secured, including borrowings under the Credit Agreement. An additional $125.0 million of Senior Indebtedness was available for borrowing under the Credit Agreement, net of $1.3 million of issued and undrawn letters of credit, all of which would be secured if borrowed. The Senior Subordinated Notes are unsecured. In the event of a bankruptcy or insolvency, any secured lenders will have a prior secured claim to any collateral securing the debt owed to them. The Company’s obligations under the Credit Agreement are secured by a security interest in certain of its assets, including the capital stock of certain of its subsidiaries.

The Senior Subordinated Indenture permits the Company to incur additional Indebtedness, subject to compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of the date of the Senior Subordinated Indenture, all of the Subsidiaries of the Company were “Restricted Subsidiaries.” Under the circumstances described under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Senior Subordinated Indenture and will not guarantee the Senior Subordinated Notes.

Subordination of the Senior Subordinated Notes

Only Indebtedness of the Company or a Guarantor that is Senior Indebtedness will rank senior to the Senior Subordinated Notes and the Guarantees in accordance with the provisions of the Senior Subordinated Indenture. The Senior Subordinated Notes and the Guarantees will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the Guarantors, respectively.

The Company and the Guarantors have agreed in the Senior Subordinated Indenture that they will not incur any Indebtedness that is subordinate or junior in right of payment to their Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such person. The Senior Subordinated Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Senior Subordinated Notes

Neither the Company nor any Guarantor is permitted to make payments of principal of or premium, if any, or interest on the Senior Subordinated Notes or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, “pay the senior subordinated notes”) (except in the form of Permitted Junior Securities (other than Disqualified Stock)) if either of the following occurs (a “Payment Default”);

(1) any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

(2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Notwithstanding the foregoing, the Company is permitted to pay the Senior Subordinated Notes if it and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the Senior Subordinated Notes (except in the form of Permitted Junior Securities (other than Disqualified Stock)) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice:

(2) because the Non-Payment Default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, the Company and the related Guarantors are permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Company (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Senior Subordinated Notes is in effect exceed 179 days in the aggregate during any consecutive 365-days period, and there must be a least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Non-Payment Defaults that existed or was continuing on the date of delivery of any Blockage Notice with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Blockage Notice will be, or be made, the basis for a subsequent Blockage Notice by the Representative of such Designated Senior Indebtedness unless such Non-Payment Default has been waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Senior Subordinated Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Senior Subordinated Notes; and

(2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Senior Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of the Senior Subordinated Notes may receive Permitted Junior Securities.

If a distribution is made to holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such holders of the Senior Subordinated Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Senior Subordinated Indenture upon the failure of the Company to pay interest or principal with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein. So long as there shall remain outstanding any Senior Indebtedness under the Credit Agreement, a Blockage Notice with respect to the Credit Agreement may only be given by the Representatives thereunder unless otherwise agreed to in writing by the requisite lenders named in therein. If any Designated Senior Indebtedness of the Company is outstanding, neither the Company nor any Guarantor may pay the Senior Subordinated Notes until five Business Days after the Representatives of all such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the Senior Subordinated Indenture (including the subordination provisions) otherwise permits payment at that time.

A Guarantor’s obligations under its Guarantee are senior subordinated obligations of that Guarantor. As such, the rights of holders of Senior Subordinated Notes to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the Senior Subordinated Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

A holder of Senior Subordinated Notes by its acceptance of Senior Subordinated Notes agrees to be bound by these subordination provisions and authorizes and expressly directs the Trustee under the Senior Subordinated Indenture, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Senior Subordinated Indenture and appoints the Trustee under the Senior Subordinated Indenture its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Senior Subordinated Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Guarantor who are holders of Senior Indebtedness of the Company or such Guarantor, as the case may be, may recover more, ratably, than the holders of Senior Subordinated Notes and creditors of the Company or a Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness of the Company or such Guarantor and may recover more, ratably, than the holders of Senior Subordinated Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations deposited in trust or with the Trustee, as applicable, for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”, if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections.

Principal, Maturity and Interest

The Company issued Senior Subordinated Notes in an aggregate principal amount of $200.0 million. The Senior Subordinated Indenture governing the Senior Subordinated Notes provides for the issuance of additional Senior Subordinated Notes having identical terms and conditions to the Senior Subordinated Notes offered in the offering of the outstanding notes (the “Additional Senior Subordinated Notes”), subject to compliance with the covenants contained in the Senior Subordinated Indenture. Any Additional Senior Subordinated Notes will be part of the same issue as the outstanding Senior Subordinated Notes and will vote on all matters with the outstanding Senior Subordinated Notes. Such Additional Senior Subordinated Notes will be identical in all material respects to the outstanding Senior Subordinated Notes, except that Senior Subordinated Notes offered in the future will have different issuance dates and may have different issuance prices. The Senior Subordinated Notes will mature on February 15, 2017.

The Senior Subordinated Notes were issued in minimum denominations of $2,000 and integral multiples of $1,000. Interest on the Senior Subordinated Notes will accrue at a rate of 9 3/4% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year. The Company will make each interest payment to the holders of record of the Senior Subordinated Notes on the immediately preceding February 1 and August 1.

Interest on the Senior Subordinated Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three Business Days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium and Additional Interest (as described under “Exchange Offers”), if any, on that holder’s Senior Subordinated Notes in accordance with those instructions. All other payments on the Senior Subordinated Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Subordinated Notes

The Company maintains one or more paying agents (each, a “paying agent”) for the Senior Subordinated Notes within the City and State of New York.

The Company also maintains one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Senior Subordinated Notes outstanding from time to time and will make payments on and facilitate transfer of Senior Subordinated Notes on behalf of the Company at the office or agency of the registrar within the City and State of New York.

The Company may change the paying agents, the registrars or the transfer agents without prior notice to the holders. The Company or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Senior Subordinated Notes in accordance with the Senior Subordinated Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Subordinated Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Senior Subordinated Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed.

Optional Redemption

On or after February 15, 2012, the Company may redeem all or a part of the Senior Subordinated Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Senior Subordinated Notes to be redeemed to the applicable redemption date if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2012	104.875%
2013	103.250%
2014	101.625%
2015 and thereafter	100.000%

In addition, at any time prior to February 15, 2010, the Company may on one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Senior Subordinated Notes issued under the Senior Subordinated Indenture with the net cash proceeds of one or more Equity Offerings, at a redemption price of 109.750% of the principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (provided that if the Equity Offering is an offering by Parent or any of its direct or indirect parent companies, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Senior Subordinated Notes is contributed to the equity capital of the Company); provided, however, that:

(1) at least 65% of the aggregate principal amount of the Senior Subordinated Notes originally issued under the Senior Subordinated Indenture must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation Senior Subordinated Notes held by Parent and its Affiliates); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Senior Subordinated Notes may also be redeemed, in whole or in part, at any time prior to February 15, 2012, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date.

Notice of any redemption, including, without limitation, upon an Equity Offering, may at our discretion be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

In addition, the Company may acquire Senior Subordinated Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Senior Subordinated Indenture.

Guarantees

The Guarantors of the Senior Subordinated Notes will jointly and severally guarantee the Company’s obligations under the Senior Subordinated Indenture and the Senior Subordinated Notes on an unsecured senior subordinated basis. The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Company) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risk Factors Related to the Notes—Fraudulent conveyance laws may adversely affect the validity and enforceability of the notes or the guarantees.”

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Senior Subordinated Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be released in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor if after such sale, disposition or other transfer such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of the applicable Guarantor; provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Senior Subordinated Indenture;

(b) the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Senior Subordinated Indenture;

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Senior Subordinated Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness (other than the Senior Notes (to the extent the Senior Notes are outstanding)) of the Company or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Senior Subordinated Notes;

(d) the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Senior Subordinated Indenture are discharged in accordance with the terms of the Senior Subordinated Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (8), (9), (11) or (16) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of the Company or any Restricted Subsidiaries.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes. However, under certain circumstances, the Company may be required to offer to purchase Senior Subordinated Notes as described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Company may at any time and from time to time purchase Senior Subordinated Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Senior Subordinated Notes, each holder of Senior Subordinated Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s Senior Subordinated Notes pursuant to a Change of Control Offer on the terms set forth in the Senior Subordinated Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Senior Subordinated Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Senior Subordinated Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Senior Subordinated Notes, or, at the Company’s option, in advance of a Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Subordinated Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Senior Subordinated Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Senior Subordinated Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Senior Subordinated Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Senior Subordinated Notes or portions of Senior Subordinated Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Subordinated Notes or portions of Senior Subordinated Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Senior Subordinated Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Senior Subordinated Notes or portions of Senior Subordinated Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Senior Subordinated Notes properly tendered the Change of Control Payment for such Senior Subordinated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Notes surrendered, if any; provided that each new Senior Subordinated Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Senior Subordinated Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Agreement and Senior Notes prohibit the Company from purchasing Senior Subordinated Notes, and also provide that the occurrence of certain change of control events with respect to Parent or the Company would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Senior Subordinated Indenture governing the Senior Subordinated Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant, the Company will either repay all outstanding Indebtedness under the Credit Agreement and all other Senior Indebtedness or other Indebtedness ranking pari passu with the Senior Subordinated Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If the Company does not repay such Indebtedness or obtain such consents, the Company will remain prohibited from purchasing Senior Subordinated Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Senior Subordinated Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions of the Senior Subordinated Indenture would restrict payment to the holders under certain circumstances which would in turn constitute a default under the Credit Agreement.

Future indebtedness that the Company or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their Senior Subordinated Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company or its Subsidiaries. Finally, the Company’s ability to pay cash to the holders of Senior Subordinated Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risk Factors Related to the Notes—We may not be able to purchase the notes upon a change of control, which would result in a default in the indentures governing the notes and would adversely affect our business and financial condition.”

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Senior Subordinated Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Subordinated Indenture does not contain provisions that permit the holders of the Senior Subordinated Notes to require that the Company repurchase or redeem the Senior Subordinated Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Senior Subordinated Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or its Subsidiaries and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Senior Subordinated Notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or its credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Subordinated Indenture will not contain any covenants or provisions that may afford holders of the Senior Subordinated Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Subordinated Notes to require the Company to repurchase its Senior Subordinated Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Subordinated Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any assets described in clauses (2) or (3) below, and (iv) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $60.0 million and (y) an amount equal to 3% of Consolidated Total Assets of the Company on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1) (i) to reduce Obligations under Senior Indebtedness of the Company or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary) or (iii) Indebtedness of the Company that ranks pari passu with the Senior Subordinated Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Senior Subordinated Notes (provided that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Senior Subordinated Notes (other than Indebtedness specified in clauses (i) and (ii) above), it will equally and ratably reduce Obligations under the Senior Subordinated Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by causing the Company to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Senior Subordinated Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Senior Subordinated Notes), in each case other than Indebtedness owed to Parent or any Restricted Subsidiary;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted

Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all holders of Senior Subordinated Notes and Indebtedness that ranks pari passu with the Senior Subordinated Notes and contains provisions similar to those set forth in the Senior Subordinated Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Senior Subordinated Notes and such other Indebtedness that ranks pari passu with the Senior Subordinated Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Senior Subordinated Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Senior Subordinated Indenture. If the aggregate principal amount of Senior Subordinated Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Senior Subordinated Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Senior Subordinated Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Senior Subordinated Indenture by virtue of such conflict.

Because the Credit Agreement is secured by substantially all of our properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Agreement remains outstanding.

Selection and Notice

If less than all of the Senior Subordinated Notes are to be redeemed at any time, the Trustee will select Senior Subordinated Notes for redemption as follows:

(1) if the Senior Subordinated Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Senior Subordinated Notes are listed; or

(2) if the Senior Subordinated Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Senior Subordinated Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Subordinated Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Subordinated Notes or a satisfaction and discharge of the Senior Subordinated Indenture. Except for a redemption to be effected pursuant to the heading “Optional Redemption,” notices of redemption may not be conditional.

If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to that Senior Subordinated Note will state the portion of the principal amount of that Senior Subordinated Note that is to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion of the original Senior Subordinated Note will be issued in the name of the holder of that Senior Subordinated Note upon cancellation of the original Senior Subordinated Note. Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to:

(a) declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (13), (14), (15), (16) and (17) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from December 31, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Subsidiaries of the Company after the Issue Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Subordinated Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is subordinated to the Senior Subordinated Notes and any Guarantees thereof at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $7.5 million (which shall increase to $15.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent company of the Company) with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $35.0 million after the Issue Date;

(11) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Senior Subordinated Notes tendered by holders of the Senior Subordinated Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent company of the Company in amounts required for such Person to pay, without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B) income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Company and its Restricted Subsidiaries would be required to pay for such fiscal year were the Company and its Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(C) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent company of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D) general corporate overhead and operating expenses for such direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent company of the Company; and

(F) obligations under the Management Agreement to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

(15) distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16) Investments in Unrestricted Subsidiaries in an amount at any time outstanding not to exceed $20.0 million; and

(17) cash dividends or other distributions on the Company’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with the Transactions or this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under “—Transactions with Affiliates”;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), (13)(F) and (16) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary that is a Guarantor may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries (on a consolidated basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to the greater of (x) $775.0 million and (y) 40% of Consolidated Total Assets outstanding at any one time, less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to subclauses (i) and (ii) of clause (1) of the third paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Subordinated Notes (including any Guarantee thereof) on the Issue Date and any Senior Subordinated Notes and related exchange guarantees to be issued in exchange for the Senior Subordinated Notes (including any Guarantee thereof) pursuant to the Registration Rights Agreement;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Notes (including any guarantee thereof) on the Issue Date and any Senior Notes and related exchange guarantees to be issued in exchange for the Senior Notes (including any guarantees thereof) pursuant to the Registration Rights Agreement;

(4) any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2) or (3) above);

(5) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5) does not exceed the greater of (x) $50.0 million and (y) 3% of Consolidated Total Assets;

(6) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with such disposition;

(8) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (8) and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Senior Subordinated Notes;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(11) obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (12) does not at any one time outstanding exceed $50.0 million; provided, that any Indebtedness or Preferred Stock incurred pursuant to this clause (12) shall cease to be deemed incurred or outstanding for purposes of this clause (12) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such

Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12) and, with respect to such Indebtedness secured by a Lien, the Secured Indebtedness Leverage Ratio would not exceed 4.0 to 1.0 following such redesignation;

(13) (x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Senior Subordinated Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or the Guarantee of such Restricted Subsidiary or the Company, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Senior Subordinated Notes substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company incurred in accordance with the terms of the Senior Subordinated Indenture;

(14) the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (14) and clauses (15) and (20) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that (1) such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the Senior Subordinated Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Senior Subordinated Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced, and (2) (A) if the Indebtedness being refunded, replaced or refinanced has a Stated Maturity earlier than the Stated Maturity of the Senior Subordinated Notes, shall not have a Stated Maturity date earlier than the Stated Maturity of the Indebtedness being refunded or refinanced and (B) if the Indebtedness being refunded, replaced or refinanced has a Stated Maturity after the Stated Maturity of the Senior Subordinated Notes, shall not have a Stated Maturity date earlier than 90 days after the Stated Maturity of any Senior Notes then outstanding;

(15) (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Senior Subordinated Indenture or (ii) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(16) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(17) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(18) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(19) Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent companies permitted by the covenant described under “—Restricted Payments”;

(20) Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this covenant without reliance on this clause (20));

(21) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Senior Subordinated Notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”;

(22) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business; and

(23) Indebtedness incurred by a Foreign Subsidiary, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (23) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (23) does not exceed the greater of (x) $30.0 million and (y) an amount equal to 3% of Consolidated Total Assets of the Foreign Subsidiaries of the Company (it being understood that any Indebtedness incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for purposes of this clause (23) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the applicable Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (23)).

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (23) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Layering

The Senior Subordinated Indenture governing the Senior Subordinated Notes will provide that the Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) either (1) pari passu in right of payment with the Senior Subordinated Notes or such Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be; or (2) expressly subordinated in right of payment to the Senior Subordinated Notes or such Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be. The Senior Subordinated Indenture will not treat (x) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (y) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Senior Subordinated Notes or, if applicable, any related Guarantee on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Subordinated Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Subordinated Notes and any related Guarantees are equally and ratably secured, except that the foregoing shall not apply to:

(i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii) Liens securing Senior Indebtedness of the Company or any Guarantor;

(iii) (A) Liens securing the Senior Subordinated Notes and the related Guarantees and any Senior Subordinated Notes issued in exchange therefor pursuant to the Registration Rights Agreement (including Senior Subordinated Notes issued in exchange for Additional Senior Subordinated Notes) and secured by a Lien (in each case in accordance with the terms of the Senior Subordinated Indenture) and the related Guarantees and (B) Liens securing Indebtedness permitted to be incurred pursuant to clauses (1) and (12) of the definition of “Permitted Debt”; or

(iv) Permitted Liens.

Any Lien created for the benefit of the holders of the Senior Subordinated Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2) the Senior Subordinated Indenture, the Senior Subordinated Notes and Guarantees (including any Exchange Senior Subordinated Notes with respect to the Senior Subordinated Notes and related Guarantees);

(3) the Senior Indenture, the Senior Notes and related guarantees thereof (including any Exchange Senior Notes (as defined in the Senior Indenture) with respect to the Senior Notes and related guarantees);

(4) purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(5) applicable law or any applicable rule, regulation or order;

(6) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(7) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(8) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;

(11) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements; and

(13) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially less favorable to the holders of the Senior Subordinated Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Senior Subordinated Notes, in each case as and when due; provided, further, however, that with respect to agreements existing on the

Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the holders of the Senior Subordinated Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Senior Subordinated Notes, the Senior Subordinated Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Senior Subordinated Notes, the Senior Subordinated Indenture and the Registration Rights Agreement.

The predecessor company will be released from its obligations under the Senior Subordinated Indenture and the Senior Subordinated Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Subordinated Indenture and the Senior Subordinated Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Senior Subordinated Notes.

Notwithstanding the foregoing, clauses (3) and (4) above will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Guarantor and (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction.

Subject to certain limitations described in the Senior Subordinated Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and the Company will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee, the Senior Subordinated Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

The predecessor company will be released from its obligations under the Senior Subordinated Indenture and its Guarantee and the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Senior Subordinated Indenture and such Guarantee, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligation under such Guarantee.

Notwithstanding the foregoing, any Guarantor (other than Parent) may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor.

Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under the Guarantee, the Senior Subordinated Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

The predecessor company will be released from its obligations under the Senior Subordinated Indenture and its Guarantee and the Successor Parent Guarantor will succeed to, and be substituted for, and may exercise every right and power of, Parent under the Senior Subordinated Indenture and such Guarantee, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligation under such Guarantee.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is not precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments permitted by the Senior Subordinated Indenture;

(3) the payment to the Sponsor and any of its officers or Affiliates by the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Senior Subordinated Notes in any material respect than the Management Agreement) or (B) other agreements as in effect on the Issue Date that are entered into in connection with the Transactions

(including, without limitation, the $15.0 million payment to the Sponsor as contemplated under “Certain Relationships and Related Party Transactions—Payments to Madison Dearborn” in connection with the Transaction) and as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Senior Subordinated Notes in any material respect than the original agreement as in effect on the Issue Date);

(4) the payment of reasonable compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(5) payments made by the Company or any Restricted Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) in good faith;

(6) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under the Senior Subordinated Indenture, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time;

(8) payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Unitholders Agreement (which are permitted under clauses (3) and (9) above, respectively), but including, without limitation, each of the other agreements entered into in connection with the Transactions);

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Unitholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Unitholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Senior Subordinated Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Subordinated Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(11) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(12) any transaction permitted by the covenant “—Merger, Consolidation or Sale of Assets;” and

(13) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Senior Subordinated Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Subordinated Indenture or the Senior Subordinated Notes unless such consideration is offered to be paid and is paid to all holders of the Senior Subordinated Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

After the Issue Date, the Company will cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $10.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (6), (7), (8), (9), (10), (11) and (16) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within 10 business days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Senior Subordinated Notes and all other obligations under the Senior Subordinated Indenture on the same terms and conditions as those set forth in the Senior Subordinated Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Senior Subordinated Indenture described under “—Guarantees.”

Reports

Whether or not required by the Commission, so long as any Senior Subordinated Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the holders of Senior Subordinated Notes, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; provided that with respect to the annual financial information required with respect to the fiscal year ended December 30, 2006, the Company may furnish the holders of the Senior Subordinated Notes the information that would be contained in Part III of Form 10-K within 120 days following December 30, 2006; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the exchange offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, the Company has agreed that, for so long as any Senior Subordinated Notes remain outstanding, it will furnish to the holders of the Senior Subordinated Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent, other than Parent becomes a Guarantor (there being no obligation of any such parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Senior Subordinated Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company; provided that the same is accompanied by consolidating information the explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, the requirement to provide the information and reports referred to in clause (1) above shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of a shelf registration statement relating to the registration of the Senior Subordinated Notes under the Securities Act by the filing with the Commission of a registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

Under the Senior Subordinated Indenture, an Event of Default is defined as any of the following:

(1) the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Senior Subordinated Notes, whether or not such payment is prohibited by the subordination provisions of the Senior Subordinated Indenture;

(2) the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Senior Subordinated Notes and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the Senior Subordinated Indenture;

(3) the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Senior Subordinated Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above), whether or not such payment is prohibited by the subordination provisions of the Senior Subordinated Indenture and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “—Reports”;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary);

(6) the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable; or

(7) the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under the Senior Subordinated Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Senior Subordinated Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Subordinated Notes under the Senior Subordinated Indenture may declare the principal of and accrued interest on the Senior Subordinated Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable; provided that, so long as any Indebtedness permitted to be incurred under the Senior Subordinated Indenture as part of the Credit Agreement or any series of the Senior Notes shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Credit Agreement and the Senior Notes, and

(2) five Business Days after the giving of written notice of such acceleration to the Company and each Representative under the Credit Agreement and the trustee under the Senior Indenture.

If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Senior Subordinated Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Senior Subordinated Notes.

The Senior Subordinated Indenture provides that, at any time after a declaration of acceleration with respect to the Senior Subordinated Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Senior Subordinated Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Senior Subordinated Notes issued and then outstanding under the Senior Subordinated Indenture may waive any existing Default or Event of Default under such Senior Subordinated Indenture, and its consequences, except a default in the payment of the principal of or interest on such Senior Subordinated Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Subordinated Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Senior Subordinated Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Senior Subordinated Notes may not enforce the Senior Subordinated Indenture or the Senior Subordinated Notes except as provided in the Senior Subordinated Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Senior Subordinated Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Subordinated Indenture at the request, order or direction of any of the holders of the Senior Subordinated Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Senior Subordinated Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes issued under such Senior Subordinated Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Subordinated Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, has any liability for any obligations of the Company or any Guarantor under the Senior Subordinated Notes, the Senior Subordinated Indenture, the

Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

The Senior Subordinated Indenture, the Senior Subordinated Notes and the Guarantees is governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Company may, concurrently and only concurrently, at its option and at any time, elect to have all of its obligations and the obligations of the applicable Guarantors discharged with respect to the outstanding Senior Subordinated Notes issued under the Senior Subordinated Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Senior Subordinated Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Senior Subordinated Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Senior Subordinated Notes issued thereunder concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Senior Subordinated Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Senior Subordinated Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Senior Subordinated Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to any Significant Subsidiary) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Subordinated Notes issued under the Senior Subordinated Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Senior Subordinated Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Subordinated Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Senior Subordinated Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Subordinated Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Senior Subordinated

Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Event of Default has occurred and is continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Subordinated Indenture) to which the Company or any Guarantor are a party or by which the Company or any Guarantor is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Subordinated Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Senior Subordinated Indenture or the Senior Subordinated Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes), and any existing default or compliance with any provision of the Senior Subordinated Indenture or the Senior Subordinated Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Senior Subordinated Notes) with the consent of the holders of a majority in principal amount of the then outstanding Senior Subordinated Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes).

Without the consent of each holder affected, an amendment or waiver of the Senior Subordinated Indenture may not (with respect to any Senior Subordinated Notes held by a non-consenting holder):

(1) reduce the principal amount of Senior Subordinated Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Senior Subordinated Note or alter the provisions with respect to the redemption of the Senior Subordinated Notes issued thereunder (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(3) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Senior Subordinated Notes issued thereunder (except a rescission of acceleration of the Senior Subordinated Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Notes;

(6) make any change in the provisions of the Senior Subordinated Indenture relating to waivers of past Defaults or the rights of holders of Senior Subordinated Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Senior Subordinated Notes issued thereunder or impair the right of any holder of Senior Subordinated Notes to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Subordinated Notes;

(7) waive a redemption payment with respect to any Senior Subordinated Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(8) make any change in the ranking, priority or subordination provisions of any Senior Subordinated Note that would adversely affect the holders of the Senior Subordinated Notes;

(9) modify the Guarantees in any manner adverse to the holders of the Senior Subordinated Notes;

(10) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Senior Subordinated Notes, the Company, the Guarantors and the Trustee may amend or supplement the Senior Subordinated Indenture or the Senior Subordinated Notes issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Senior Subordinated Indenture, the Senior Subordinated Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the holders of Senior Subordinated Notes or that does not adversely affect the legal rights under the Senior Subordinated Indenture of any such holder;

(5) to secure the Senior Subordinated Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Subordinated Indenture under the Trust Indenture Act of 1939, as amended;

(7) to add a Guarantee of the Senior Subordinated Notes;

(8) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Senior Subordinated Indenture;

(9) to conform the text of the Senior Subordinated Indenture, Senior Subordinated Notes or Guarantees to any provision of this “Description of Notes—Description of Senior Subordinated Notes.”

However, no amendment to or waiver of the subordination provisions of the Senior Subordinated Indenture (or the component definitions used therein) that is adverse to the holders of Senior Indebtedness may be made without the consent of the holders of a majority of the Indebtedness in respect of the Credit Agreement(s) (or their Representatives).

Satisfaction and Discharge

The Senior Subordinated Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes issued thereunder, when:

(1) either:

(a) all Senior Subordinated Notes that have been authenticated, except lost, stolen or destroyed Senior Subordinated Notes that have been replaced or paid and Senior Subordinated Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Senior Subordinated Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Senior Subordinated Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Subordinated Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under the Senior Subordinated Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Senior Subordinated Indenture to apply the deposited money toward the payment of the Senior Subordinated Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company, the Senior Subordinated Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

The holders of a majority in principal amount of the then outstanding Senior Subordinated Notes issued under the Senior Subordinated Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Subordinated Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Subordinated Indenture at the request of any holder of Senior Subordinated Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Senior Subordinated Indenture. Reference is made to the Senior Subordinated Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain agreement and plan of merger dated as of October 24, 2006 between the Yankee Acquisition Corp., Holdings and The Yankee Candle Company Inc., a Massachusetts corporation, as amended, modified and/or supplemented from time to time in accordance with the terms thereof, pursuant to which Yankee Acquisition Corp. has agreed to merge with and into The Yankee Candle Company Inc., with The Yankee Candle Company Inc. surviving such merger.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Subordinated Note on any applicable redemption date, the excess of:

(a) the present value at such redemption date of (i) the redemption price at February 15, 2012 (such redemption price being set forth under “—Optional Redemption”) plus (ii) all required interest payments due on the Senior Subordinated Notes through February 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Senior Subordinated Notes.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Leaseback Transaction) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under “Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Senior Subordinated Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under “Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under “Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) foreclosures on assets or transfers by reason of eminent domain;

(9) disposition of an account receivable in connection with the collection or compromise thereof;

(10) a Sale and Leaseback Transaction relating to a retail store acquired, constructed or developed by the Company or any Restricted Subsidiary after the Issue Date entered into within 18 months of the date of consummation of the acquisition or completion of the construction or development, as the case may be;

(11) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(12) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(13) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $250 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-l from Moody’s or P-l from S&P;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(l) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities, including, without limitation, Parent; or

(3) the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of Continuing Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, non-cash interest payments, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received or receivable in cash for such period; provided, however, that Securitization Fees shall not be deemed to constitute Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any extraordinary (net of any tax effect), unusual or nonrecurring gains, losses, costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses and Transaction Expenses) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss in cash with respect to such period;

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, subject to the exclusion contained in clause (3) above, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) in respect of such period, to the extent not already included therein;

(6) non-cash compensation charges or expenses, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7) any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness shall be excluded;

(8) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with the Transactions or any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(9) any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133) shall be excluded; and

(10) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any

Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Consolidated Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries or Foreign Subsidiaries, as the case may be, in each case as shown on the most recent balance sheet.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election or (y) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than two times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Guarantor after the Issue Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of the Company or such Guarantor, as applicable, the amount of such excess shall be (A) Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Senior Subordinated Notes, and

(2) such cash contribution amount is not applied to make Restricted Payments.

“Credit Agreement” means that certain credit agreement, to be dated as of the Issue Date, among Parent, the Company, Lehman Commercial Paper Inc., as Administrative Agent, Merrill Lynch Capital Corporation, as Syndication Agent, the lenders party thereto and certain other parties specified therein, providing for $650.0 million of term loans and $125.0 million of revolving credit borrowings (including the issuance of letters of credit), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Credit Facilities” means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or Debt Issuances, in each case, with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory) or letters of credit or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced, supplemented or refinanced, including refinancing with Debt Issuances, in whole or in part and without limitation as to amounts, terms, conditions, covenants and other provisions, from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Senior Subordinated Notes are first issued and authenticated under the Senior Subordinated Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock of the Company), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Credit Agreement and Hedging Obligations;

(2) any Indebtedness outstanding under the Senior Indenture; and

(3) any other Senior Indebtedness permitted under the Senior Subordinated Indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $25.0 million and is specifically designated by the issuer thereof in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Senior Subordinated Notes or the date the Senior Subordinated Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period plus amounts excluded from Consolidated Interest Expense (to the extent the same were deducted in the definition thereof) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation, amortization and non-cash charges were deducted in computing Consolidated Net Income, plus

(4) any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Senior Subordinated Indenture (in each case whether or not consummated) or the Transactions (including, without limitation, the fees payable to the Sponsor pursuant to the Management Agreement (as in effect on the Issue Date) in connection with the Transactions) and, in each case, deducted in such period (and not added back) in computing Consolidated Net Income, plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6) any other non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP), plus

(7) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement (as in effect on the Issue Date), plus

(8) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, less

(9) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) or would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Senior Subordinated Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of the Senior Subordinated Indenture, except for any reports required to be delivered under the covenant “—Reports”, which shall be prepared in accordance with GAAP in effect on the date thereof. For purposes of this description of the Senior Subordinated Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under the Senior Subordinated Indenture and the Senior Subordinated Notes by a Guarantor in accordance with the provisions of the Senior Subordinated Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Senior Subordinated Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Senior Subordinated Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be Parent and each Domestic Subsidiary of the Company that is a Restricted Subsidiary and a guarantor under the Credit Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“Holdings” means YCC Holdings LLC.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iii) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations (which, for the avoidance of doubt, shall include any Capitalized Lease Obligations incurred in connection with a Sale and Lease-Back Transaction)), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(iv) representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and documentary letters of credit issued in connection with inventory purchases in the ordinary course of business and (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means February 6, 2007.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Services Agreement dated as of the Issue Date, by and among Holdings and the Sponsor, as in effect on the Issue Date or otherwise amended, modified or supplemented.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Senior Subordinated Indenture.

“Parent” means Yankee Holding Corp.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) the Sponsor, (ii) any Person who is an Officer on the Issue Date, provided that if such Officers beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iii) any Related Party of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clause (i), (ii) or (iii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group.”

“Permitted Investments” means

(1) any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Senior Subordinated Indenture;

(6) loans and advances to employees and any guarantees made in the ordinary course of business, but in any event not in excess of $5.0 million in the aggregate outstanding at any one time;

(7) any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed the greater of (x) $50.0 million and (y) 3% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice, and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants—Liens”;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

(15) Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition; and

(16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates”, except transactions permitted by clauses (2), (6), (8), (10), (12) or (13).

“Permitted Junior Securities” means:

(1) Equity Interests in the Company or any direct or indirect parent of the Company; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than the Senior Subordinated Notes and the related Guarantees are subordinated to Senior Indebtedness under the Senior Subordinated Indenture and which do not mature or become subject to a mandatory redemption obligation prior to the final maturity or the Senior Subordinated Notes.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Senior Subordinated Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens in favor of the Company or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Senior Subordinated Notes taken as a whole, and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing incurred pursuant to clause (18) of the definition of “Permitted Debt”;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or the failure to pay would not result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with a principal amount not exceeding $50.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Senior Subordinated Indenture;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(25) Liens to secure Indebtedness incurred pursuant to clause (21) of the definition of “Permitted Debt”;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(31) Liens on the Capital Stock of Unrestricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“‘Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under a Credit Facility and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Refunding Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments”.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date between the Company, the Guarantors and Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers relating to the Senior Subordinated Notes.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company or any Guarantor.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments”.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred under the Senior Subordinated Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to either the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (e) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Indebtedness” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under the Credit Agreement or the Senior Notes and related guarantees, whether outstanding on the Issue Date or thereafter incurred;

(2) all Hedging Obligations (and guarantees thereof) owing to a lender or any affiliate of a lender under the Credit Agreement (or a Person who was such a lender or an affiliate at the time such Hedging Obligations were entered into);

(3) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Senior Subordinated Indenture; and

(4) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relation to such person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clauses (1) through (3) above, unless, in the case of clause (3) above, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to or pari passu in right of payment with the Senior Subordinated Notes or the Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities); or

(4) that portion of any Indebtedness that at the time of Incurrence is Incurred in violation of the Senior Subordinated Indenture.

“Senior Notes” means the $325.0 million aggregate principal amount of Senior Notes due 2015 of the Company.

“Senior Indenture” means the indenture dated as of the Issue Date between the Company, the Guarantors and HSBC Bank, USA, National Association, as trustee, pursuant to which the Senior Notes were issued, as amended or supplemented from time to time

“Senior Subordinated Indebtedness” means, with respect to a Person, the Senior Subordinated Notes (in the case of the Company), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

“Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsor” means Madison Dearborn Partners, LLC and its Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Senior Subordinated Notes and (b) with respect to any Guarantor of the Senior Subordinated Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Senior Subordinated Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transactions” means (i) the transactions contemplated by the Acquisition Agreement, (ii) the entry into the Credit Agreement and incurrence of Indebtedness thereunder on the Issue Date by the Company and the guarantors thereunder, (iii) the issuance of the Senior Notes and the provision of guarantees by the guarantors, (iv) the issuance of the Senior Subordinated Notes and the provision of Guarantees by the Guarantors thereof, (v) the refinancing of certain existing indebtedness of The Yankee Candle Company, Inc. as contemplated in this prospectus, (vi) the payment of fees and expenses related to each of the foregoing and (vii) all other transactions relating to any of the foregoing in each case, as contemplated as of the Issue Date pursuant to the terms of the Acquisition Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or other equity interests.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2012; provided, however, that if the period from such redemption date to February 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unitholders Agreement” means the Unitholders Agreement, dated as of the Issue Date, by and among the Sponsor, Holdings and certain other unitholders signatory thereto.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by the Company pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with such Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether the Company has complied with any covenant in the Senior Subordinated Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK ENTRY; DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons (the “Global Notes”). The Global Notes will be deposited with the relevant trustee as a custodian for The Depository Trust Company (“DTC”), as depositary, and registered in the name of a nominee of such depositary.

Those who participate in these exchange offers may elect to take physical delivery of their certificates (each a “Certificated Security”) instead of holding their interests through the Global Notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the “Non-Global Purchasers”). Upon the transfer of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificate Securities, be exchanged for an interest in the Global Notes.

Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchaser and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes’ under each indenture, No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under each indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the trustees or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers. registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indentures.

Cross-market transfers between the DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under an indenture, DTC will exchange the applicable Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York baking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers or interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustees will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated Notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company fails to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an Event of Default with respect to the Notes.

The laws of some states require that certain persons take delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

IRS Circular 230 Disclosure

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any tax advice contained in this document (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the U.S. Internal Revenue Code. The tax advice contained in this document (including any attachments) was written to support the promotion or marketing of the transaction (s) or matter(s) addressed by the document. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following discussion summarizes certain U.S. federal income and estate tax aspects of the acquisition, ownership and disposition of the exchange notes. This discussion is a summary for general information purposes and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the exchange notes by a prospective investor in light of such investor’s personal circumstances. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations (the “Treasury Regulations”) and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This discussion also does not address the U.S. federal income tax consequences of ownership of exchange notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, banks, tax-exempt entities, grantor trusts, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, persons that hold the exchange notes as part of a “straddle,” a “hedge” or a “conversion transaction,” U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons liable for alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. The discussion under “—U.S. Holders—The Exchange Offer” represents the opinion of Kirkland & Ellis LLP, counsel to the registrant.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding notes should consult its own tax advisors.

PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF U.S. FEDERAL INCOME TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, OR THE RULES OF ANY TAX TREATY.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, a “U.S. Holder” is a beneficial owner of an exchange note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident (as defined in Section 7701(b)(1) of the Code) of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purpose, created or organized under the laws of the United States or any political subdivision thereof or therein;

•	an estate, the income of which is subject to U.S. federal income tax regardless of the source; or

•

(i) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons,” within the meaning of the Code, have the authority to control all of its substantial decisions or (ii) a trust that was treated as a domestic trust under the law in effect before 1997, and has properly elected, under applicable Treasury Regulations, to be treated as a United States person.

Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

The Exchange Offer

The exchange of notes issued in the initial offering (“the outstanding notes”) for exchange notes pursuant to the registered exchange offer will not constitute a significant modification of the terms of the notes, and accordingly, such exchange will not constitute a taxable exchange for U.S. federal income tax purposes. Therefore, a U.S. Holder will not recognize gain or loss upon receipt of an exchange note in the registered exchange offer; such U.S. holder’s holding period for the exchange note received in the exchange will include the holding period of the outstanding note surrendered; and such U.S. Holder’s adjusted tax basis in the exchange note received will be the same as such U.S. Holder’s tax basis in the outstanding note surrendered. In addition, each U.S. Holder of exchange notes will continue to be required to include interest on the notes in its gross income in accordance with such each such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Interest

Interest on an exchange note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder’s regular method of tax accounting). The outstanding notes were issued without “original issue discount” within the meaning of Section 1273 of the Code; therefore, the exchange notes will not have original issue discount.

We were obligated to pay an additional amount to the holders of the outstanding notes under certain circumstances described under “Exchange Offers.” According to U.S. Treasury Regulations, the possibility that any such payments will be made will not affect the amount, timing or character of interest income or gain a U.S. Holder recognizes if there is only a remote chance as of the date the outstanding notes were issued that such payments will be made. We believe that as of the issue date of the outstanding notes the likelihood that we would be obligated to make any such payments was remote. Therefore, we do not intend to treat the potential payment of such additional amounts as part of the yield to maturity of any outstanding notes. Our determination that this contingency is remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by the applicable U.S. Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its outstanding notes in excess of stated interest and to treat such amounts as ordinary income. No such additional amounts will be payable with respect to the outstanding notes if the exchange occurs within 345 calendar days after the closing of the initial offering (or 285 calendar days if the exchange offer registration statement is not reviewed by the SEC).

Sale or Other Taxable Disposition of Notes

A U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange (other than pursuant to the exchange offers) or other taxable disposition of an exchange note (other than amounts attributable to accrued interest not already taken into income, which will be taxed as ordinary income) and such holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in an exchange note generally will be the initial purchase price paid for the outstanding note. Gain recognized on the sale of an exchange note should be long-term capital gain provided the U.S. Holder’s holding period for the exchange note exceeds one year, except to the extent attributable to accrued market discount, as discussed below. In the case of a U.S. Holder other than a corporation, the current maximum marginal U.S. federal income tax rate applicable to long term capital gain recognized on the sale of a note is 15 percent. Long term capital gains recognized by corporations are taxable at a maximum rate of 35 percent. Short term capital gains recognized by corporations or individuals are also taxable at a maximum rate of 35 percent. Current law provides for certain increases in maximum tax rates beginning after December 31, 2010.

If the amount realized is less than the U.S. Holder’s adjusted tax basis, such holder will recognize a capital loss. The deduction of capital loss is subject to limitation. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

A U.S. Holder who purchases an exchange note at a “market discount” that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. A U.S. Holder who purchases an exchange note at a premium will be subject to the bond premium amortization rules of the Code.

In general, “market discount” is calculated as the excess of the exchange note’s stated redemption or revised issue price, within the meaning of Sections 1273 and 1278 of the Code, over its purchase price. If a U.S. Holder purchases an exchange note at a “market discount,” any gain on sale of that note attributable to the U.S. Holder’s unrecognized accrued market discount generally will be treated as ordinary income to the U.S. Holder. In addition, a U.S. Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the U.S. Holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of an exchange note and being required to defer any applicable interest expense, a U.S. Holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

In the event that an exchange note is treated as purchased at a premium, that premium will be amortizable by a U.S. Holder as an offset to interest income (with a corresponding reduction in the U.S. Holder’s tax basis) on a consent yield basis if the U.S. Holder elects to do so. This election will also apply to all other debt instruments held by the U.S. Holder during the year in which the election is made and to all debt instruments acquired after that year.

Backup Withholding and Information Reporting

Under certain circumstances, a U.S. Holder of an exchange note may be subject to backup withholding and information reporting with respect to payments of interest on, or the gross proceeds from disposition of such exchange note. Backup withholding (currently at a rate of 28%) may apply under certain circumstances if you (i) fail to furnish your social security or other taxpayer identification number (“TIN”), (ii) furnish an incorrect TIN, (iii) fail to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that such holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against, and may entitle such holder to a refund with respect to, such holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are generally exempt from information reporting and backup withholding, including corporations and tax-exempt organizations. Holders of exchange notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of an exchange note (other than a partnership or other pass through entity for U.S. federal income tax purposes) that is not a U.S. Holder (a “Non-U.S. Holder”).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the exchange notes by any particular Non-U.S. Holder in light of such holder’s personal circumstances, including holding the exchange notes through a partnership. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as U.S. residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on disposition of its exchange note. Additionally, special rules may apply to certain Non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, that are subject to special treatment under the Code. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the exchange note will be considered “U.S. Trade or Business Income” if such income or gain is effectively connected with the conduct of a U.S. trade or business, and, in the case where an applicable income tax treaty between the United States and the country of which the Non-U.S. Holder is a qualified resident applies, if such income or gain is attributable to a U.S. permanent establishment.

Interest

Generally, any interest paid to a Non-U.S. Holder, with respect to the exchange notes, will not be subject to United States federal income or withholding tax, provided that:

•	such interest payments are not U.S. Trade or Business Income;

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership;

•	such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the exchange notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” (generally by completing IRS Form W-8BEN) and provides us or our paying agent with a copy of such statement, or (3) the Non-U.S. Holder holds its exchange notes directly through a “qualified intermediary” and certain conditions are satisfied.

If the above conditions are not met, provided the interests payments are not U.S. Trade or Business Income, then the gross amount of interest payments to such Non-U.S. Holder will generally be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. To claim the benefit of a tax treaty, the Non-U.S. Holder must generally provide a properly executed IRS Form W-8BEN (or any relevant successor form) claiming an exemption from or reduction of the withholding tax under the benefit of an applicable tax treaty.

Income that is U.S. Trade or Business Income will generally be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons and, if paid to a corporate Non-U.S. Holder, may also be subject to a 30% branch profits tax (or lower rate provided by a tax treaty). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or the paying agent with appropriate certification. In order to meet the certification requirement with respect to U.S. Trade or Business Income, the Non-U.S. Holder must generally provide a properly executed IRS Form W-8ECI (or any relevant successor form) stating that interest paid on an exchange note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S.

The certification requirements described above may require a Non-U.S. Holder who provides an IRS form to obtain a U.S. TIN and/or to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale or Other Taxable Disposition of Notes

Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of an exchange note generally will not be subject to U.S. federal income tax unless either (1) such gain is U.S. Trade or Business Income, or, (2) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the exchange note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS any interest payments that we make to Non-U.S. Holders and the tax withheld with respect to such payments, regardless of whether withholding was required. Under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides, copies of these information returns may also be made available.

Backup withholding will not apply to payments of principal and interest on the exchange notes by us to a Non-U.S. Holder, if such holder is exempt from withholding tax on interest as described above.

The payment of the proceeds from the sale or other disposition of the exchange notes by a Non-U.S. Holder may also be subject to information reporting and backup withholding. In particular, the payment of such proceeds to or through the U.S. office of any broker will be subject to information reporting and backup withholding unless a Non-U.S. Holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding. The payment of such proceeds to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. described in the Treasury Regulations (e.g., the foreign broker is a “controlled foreign corporation,” more than 50% of such foreign broker’s gross income during a specified period is ECI, or the foreign broker is a foreign partnership with a threshold amount of U.S. ownership or a foreign partnership engaged in a U.S. trade or business).

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund with respect to or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false.

CERTAIN ERISA CONSIDERATIONS

To the extent the notes are purchased and held by an employee benefit plan subject to Title I of ERISA, or Section 4975 of the Code, the following considerations should be taken into account. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of a note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code, must also determine that its purchase and holding of notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code. To address the above concerns, the notes may not be purchased by or transferred to any investor unless the investment complies with the representations contained in paragraph 6 of the “Notice to Investors,” which are designed to ensure that the acquisition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code.

Similar state and/or local laws may apply to plans and entities holding plan assets that are not subject to Title I of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity of the exchange notes and the guarantees offered hereby and certain other legal matters, including the tax-free nature of the exchange, will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership which includes professional corporations). Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn Partners, LLC and some of its affiliates in connection with various legal matters. Some of the partners of Kirkland & Ellis LLP are partners in a partnership that is an investor in one or more of the investment funds affiliated with Madison Dearborn Partners, LLC.

EXPERTS

The financial statements of The Yankee Candle Company, Inc. and subsidiaries (the “Company”) included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006 and the acquisition of the Company by affiliates of Madison Dearborn Partners, LLC on February 6, 2007), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND OTHER INFORMATION

The Company has filed with the SEC a registration statement on Form S-4 (Reg. No. 333-          ) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

We will provide you without charge a copy of the notes, the indentures, or certain other agreements that we have entered or will enter into in connection with the offering. You may request copies of these documents by contacting us at the address below. Any such request should be directed to The Yankee Candle Company, Inc., c/o the Chief Financial Officer, 16 Yankee Candle Way, South Deerfield, MA 01373 (413) 665-8306.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

The Yankee Candle Company, Inc.

South Deerfield, Massachusetts

We have audited the accompanying consolidated balance sheets of The Yankee Candle Company, Inc. and subsidiaries (the “Company”) as of December 30, 2006 and December 31, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the fifty-two week periods ended December 30, 2006, December 31, 2005 and January 1, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005 in conformity with accounting principles generally accepted in the United States of America.

On January 1, 2006, Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment as discussed in Note 2 to the consolidated financial statements.

On February 6, 2007, the Company was acquired by affiliates of Madison Dearborn Partners, LLC, as discussed in Note 3 to the consolidated financial statements.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 30, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated March 29, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 29, 2007

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,773	$12,655
Accounts receivable less allowance of $928 at December 30, 2006 and $1,087 at December 31, 2005	33,769	42,546
Inventory	61,130	55,528
Prepaid expenses and other current assets	8,651	9,060
Deferred tax assets	5,872	6,734

Total current assets	132,195	126,523
PROPERTY, PLANT AND EQUIPMENT—NET	140,603	139,089
MARKETABLE SECURITIES	2,021	2,223
DEFERRED TAX ASSETS	67,288	73,975
GOODWILL	13,852	6,035
INTANGIBLE ASSETS—NET	16,220	6,849
OTHER ASSETS	743	440

TOTAL ASSETS	$372,922	$355,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,052	$21,068
Accrued payroll	19,802	14,319
Accrued income taxes	26,600	20,828
Accrued purchases of property and equipment	3,515	5,944
Accrued repurchases of common stock	—	5,463
Accrued sales tax	5,168	3,977
Other accrued liabilities	16,763	18,942

Total current liabilities	97,900	90,541
DEFERRED COMPENSATION OBLIGATION	2,213	2,418
LONG-TERM DEBT	140,000	178,000
DEFERRED RENT	17,244	16,031
COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value; 300,000 shares authorized; 39,940 issued and 39,846 outstanding at December 30, 2006 and 40,963 issued and outstanding at December 31, 2005	399	410
Additional paid-in capital	105,718	96,132
Retained earnings (accumulated deficit)	8,467	(27,536)
Accumulated other comprehensive income (loss)	981	(862)

Total stockholders’ equity	115,565	68,144

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$372,922	$355,134

See notes to consolidated financial statements.

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Fifty-Two Weeks Ended
	December 30, 2006	December 31, 2005	January 1, 2005
SALES	$687,557	$601,181	$554,202
COST OF SALES	297,338	257,455	230,519

GROSS PROFIT	390,219	343,726	323,683

OPERATING EXPENSES:
Selling expenses	168,194	146,055	131,333
General and administrative expenses	73,135	57,366	53,023
Restructuring charge (credit)	(397)	5,546	—

Total operating expenses	240,932	208,967	184,356

INCOME FROM OPERATIONS	149,287	134,759	139,327

OTHER (INCOME) EXPENSE:
Interest income	(30)	(23)	(13)
Interest expense	15,358	7,250	4,152
Other income	(105)	(502)	(1,488)

Total other expense	15,223	6,725	2,651

INCOME BEFORE PROVISION FOR INCOME TAXES	134,064	128,034	136,676
PROVISION FOR INCOME TAXES	49,549	49,933	53,987

NET INCOME	$84,515	$78,101	$82,689

BASIC EARNINGS PER SHARE	$2.10	$1.75	$1.70

DILUTED EARNINGS PER SHARE	$2.08	$1.73	$1.68

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$—

WEIGHTED-AVERAGE BASIC SHARES OUTSTANDING	40,263	44,622	48,749

WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING	40,632	45,053	49,136

See notes to consolidated financial statements.

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid in Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
	Shares	Amount
BALANCE, JANUARY 4, 2004	104,397	$1,044	$227,145	$(313,880)	$275,790	$174		$190,273
Issuance of common stock and option exercises, including related tax benefits of $1,183	305	3	5,305	—	—	—		5,308
Stock compensation expense	—	—	1,561	—	—	—		1,561
Payments for the redemption of common stock	—	—	—	(100,000)	—	—		(100,000)
Retirement of treasury shares	(57,393)	(574)	(128,274)	413,880	(285,032)	—		—
Comprehensive income:
Net income	—	—	—	—	82,689	—	$82,689	82,689
Foreign currency translation	—	—	—	—	—	(168)	(168)	(168)

Comprehensive income	—	—	—	—	—	—	$82,521	—

BALANCE, JANUARY 1, 2005	47,309	473	105,737	—	73,447	6		179,663
Issuance of common stock and option exercises, including related tax benefits of $978	197	1	4,006	—	—	—		4,007
Stock compensation expense	—	—	3,418	—	—	—		3,418
Payments for the redemption of common stock	(6,543)	(64)	(17,029)	—	(167,902)	—		(184,995)
Payments for dividends	—	—	—	—	(11,182)	—		(11,182)
Comprehensive income:
Net income	—	—	—	—	78,101	—	$78,101	78,101
Foreign currency translation	—	—	—	—	—	(868)	(868)	(868)

Comprehensive income	—	—	—	—	—	—	$77,233	—

BALANCE, DECEMBER 31, 2005	40,963	410	96,132	—	(27,536)	(862)		68,144
Issuance of common stock and option exercises, including related tax benefits of $1,808	320	3	7,362	—	—	—		7,365
Stock compensation expense	—	—	5,772	—	—	—		5,772
Payments for the redemption of common stock	(1,437)	(14)	(3,548)	—	(38,415)	—		(41,977)
Payments for dividends	—	—	—	—	(10,097)	—		(10,097)
Comprehensive income:
Net income	—	—	—	—	84,515	—	$84,515	84,515
Foreign currency translation	—	—	—	—	—	1,843	1,843	1,843

Comprehensive income	—	—	—	—	—	—	$86,358	—

BALANCE, DECEMBER 30, 2006	39,846	$399	$105,718	$—	$8,467	$981		$115,565

See notes to consolidated financial statements.

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fifty-Two Weeks ended
	December 30, 2006	December 31, 2005	January 1, 2005
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income	$84,515	$78,101	$82,689
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	26,780	24,788	21,850
Unrealized loss (gain) on marketable securities	13	(5)	(177)
Stock-based compensation expense	5,772	3,418	1,561
Deferred taxes	7,549	7,864	14,901
Loss on disposal and impairments of property and equipment	450	2,858	977
Investments in marketable securities	(772)	(719)	(446)
Excess tax benefit from exercise of stock options	(960)	—	—
Changes in assets and liabilities
Accounts receivable, net	9,551	(14,861)	(3,703)
Inventory	(1,973)	(8,609)	(3,107)
Prepaid expenses and other assets	617	(1,079)	(2,200)
Accounts payable	4,363	891	(3,308)
Accrued expenses and other liabilities	8,140	13,896	13,024

NET CASH PROVIDED BY OPERATING ACTIVITIES	144,045	106,543	122,061

CASH FLOWS (USED IN) PROVIDED BY INVESTING ACTIVITIES:
Purchase of property and equipment	(26,836)	(35,320)	(28,908)
Proceeds from sale of property and equipment	14	448	—
Proceeds from sale of marketable securities	—	—	729
Purchase of intangible assets	—	(604)	—
Payment of contingent consideration on GBI acquisition	(1,333)	—	—
Cash paid for business acquisitions	(22,244)	(4,180)	(11,574)

NET CASH USED IN INVESTING ACTIVITIES	(50,399)	(39,656)	(39,753)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Repurchases of common stock	(41,977)	(184,995)	(100,000)
Net proceeds from issuance of common stock	5,557	3,029	4,125
Payments for dividends	(10,097)	(11,182)	—
Deferred financing costs	(313)	(343)	—
Excess tax benefit from exercise of stock options	960	—	—
Net (repayments) borrowings under bank credit agreements	(38,000)	103,000	10,000

NET CASH USED IN FINANCING ACTIVITIES	(83,870)	(90,491)	(85,875)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	342	(165)	(739)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,118	(23,769)	(4,306)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	12,655	36,424	40,730

CASH AND CASH EQUIVALENTS, END OF YEAR	$22,773	$12,655	$36,424

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$14,865	$6,962	$2,925

Income taxes	$34,404	$46,528	$33,666

Net decrease (increase) in accrued purchases of property and equipment	$1,948	$(3,860)	$—

See notes to consolidated financial statements.

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FIFTY-TWO WEEKS ENDED

DECEMBER 30, 2006, DECEMBER 31, 2005 AND JANUARY 1, 2005

(in thousands, except share and per share amounts)

1.    NATURE OF BUSINESS

The Yankee Candle Company, Inc. and subsidiaries (“Yankee Candle” or “the Company”) is the leading designer, manufacturer and branded marketer of premium scented candles in the giftware industry. The Company has a 37-year history of offering its distinctive products and marketing them as affordable luxuries and consumable gifts. Yankee Candle products include a wide variety of jar candles, Samplers® votive candles, Tarts® wax potpourri, pillars and other candle products, the vast majority of which are marketed under the Yankee Candle® brand. The Company also sells a wide range of coordinated candle and home décor accessories and has extended its brand into the growing premium home fragrance market segment with products such as Housewarmer® electric home fragrancers, Yankee Candle® branded potpourri, sachets, room sprays and linen sprays and Yankee Candle Car Jars® air fresheners. The Company sells its products through several channels including wholesale customers who operate approximately 17,400 stores in North America, 420 Company-owned and operated retail stores in 43 states as of December 30, 2006, direct mail catalogs, its Internet web sites (www.yankeecandle.com, www.illuminations.com and www.aromanaturals.com), international distributors and to an international wholesale customer network of approximately 2,500 store locations (through a distribution center located in Bristol, England).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION—The fiscal year is the fifty-two or fifty-three weeks ending the Saturday closest to December 31. The fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005 are sometimes referred to as fiscal 2006, fiscal 2005, and fiscal 2004, respectively.

PRINCIPLES OF CONSOLIDATION—The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

ACCOUNTING ESTIMATES—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SALES RECOGNITION—The Company sells its products both directly to retail customers and through wholesale channels. Merchandise sales are recognized upon transfer of ownership, including passage of title to the customer and transfer of the risk of loss related to those goods. In the wholesale segment, products are shipped “free on board” shipping point, however revenue is recognized at the time the product is received by the customer due to the Company’s practice of absorbing risk of loss in the event of damaged or lost shipments. In the retail segment, transfer of title takes place at the point of sale (i.e., at our retail stores). There are no situations, either in the wholesale or retail segments, where legal risk of loss does not transfer immediately upon receipt by customers. Although the Company does not provide a contractual right of return, in the course of arriving at practical business solutions to various claims, the Company has allowed sales returns and allowances. In these situations, customer claims for credit or return due to damage, defect, shortage or other reason must be pre-approved by the Company before credit is issued or such product is accepted for return. Such returns have not precluded sales recognition because the Company has a long history with such return activity, which is used in estimating a reserve. This accrual, however, is subject to change if accrual returns differ from historical and expected return rates. In the wholesale segment, the Company has included an accrual in its financial statements representing its estimated obligation related to promotional marketing activities. In addition to returns, the Company bears credit risk relative to wholesale customers. The Company has provided an allowance for bad debts in the financial statements based on estimates of the creditworthiness of customers. However, this allowance is also subject to change. Changes in the estimates could affect operating results.

The Company sells gift cards to customers in retail stores and through catalog and Internet operations. The gift cards do not have an expiration date. At the point of sale of a gift card, the Company records deferred revenue. The Company recognizes income from gift cards when the gift card is redeemed by the customer. Gift card breakage income is recorded based on the Company’s historical redemption pattern (which is subject to change if or when actual patterns of redemptions change). Based on historical information, the Company determined that redemptions decreased to a de minimis amount 36 months after issuance and that approximately 8% of the gift card’s value will never be redeemed. Gift card breakage income is recorded monthly in proportion to the actual redemption of gift cards in that month based on the Company’s historical redemption pattern. Gift card breakage income is included in sales in the consolidated statements of income.

CASH AND CASH EQUIVALENTS—The Company considers all short-term interest-bearing investments with original maturities of three months or less to be cash equivalents.

MARKETABLE SECURITIES—The Company classifies the marketable securities held in its deferred compensation plan as “trading” securities under SFAS No. 115. In accordance with the provisions of this statement, the investment balance is stated at fair market value, based on quoted market prices. Unrealized gains and losses are reflected in earnings; realized gains and losses are also reflected in earnings and are computed using the specific-identification method. As the assets held in the deferred compensation plan reflect amounts due to employees, but available for general creditors of the Company in the event the Company becomes insolvent, the Company has recorded the investment balance as a noncurrent asset and has established a corresponding other long-term liability entitled "deferred compensation obligation" on the balance sheet.

The marketable securities held in this plan consist of investments in mutual funds at December 30, 2006 and December 31, 2005. Unrealized (losses) gains included in earnings during the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005 were $(13), $5, and $74, respectively. Realized gains of $108 and $159 were recorded during the fifty-two weeks ended December 31, 2006 and January 1, 2005, respectively. There were no realized gains for the fifty-two weeks ended December 31, 2005.

INVENTORIES—Inventories are stated at the lower of cost or market on a last-in, first-out (“LIFO”) basis. Inventory quantities on hand are regularly reviewed, and where necessary provisions for excess and obsolete inventory are recorded based primarily on the Company’s forecast of product demand and production requirements.

PROPERTY, PLANT AND EQUIPMENT—Property, plant and equipment are stated at cost and are depreciated on the straight-line method based on the estimated useful lives of the various assets. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Computer equipment	2 to 6 years
Furniture and fixtures	5 to 10 years
Equipment	10 years
Vehicles	5 years

Leasehold improvements are amortized using the straight-line method over the lesser of the estimated life of the improvement or the remaining life of the lease. Expenditures for normal maintenance and repairs are charged to expense as incurred.

GOODWILL AND INTANGIBLE ASSETS—The Company accounts for goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill and certain intangible assets with indefinite lives are not amortized but are subject to an annual impairment test. Changes in the cost of goodwill and tradenames during the year ended December 30, 2006 were primarily due to the acquisition of certain assets of Candle Acquisition Corp. (see Note 6) and an additional purchase price payment of $1,333 related to the acquisition of the Company’s GBI fundraising division purchased in 2004. This contingent purchase price payment resulted in additional goodwill and was earned as a result of the GBI fundraising division achieving certain revenue growth targets previously established in the asset purchase agreement. The asset purchase agreement has provisions for an additional payment in 2007 contingent on achievement of certain revenue targets. At December 30, 2006 and December 31, 2005, goodwill totaled $13,852 and $6,035, respectively.

On July 30, 2006, the Company acquired certain assets of Candle Acquisition Corp. (“Illuminations”), including the Illuminations® brand, 14 Illuminations retail stores located in California, Arizona and Washington, and the Illuminations Consumer Direct business. Illuminations designs and markets premium scented candles, candle accessories, and other home décor products through retail satellite stores and the consumer direct channel. The asset purchase agreement for this transaction has a provision for an additional payment in 2009 contingent on achievement of certain earnings before interest and taxes targets.

On November 7, 2005, the Company acquired substantially all of the assets of Aroma Naturals, Inc. (“Aroma Naturals”), a privately owned and operated company specializing in developing plant and flower aromas into aromatherapy products. The asset purchase agreement has a provision for an additional payment in 2008 contingent on achievement of certain revenue targets for fiscal 2007.

The Company amortizes deferred financing costs related to its indebtedness using the straight-line method over the life of the related debt. On March 28, 2006, the Company entered into a Second Amendment to Revolving Credit Agreement (more fully discussed below) which amended certain terms of the Company’s existing credit facility. As a result of this transaction, approximately $127 of deferred financing costs were incurred. The deferred financing costs are being amortized over the life of the Amended Credit Facility which expires on May 18, 2010. On April 25, 2006, the Company entered into a new $100,000 364-day senior unsecured revolving credit facility with Citizens Bank of Massachusetts (more fully discussed below). Approximately $109 of deferred financing costs were incurred. The deferred financing costs are being amortized over the life of the Credit Facility which expires on April 25, 2007.

IMPAIRMENT OF LONG-LIVED ASSETS—The Company reviews the recoverability of its long-lived assets (property, plant and equipment, customer lists, tradenames, goodwill and trademarks) when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable and at least annually in the case of tradenames and goodwill. For goodwill and indefinite-lived intangible assets, the annual impairment evaluation compares the fair value of a reporting unit to its carrying value. For other long-lived assets, this review is based on the Company’s ability to recover the carrying value of the assets from expected undiscounted future cash flows. If an impairment is indicated, the Company measures the loss based on the fair value of the asset using various valuation techniques. If an impairment loss exists, the amount of the loss will be recorded in the consolidated statements of income. In fiscal 2005 the Company recorded $2,474 in fixed asset and other impairments related to the restructuring discussed in footnote 10 to the consolidated financial statements. It is possible that future events or circumstances could cause these estimates to change.

ADVERTISING—The Company expenses advertising costs as they are incurred. Advertising expense was $15,189, $13,057 and $13,036 for the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively.

INCOME TAXES—The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using expected tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. The provision for income taxes in the consolidated statements of income is the actual computed tax obligation or receivable for the period, plus or minus the change during the period in deferred income tax assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS—At December 30, 2006 and December 31, 2005, the estimated fair values of all financial instruments approximate their carrying amounts in the consolidated balance sheets due to (i) the short-term maturity of certain instruments or (ii) the variable interest rate associated with certain instruments which have the effect of repricing such instruments regularly.

EARNINGS PER SHARE—Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. The denominator in the calculation is based on the following weighted-average number of common shares:

	December 30, 2006	December 31, 2005	January 1, 2005
Basic	40,263,000	44,622,000	48,749,000
Add:
Shares issuable pursuant to option grants	369,000	431,000	387,000

Diluted	40,632,000	45,053,000	49,136,000

At December 30, 2006, December 31, 2005 and January 1, 2005, approximately 423,000, 259,000 and 17,000 shares, respectively, issuable pursuant to option grants were excluded from the computation of diluted earnings per share due to their anti-dilutive effect.

FOREIGN OPERATIONS—Assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rate on the balance sheet date. The results of foreign subsidiary operations are translated using average rates of exchange during each reporting period. Gains and losses upon translation are deferred and reported as a component of other comprehensive income. Foreign currency transaction gains or losses, whether realized or unrealized, are recorded directly in the statements of income.

STOCK-BASED COMPENSATION EXPENSE—The Company sponsors certain stock award plans. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) is a revision of SFAS No. 123, as amended, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting that was permitted under SFAS 123. SFAS 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for all share-based payment transactions with employees.

Effective January 1, 2006, the Company adopted SFAS 123(R). The Company adopted SFAS 123(R) using a modified prospective application, as permitted under SFAS 123(R). Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. The effect of the adoption of SFAS 123(R) in 2006 resulted in a reduction of net earnings of $179 and had no impact on diluted earnings per share. In addition, $960 of the excess tax benefit from the exercise of stock options has been classified as a financing activity in the statement of cash flows.

Prior to 2006, the Company applied the fair value recognition provisions of SFAS 123 using the prospective transition method provided by SFAS No. 148 “Accounting for Stock Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123.” Under the prospective transition method, the Company had recorded charges in the Consolidated Statements of Income representing the grant date fair value of stock options beginning with grants made in fiscal 2003. The fair value of these options continues to be expensed over the vesting period based on the fair value at the date of the grant.

RECENT ACCOUNTING PRONOUNCEMENTS—In March 2006, the Emerging Issues Task Force reached a consensus on Issue No. 06-3 “How Taxes Collected from Customers and Permitted to Governmental Authorities Should Be Presented in the Income Statement (that is, gross versus net presentation).” This issue should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. The Company has evaluated the potential impact of adopting EITF No. 06-03 and does not believe the adoption will materially impact the financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the potential impact of adopting SFAS 157.

In June 2006, the FASB issued Financial Accounting Standards Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 establishes a two-step process for evaluating a tax position. The Interpretation prescribes a “more-likely-than-not” recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential impact of adopting FIN 48.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (SAB 108), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material effect on the financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159 allows entities to measure many financial instruments at fair value. SFAS 159 is effective for years beginning after November 15, 2007. The Company is currently evaluating the potential impact of adopting SFAS 159.

3.    ACQUISITION OF THE COMPANY

On October 25, 2006, the Company announced that it had entered into a definitive merger agreement (the “Merger Agreement”) under which affiliates of Madison Dearborn Partners, LLC (“MDP”), a private equity investment firm, agreed to acquire all of the outstanding shares of the Company for approximately $34.75 per share in cash (the “Merger”). The Board of Directors and shareholders of the Company approved the Merger Agreement. The transaction closed on February 6, 2007 (the “Effective Date”).

On February 6, 2007, YCC Holdings LLC, or “Holdings,” acquired all of the outstanding capital stock of The Yankee Candle Company, Inc. for approximately $1,413.5 million in cash. Holdings is owned by an affiliate of MDP and certain members of our senior management (“Management Investors”), who are collectively referred to as the equity investors. Yankee Holding Corp., or “Parent,” and Yankee Acquisition Corp., or “Merger Sub,” are corporations formed by Holdings solely for the purpose of completing the acquisition and, concurrently with the closing of the offering of the outstanding notes (described below) and the acquisition on February 6, 2007, Merger Sub merged with and into The Yankee Candle Company, Inc., which was the surviving corporation and assumed the obligations of Merger Sub under the notes and related indentures by operation of law. The agreement and plan of merger and related documents resulted in the following events, which are collectively referred to as the “Transactions”:

•	the purchase by the equity investors of class A and class B common units of Holdings for approximately $433.1 million in cash;

•	the entering into by Merger Sub of a new senior secured credit facility consisting of a $650.0 million funded senior secured term loan and a $125.0 million senior secured revolving credit facility;

•	the offering by Merger Sub of $325.0 million of senior notes and $200.0 million of senior subordinated notes;

•	the refinancing of the Company’s existing indebtedness, which was approximately $140.0 million as of February 6, 2007;

•	the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, and the payment of approximately $1,413.5 million as merger consideration; and

•	the payment of approximately $67.6 million of fees and expenses related to the transactions.

Immediately following the merger, the Yankee Candle Company, Inc. became a wholly-owned subsidiary of Parent and a wholly-owned indirect subsidiary of Holdings and the equity investors indirectly own all of the Company’s outstanding equity interests.

Under the terms of the Merger Agreement, each outstanding share of the Company’s common stock was converted into a right to receive an amount in cash, without interest, of $34.75 (the “Merger Consideration”). In this regard, with respect to the Company’s outstanding stock option grants and restricted stock and performance share awards, in accordance with the terms of the Merger Agreement, the Company’s equity plan documents and various actions taken by its Board of Directors:

•

all options outstanding immediately prior to the effective date of the Merger, whether or not then vested or exercisable, shall be deemed vested and canceled as of such effective date, with each holder of an option receiving for each share of common stock subject to the option, an amount equal to the Merger Consideration less the per share exercise price of such option;

•

all shares of restricted stock outstanding immediately prior to the effective date of the Merger was deemed vested and became free of restrictions as of such effective date and each such share of restricted stock was converted into a right to receive the Merger Consideration; and

•

immediately prior to the effective date of the Merger, the Company issued to each holder of a performance share award the following number of shares of common stock: (i) with respect to the performance share award covering fiscal years 2004—2006, a number of shares equal to 60% of the target number of each recipient’s performance share award, (ii) with respect to the performance share award covering fiscal years 2005—2007, a number of shares equal to 66.67% of the target number of each recipient’s performance share award, and (iii) with respect to the performance share award covering fiscal years 2006—2008, a number of shares equal to 33.33% of the target number of each recipient’s performance share award.

The consummation of the notes offering was conditioned upon the consummation of the Merger, the closing of the Company’s new revolving credit facility and the equity investments described above, all of which were completed on February 6, 2006.

Set forth below is a summary of the terms of the notes:

The senior notes due 2015 bear interest at a per annum rate equal to 8.50% per year. Interest is paid every six months on February 15 and August 15 of each year, beginning on August 15, 2007. The senior subordinated notes due 2017 bear interest at a per annum rate equal to 9.75% per year. Interest is paid every six months on February 15 and August 15 of each year, beginning on August 15, 2007. The senior notes mature on February 15, 2015 and the senior subordinated notes mature on February 15, 2017.

Obligations under the senior notes and senior subordinated notes will be guaranteed on an unsecured senior subordinated basis, by Parent and the Company’s existing and future domestic subsidiaries. If the Company cannot make any payment on either or both series of notes, the guarantors must make the payment instead.

If the Company experiences specific kinds of changes in control, the Company must offer to repurchase all or a portion of the notes at 101% of the principal amount of the exchange notes on the date of purchase, plus any accrued and unpaid interest to the date of repurchase.

The Company’s new revolving credit facility (the “Credit Facility”) consists of a $650 million 7-year senior term loan facility and a 6-year $125 million senior secured revolving credit facility. All borrowings under the senior secured credit facility bear interest at a rate per annum equal to an applicable margin, plus, at our option, (i) the higher of (x) the prime rate (as set forth on the British Banking Association Telerate Page 5) and (y) the federal funds effective rate, plus one-half percent (0.50%) per annum or (ii) the Eurodollar rate, and resets periodically. In addition to paying interest on outstanding principal under the senior secured credit facility, the Company is required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum. As of March 29, 2007, the applicable rate was 7.3%.

All obligations under the senior secured credit facility are guaranteed by Parent and each of the Company’s present and future, direct and indirect, wholly-owned domestic restricted subsidiaries. In addition, the senior secured credit facility is secured by first priority perfected liens on all of the Company’s capital stock and substantially all of the Company’s existing and future material assets and the existing and future material assets of the Company’s guarantors, except that only up to 66% of the voting capital stock of the first tier foreign subsidiaries and 100% of the non-voting capital stock of such foreign subsidiaries will be pledged in favor of the senior secured credit facility and each of the guarantor’s assets.

The senior secured term loan facility matures on the date that is seven years following the date the Company entered into the senior secured credit facility and the senior secured revolving credit facility will mature on the date that is six years following the date the Company entered into the senior secured credit facility.

The senior secured credit facility permits all or any portion of the loans outstanding to be prepaid at any time and commitments to be terminated in whole or in part at our option without premium or penalty. The Company is required to repay amounts borrowed under the senior secured term loan facility in equal quarterly installments in an aggregate annual amount equal to one percent (1.0%) of the original principal amount of the senior secured term loan facility with the balance being payable on the maturity date of the senior secured term loan facility.

Subject to certain exceptions, the senior secured credit facility requires that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and 50% (subject to step downs) from excess cash flow for each fiscal year must be used to pay down outstanding borrowings.

The senior secured credit facility and related agreements contain customary covenants, including, but not limited to, maximum consolidated total secured leverage (net of certain cash and cash equivalents) and certain other limitations on the Company and certain of the Company’s restricted subsidiaries’, as defined in the Credit Facility, ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict the Company’s ability to pay dividends or grant liens and engage in transactions with affiliates.

On the same day as the announcement of the Merger, a putative shareholder class action lawsuit was filed against the Company and its directors, as well as against MDP, in state court in Massachusetts. The complaint alleged that the Company and its directors breached their fiduciary duties to the Company’s shareholders in approving the proposed transaction between the Company and MDP, and that MDP aided and abetted the directors’ alleged breaches of their fiduciary duties. Specifically, among other things, the complaint alleged that the directors (i) failed to properly value the Company; (ii) failed to take steps to maximize the value of the Company by failing to adequately solicit alternative potential acquirers or alternative transactions; and (iii) favored the MDP transaction over other potential transactions due to loyalty to current management. The complaint sought, among other things, an injunction preventing the completion of the proposed transaction, rescission if the transaction is consummated, monetary damages, attorneys’ fees and expenses associated with the lawsuit, and any other further equitable relief as the court may have deemed just and proper. The lawsuit was dismissed with prejudice pursuant to a Stipulation of Dismissal with Prejudice filed with the court on January 31, 2007.

4.    INVENTORIES

The components of inventory were as follows:

	December 30, 2006	December 31, 2005
Finished goods	$58,143	$52,164
Work-in-process	—	1
Raw materials and packaging	5,967	5,918

	64,110	58,083
Less LIFO adjustment	(2,980)	(2,555)

	$61,130	$55,528

5.    PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment were as follows:

	December 30, 2006	December 31, 2005
Land and improvements	$6,330	$6,285
Buildings and improvements	121,468	109,031
Computer equipment	48,412	45,425
Furniture and fixtures	49,295	44,263
Equipment	36,354	33,475
Vehicles	343	465
Construction in progress	7,889	9,480

Total	270,091	248,424
Less: accumulated depreciation and amortization	(129,488)	(109,335)

	$140,603	$139,089

Depreciation and amortization expense related to property, plant and equipment was $24,984, $23,325 and $20,341 for the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. Approximately $128, $336 and $81 of interest was capitalized related to construction projects in the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively.

6.    BUSINESS ACQUISITIONS

On July 30, 2006, the Company acquired certain assets of Candle Acquisition Corp. (“Illuminations”), in an effort to build on its strategy to profitably build its business model by focusing on the Company’s core competency of premium candles. In addition, the acquisition will enhance the Company’s ability to penetrate the West Coast and urban markets. The acquisition included the Illuminations® brand, 14 Illuminations retail stores located in California, Arizona and Washington, and the Illuminations Consumer Direct business. Illuminations designs and markets premium scented candles, candle accessories, and other home décor products through retail satellite stores and the consumer direct channel. The total cash purchase price was approximately $22,244. The cash purchase price was borrowed under the Company’s $100,000 unsecured Credit Facility. The following table provides an allocation of the purchase price for the acquired assets of Illuminations:

Cash purchase price	$22,244

Assets acquired:
Property, plant and equipment	2,010
Inventory	2,666
Favorable lease agreements	877
Tradename	10,100
Goodwill	6,484
Other assets	312

Total assets acquired:	22,449

Liabilities acquired:
Gift card liability	(205)

Total	$22,244

The favorable lease agreements are being amortized over the remaining lease terms of the related leases. The Company plans to continue to sell the Illuminations branded products and utilize the Illuminations brand name. Accordingly, the tradename is deemed to have an indefinite life and is not being amortized. The goodwill is tax deductible over a 15 year period. For segment reporting purposes, Illuminations is included in the Retail segment. Illuminations’ results of operations were immaterial to the Company’s operations during fiscal 2006 and, therefore historical pro forma results of operations have not been provided.

On November 7, 2005, the Company acquired substantially all of the assets of Aroma Naturals, Inc. (“Aroma Naturals”) to expand the Company’s core product line. Aroma Naturals was a privately owned and operated company specializing in developing plant and flower aromas into aromatherapy products. The total cash purchase price was approximately $4,180. The cash purchase price was borrowed under the Company’s $250,000 unsecured Credit Facility. The following table provides an allocation of the purchase price for the acquired assets of Aroma Naturals:

Cash purchase price	$4,180
Assets acquired:
Property, plant and equipment	25
Non-compete agreements	160
Inventory	619
Customer list	720
Tradename	560
Goodwill	2,096

Total	$4,180

The customer list and non-compete assets are being amortized over their estimated useful lives of four years. The Company plans to continue to sell the Aroma Naturals branded products and, accordingly, the tradename is deemed to have an indefinite life and is not being amortized. The goodwill is tax deductible over a 15 year period. For segment reporting purposes, Aroma Naturals is included in the Wholesale segment. Aroma Naturals results of operations were immaterial to the Company’s operations during the fifty-two weeks ended December 31, 2005 and, therefore, historical pro forma results of operations have not been provided.

7.    INTANGIBLE ASSETS

The following sets forth the intangible assets, excluding goodwill, by major category:

		December 30, 2006			December 31, 2005
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Indefinite life:
Tradenames	N/A	$12,620	$—	$12,620	$2,520	$—	$2,520
Finite life:
Deferred financing costs	5	1,223	(627)	596	987	(393)	594
Customer list	4	3,880	(2,251)	1,629	3,880	(1,283)	2,597
Non-competes	3–4	1,123	(656)	467	1,123	(361)	762
Trademarks	15	231	(193)	38	231	(178)	53
Formulas	3	431	(252)	179	431	(108)	323
Favorable lease agreements	4	877	(186)	691	—	—	—

		7,765	(4,165)	3,600	6,652	(2,323)	4,329

Total intangible assets		$20,385	$(4,165)	$16,220	$9,172	$(2,323)	$6,849

Total amortization expense from finite-lived intangible assets was $1,842, $1,398 and $1,366 for fiscal years 2006, 2005 and 2004, respectively. There is no significant residual value for these assets.

Aggregate amortization expense related to intangible assets in each of the next five fiscal years is expected to be as follows:

2007	$2,006
2008	1,050
2009	442
2010	102
2011	—

Total	$3,600

8.    CONCENTRATION OF CREDIT RISK

The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100. Uninsured balances aggregated $20,247 and $9,467 at December 30, 2006 and December 31, 2005, respectively. The Company extends credit to its wholesale customers. For the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005, no single customer accounted for more than 7.0%, 9.0% and 7.0% of total sales, respectively.

9.    LONG-TERM DEBT

On March 28, 2006, the Company entered into a Second Amendment to Revolving Credit Agreement (“Existing Credit Facility”) which amended certain terms of the Revolving Credit Agreement dated as of May 19, 2004 and amended on May 18, 2005 among the Company, Citizens Bank of Massachusetts (“Citizens Bank”) and the other lending institutions named therein. The Company’s Existing Credit Facility has a single $250,000 line which expires on May 18, 2010. All amounts outstanding on the existing Credit Facility are due at the expiration of the agreement or upon a change of control. The Existing Credit Facility is being used by the Company for, among other things, working capital, letters of credit, repurchase of the Company’s common stock and other general corporate purposes. The primary changes affected by the Second Amendment are:

•

A required consolidated total debt to consolidated EBITDA ratio of no more than 3.00 to 1.00. The original Credit Facility required a consolidated total debt to consolidated EBITDA ratio of no more than 2.25 to 1.00.

•

A fixed charge coverage ratio (the ratio of the sum of consolidated EBITDA plus rent expense, less cash taxes paid and capital expenditures to the sum of consolidated cash interest expense plus rent expense and dividends) of no less than 2.00 to 1.00. The original Credit Facility required a fixed charge coverage ratio of no less than 2.25 to 1.00.

•

Amounts outstanding under the Amended Credit Facility bear interest at a rate equal to, at the Company’s option, Citizens Bank prime rate or a Eurodollar rate that ranges from 0.50% to 1.125% above LIBOR. Under the original Credit Facility, the Eurodollar rate ranged from 0.50% to 0.85% above LIBOR.

•

The Company is required to pay the lenders a quarterly commitment fee on the unused revolving loan commitment amount which ranges from 0.125% to 0.25%. Under the original Credit Facility, the commitment fee ranged from 0.125% to 0.20%.

On April 25, 2006, the Company entered into a new $100,000 364-day senior unsecured revolving credit facility (the “New Credit Facility”) with Citizens Bank of Massachusetts (“Citizens”). The New Credit Facility may be used by the Company for, among other things, working capital, repurchase of the Company’s common stock, and other general corporate purposes. Amounts outstanding under the Credit Facility bear interest at a rate equal to, at the Company’s option, the Prime Rate or LIBOR-Based Rate. LIBOR-Based borrowings under the Credit Facility include a margin rate ranging from 0.50% to 1.125%. These rates vary depending on the

Company’s outstanding borrowings. In addition, the Company is required to pay a quarterly commitment fee on the unused revolving loan commitment amount ranging from 0.125% to 0.250%. The Company is also required to pay a utilization fee of 0.125% once outstanding borrowings exceed $50,000.

The New Credit Facility supplements the Company’s existing $250,000 Revolving Credit Agreement discussed above.

Both the New Credit Facility and the Existing Credit Facility require that the Company comply with several financial and other covenants, including requirements that the Company maintain at the end of each fiscal quarter the following financial ratios as set forth in the New Credit Facility and the Existing Credit Facility:

•	a consolidated total debt to consolidated EBITDA ratio of no more than 3.00 to 1.00, measured quarterly (at December 30, 2006 this ratio was 0.80 to 1.00); and

•

a fixed charge coverage ratio (the ratio of the sum of consolidated EBITDA plus rent expense, less cash taxes paid and capital expenditures to the sum of consolidated cash interest expense plus rent expense and dividends) of no less than 2.00 to 1.00, measured quarterly (for the thirteen weeks ended December 30, 2006 this ratio was 2.72 to 1.00).

The New Credit Facility and the Existing Credit Facility define EBITDA as the Company’s consolidated net income, plus the amount of net interest expense, depreciation and amortization, income taxes, and certain non-cash compensation expenses.

As of December 30, 2006, no amount was outstanding under the New Credit Facility, $140,000 was outstanding under the Existing Credit Facility and $1,315 was outstanding for letters of credit, leaving $208,685 in availability. The outstanding balance of $140,000 was paid off in connection with the Merger. As of December 30, 2006, the Company was in compliance with all covenants under the New Credit Facility and the Existing Credit Facility.

10.    RESTRUCTURING CHARGES

During the fourth quarter of fiscal 2005, the Company initiated a restructuring plan designed to close 17 underperforming stores and re-invest in talent and other strategic growth initiatives. In connection with this restructuring plan, a charge of $5,546 was recorded in the fourth quarter of fiscal 2005. Included in the restructuring charge was $2,404 related to lease termination costs, $2,559 related to non-cash fixed assets write-offs and other costs, and $583 in employee related costs. All of the 17 underperforming stores have been closed and the Company anticipates no further accruals related to this restructuring.

In accounting for the restructuring charges, the Company complied with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred.

The following is a summary of restructuring charge activity:

	Fifty-Two Weeks Ended December 31, 2005			Accrued as of December 31, 2005
	Expense	Costs Paid	Non-Cash Charges
Occupancy	$2,404	$1,254	$—	$1,150
Fixed asset impairment and other	2,559	—	2,475	84
Employee related	583	110	—	473

Total	$5,546	$1,364	$2,475	$1,707

	Accrued as of December 31, 2005	Fifty-Two Weeks Ended December 30, 2006		Accrued as of December 30, 2006
		Costs Paid	Revisions to Estimates
Occupancy	$1,150	$992	$158	$—
Other expenses	84	60	24	—
Employee related	473	258	215	—

Total	$1,707	$1,310	$397	$—

11.    PROVISION FOR INCOME TAXES

Income tax expense consists of the following:

	Fifty-two weeks ended
	December 30, 2006	December 31, 2005	January 1, 2005
Federal:
Current	$37,810	$37,699	$34,721
Deferred	6,664	7,222	13,237

Total federal	44,474	44,921	47,958

State:
Current	4,190	4,370	4,365
Deferred	885	642	1,664

Total state	5,075	5,012	6,029

Total income tax provision	$49,549	$49,933	$53,987

In connection with the recapitalization of the Company in 1998, an election was made for federal and state income tax purposes to value the assets and liabilities of the Company at fair value. As a result of such election, there is a difference between the financial reporting and tax bases of the Company’s assets and liabilities. This difference was accounted for by recording a deferred tax asset of approximately $175,700 with a corresponding credit to additional paid-in capital. The deferred tax asset is being realized as these differences, including tax goodwill, are deducted, principally over a period of 15 years. In the opinion of management, the Company will have sufficient profits in the future to realize the deferred tax asset.

The tax effect of significant items comprising the Company’s net deferred tax assets (liabilities) are as follows:

	December 30, 2006		December 31, 2005
	Current	Non-current	Current	Non-current
Deferred tax assets:
Basis differential as a result of a basis step-up for tax	$—	$74,068	$—	$85,824
Foreign net operating loss carryforwards	—	951	—	1,025
Deferred compensation arrangements, including stock-based compensation	866	4,099	946	1,150
Employee benefits	2,396	—	2,206	—
Restructuring accrual	—	—	1,515	—
Other	2,610	3,439	2,067	3,082
Valuation allowance	—	(951)	—	(1,025)
Deferred tax liabilities—fixed assets	—	(14,318)	—	(16,081)

	$5,872	$67,288	$6,734	$73,975

The valuation allowance decreased $74 and $1,873 for the fifty-two weeks ended December 30, 2006 and December 31, 2005, respectively.

A reconciliation of the statutory federal income tax rate and the effective rate of the provision for income taxes consists of the following:

	Fifty-two weeks ended
	December 30, 2006	December 31, 2005	January 1, 2005
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes net of federal benefit	4.1	3.9	4.4

Combined federal and state statutory income tax rates	39.1	38.9	39.4
Domestic production activities deduction	(0.7)	(0.7)	—
IRS audit settlement for prior years	(1.7)	—	—
Non-deductible transaction costs	0.9	—	—
Other, including increase in valuation allowance	(0.6)	0.8	0.1

	37.0%	39.0%	39.5%

In fiscal 2006, the Company recorded a benefit of $2,338 associated with the closure of an IRS audit for prior years. The benefit was primarily due to favorable transfer pricing adjustments associated with sales to the Company’s international subsidiary.

During the fourth quarter of 2005, the Company reached an agreement with the UK Inland Revenue regarding an inquiry through the 2004 taxable year. This agreement reduced available net operating loss carryforwards by approximately $6,391. At December 30, 2006, the Company had foreign net operating loss carryforwards totaling approximately $3,417 with no expiration date. A valuation allowance has been established for these net operating losses.

12.    PROFIT SHARING PLAN

The Company maintains a profit sharing plan (the “Plan”) under section 401(k) of the Internal Revenue Code. Under the terms of the Plan the Company may make discretionary matching contributions in an amount, if any, to be determined annually based on a percentage of the employee’s pretax contributions. Matching contributions, if made, are subject to a cap based on a percentage of the employee’s eligible earnings, as defined in the Plan. Employer matching contributions amounted to $1,549, $1,215 and $996 for fiscal 2006, 2005 and 2004, respectively. The Company, at its discretion, may also make annual profit sharing contributions to the Plan. The Company did not incur any profit sharing contributions for the fifty-two weeks ended December 30, 2006 and December 31, 2005. For the fifty-two weeks ended January 1, 2005, the Company incurred $350 for profit sharing contributions.

13.    DEFERRED COMPENSATION

The Company has a deferred compensation agreement with certain key employees. Under this agreement, the Company at its election may match certain elective salary deferrals of eligible employees’ compensation up to a maximum of $20 per employee per year. Employer contributions amounted to $188, $200 and $160 for fiscal 2006, 2005 and 2004, respectively. Benefits under the plan will be paid in a lump sum upon termination of the plan or six months following termination of employment. Benefits paid to retired or terminated employees during fiscal 2006 and 2004 were $973 and $450, respectively. There were no benefits paid in fiscal 2005.

14.    STOCKHOLDERS’ EQUITY

Common Stock

As of December 30, 2006 and December 31, 2005, the Company had 39,940,000 and 40,963,000 shares of common stock (par value $.01) issued, respectively.

On February 12, 2004, the Board of Directors authorized a stock repurchase program for the repurchase of up to $100,000 of Yankee Candle common stock. Under this stock repurchase program, the Company repurchased a total of 3,480,149 shares for an aggregate purchase price of approximately $100,000.

Effective July 1, 2004, companies incorporated in Massachusetts became subject to the Massachusetts Business Corporation Act, Chapter 156D. Chapter 156D eliminates the concept of treasury shares and provides that shares reacquired by a company are to be treated as authorized but unissued shares of common stock. Accordingly, as of July 1, 2004, the Company redesignated its existing treasury shares, as authorized but unissued shares and has allocated this amount to the common stock’s par value, additional paid-in capital and retained earnings and continues to do so for each successive stock repurchase.

On December 7, 2004 the Company announced that the Board of Directors had approved a stock repurchase program authorizing the Company to repurchase up to $100,000 of Yankee Candle common stock commencing in fiscal 2005. Upon completion of this program in the second quarter of 2005, the Company announced on July 27, 2005 that the Board of Directors had approved a new stock repurchase program authorizing the Company to repurchase up to $150,000 of Yankee Candle common stock commencing in the third quarter of fiscal 2005. During fiscal 2005, under these authorizations of the Board of Directors, the Company purchased a total of 6,543,234 shares of common stock for an aggregate purchase price of approximately $185,000.

Pursuant to the July 27, 2005 authorization, the Company purchased a total of 1,436,700 shares of common stock for an aggregate purchase price of approximately $41,977 during fiscal 2006. At December 30, 2006, the Company had $23,017 in authorized funds available to be used for the repurchase of the Company’s common stock, pursuant to the above July 27, 2005 authorization.

Stock-Based Compensation

As discussed in Note 2, in 2006, the Company adopted SFAS 123(R) using the modified prospective method. Stock-based compensation charges amounted to $5,772, $3,418 and $1,561 for the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. During fiscal 2006, the incremental stock-based compensation expense due to the adoption of SFAS 123(R), which was primarily related to charges on options granted prior to fiscal 2003 which were previously accounted for under the intrinsic value method, caused income before income taxes to decrease by approximately $294 and net income to decrease by approximately $179. Stock-based compensation cost recognized in the fifty-two weeks ended December 30, 2006 represents compensation cost for all share-based payments granted prior to December 30, 2006 based upon the grant date fair values estimated in accordance with the provisions of SFAS 123(R) or SFAS 123 depending upon the date of grant. Stock-based compensation cost recognized in the fifty-two weeks ended December 31, 2005 and January 1, 2005 includes compensation cost for all share-based payments granted between January 1, 2003 and December 31, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123.

Awards under the Company’s option plans vest, in general, over a four year period. Therefore, the cost related to stock-based employee compensation included in the determination of net income for periods prior to the fifty-two weeks ended December 30, 2006 presented in the Company’s historical Consolidated Statements of Income is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS 123. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each fiscal year. The reported and pro forma net income and earnings per share for the fifty-two weeks ended December 30, 2006 in the table below are the same since stock-based compensation expense is calculated under the provisions of SFAS 123(R).

	December 31, 2005	January 1, 2005
Net income, as reported	$78,101	$82,689
Add: Employee stock-based compensation expense included in reported net income, net of related tax effects	2,086	944
Deduct: Total employee stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(2,603)	(2,073)

Pro forma net income	$77,584	$81,560

Earnings per share:
Basic-as reported	$1.75	$1.70
Basic-pro forma	$1.74	$1.67
Weighted-average basic shares outstanding	44,622,000	48,749,000
Diluted-as reported	$1.73	$1.68
Diluted-pro forma	$1.72	$1.66
Weighted-average diluted shares outstanding	45,053,000	49,136,000

The fair value of the stock options granted was estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant which most closely correlates with the expected life of the options. The Company’s range of rates used for the corresponding periods was 2.85% to 5.12%. The expected life (estimated period of time outstanding) of the stock options granted was estimated using the historical exercise behavior of employees. Expected volatility was based on a combination of implied volatilities from traded options on the Company’s stock and historical volatility of the Company’s stock. Expected dividend yield was based on the Company’s dividend policy at the time the options were granted. Forfeitures are estimated based on the Company’s historical data. Prior to the adoption of SFAS 123(R), the Company recognized forfeitures as they occurred.

The following weighted average assumptions were used to compute the stock-based compensation expense that was recorded in the Consolidated Statements of Income in fiscal 2006, 2005 and 2004.

	2006	2005	2004
Volatility	26.0%	27.0%	36.0%
Dividend yield	1.0%	0.0%	0.0%
Risk free interest rate	4.8%	4.0%	3.0%
Expected lives	4.78 years	4 years	4 years

As of December 30, 2006, unrecognized stock-based compensation expense related to the unvested portion of the Company’s approximately 1.0 million awards that are expected to vest was approximately $8,168, which was recognized in February of 2007, in connection with the acquisition of the Company discussed in Note 3.

Stock Options

Options to purchase common stock were granted to key employees and directors of the Company in 1998 under the Yankee Candle Employee Stock Option Plan (the “1998 Plan”). The options granted under the 1998 Plan were “nonqualified” for tax purposes. Stock options under this plan were generally granted with a 4-year vesting period and a 10-year term. The stock options vest in equal annual installments over the nominal vesting period.

In addition to the 1998 Plan described above, the Company adopted the 1999 Employee Stock Option and Award Plan in June 1999 (the “1999 Plan”) and the 2005 Employee Stock Option and Award Plan in June 2005 (the “2005 Plan”). In connection with the 2005 Plan, an additional 1,500,000 shares were authorized for issuance by the Board of Directors. The 1999 and 2005 Plans provide for the grant of both incentive stock awards intended to qualify under Section 422 of the Internal Revenue Code and nonqualified options. Options granted to date under both the 1999 and 2005 Plans generally have an exercise price equal to the fair market value of the stock on the date of grant, are non-qualified and expire after 10 years. Options granted under the 1999 and 2005 Plans generally vest ratably over four years. The Company settles stock option exercises for all plans with newly issued shares of common stock.

A summary of the status of option grants and changes during the period ending on that date are presented below:

	Options	Range of Exercise Prices	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value
Outstanding at January 3, 2004	1,836,491	$4.25-$28.53	$16.93

Granted	373,250	27.11-29.75	27.42	$6.99
Exercised	(304,854)	4.25-21.30	13.38
Forfeited	(33,000)	21.15-21.30	21.18

Outstanding at January 1, 2005	1,871,887	4.25-29.75	19.52

Granted	477,950	22.59-32.81	31.08	8.41
Exercised	(196,857)	4.25-23.22	15.41
Forfeited	(98,900)	17.92-32.21	24.88

Outstanding at December 31, 2005	2,054,080	4.25-32.81	22.35

Granted	370,850	24.64-30.10	27.85	8.15
Exercised	(318,346)	4.25-27.59	17.53
Forfeited	(148,800)	16.80-32.21	27.25

Outstanding at December 30, 2006	1,957,784	$4.25-32.81	$23.80

The weighted average remaining contractual term for stock options outstanding and exercisable as of December 30, 2006 was 6.9 years and 5.6 years, respectively. The total intrinsic value for stock options outstanding and exercisable as of December 30, 2006 was $20,526 and $15,089, respectively. The total intrinsic value for stock options exercised during the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005 was $3,476, $2,938 and $4,681, respectively.

The amount of cash received from the exercise of stock options was $5,557 and the related tax benefit was $1,808 for the fifty-two weeks ended December 30, 2006. The total fair value of shares vested during the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005 was $9,328, $7,782 and $6,287, respectively.

The following table summarizes information about the Company’s stock options outstanding at December 30, 2006:

Range of Exercise Prices	Options Outstanding	Options Exercisable	Average Remaining Life (Years)
$4.25	13,702	13,702	1.6
11.88-16.20	342,500	337,500	4.4
16.80-18.00	120,907	119,657	3.3
21.12-29.75	1,113,775	501,450	7.6
30.10-32.81	366,900	91,086	8.4

$4.25-$32.81	1,957,784	1,063,395	6.9

Under the existing stock option and award plans, there are 1,109,601 shares available for future grants at December 30, 2006. Options were exercisable for 1,063,395, 1,061,492 and 836,512 shares of common stock at a weighted average exercise price of $20.09, $17.60 and $15.93 per share at December 30, 2006, December 31, 2005, and January 1, 2005, respectively.

The 1999 and 2005 Plans also provide for grants of restricted stock and performance shares. The Company generally grants restricted stock with a 3-year vesting period. Restricted stock vests at the end of each of the three years in accordance with the terms outlined in the restricted stock agreement between the Company and the recipient. The fair value of restricted stock award is the excess of the market price of Common Stock at the date of grant over the amount paid, which is zero.

Performance share awards entitle recipients to receive shares of the Company’s common stock without payment of any purchase price, with the number of shares actually received, if any, contingent upon the Company satisfying specified financial performance metrics (such as earnings per share) over the time period specified in the award, all as pre-approved by the Compensation Committee of the Company’s Board of Directors. The performance share grants were valued on the grant date by multiplying the number of performance shares covered by the awards that are expected to vest by the Yankee Candle closing stock price on the grant date. The cost is recognized within the Consolidated Statements of Income on a straight line basis over the period specified in the award (generally three years for each grant) based upon the number of shares which are considered probable of vesting.

Included in the Company’s stock-based compensation expense is a portion of the cost related to restricted stock awarded in 2006 and performance shares awarded in fiscal years 2006, 2005 and 2004.

Changes in the Company’s restricted stock and performance shares for the fifty-two weeks ended December 30, 2006 were as follows:

	Restricted Shares	Performance Shares	Weighted Average Grant Date Fair Value
Unvested shares at December 31, 2005	—	188,700	$31.31
Granted	101,000	38,000	27.62
Vested	(2,700)	—	28.01
Forfeited	(4,600)	(15,425)	30.77

Unvested shares at December 30, 2006	93,700	211,275	$29.69

The weighted average grant-date fair value of restricted stock and performance shares granted during the fifty-two weeks ended December 30, 2006, December 30, 2005 and January 1, 2005 was $27.62, $33.16 and $27.99, respectively.

15.    COMMITMENTS AND CONTINGENCIES

The Company leases most store locations, its corporate office building, a distribution facility and a number of vehicles. The operating leases, which expire in various years through 2017, contain renewal options ranging from six months to five years and provide for base rentals plus contingent rentals thereafter, which are a function of sales volume. In addition, the Company is required to pay real estate taxes, maintenance and other operating expenses applicable to the leased premises. Furthermore, several facility leases contain rent escalation clauses.

The aggregate annual future minimum lease commitments under operating leases as of December 30, 2006 are as follows:

Operating Leases
2007	$33,385
2008	32,802
2009	30,368
2010	26,555
2011	23,337
Thereafter	64,531

Total minimum lease payments	210,978
Less total minimum sublease rentals	(1,291)

Net minimum lease payments	$209,687

Rent expense, including contingent rentals, for the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005 was approximately $28,892, $26,694 and $25,109, respectively. Included in rent expense were contingent rental payments, based primarily on sales at respective retail locations, of approximately $669, $427 and $623, for the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005, respectively. Sublease rental income for the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005 was $292, $304 and $390, respectively.

The Company is engaged in various lawsuits, either as plaintiff or defendant. In the opinion of management, the ultimate outcome of these lawsuits will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

16.    SEGMENTS OF ENTERPRISE AND RELATED INFORMATION

The Company has segmented its operations in a manner that reflects how its chief operating decision-maker (the “CEO”) reviews the results of the Company and its subsidiaries’ businesses. The Company has two reportable segments—retail and wholesale. The identification of these segments results from management’s recognition that while the product produced is similar, the type of customer for the product and services and the methods used to distribute the product are different.

The CEO evaluates both its retail and wholesale operations based on an “operating earnings” measure. Such measure gives recognition to specifically identifiable operating costs such as cost of sales and selling expenses. Administrative charges are generally not allocated to specific operating segments and are accordingly reflected in the unallocated/corporate/other category. Other components of the statement of income, which are classified below operating income, are also not allocated by segments. The Company does not account for or report assets, capital expenditures or depreciation and amortization by segment to the CEO. Depreciation expense is recorded within the segments based on actual assets within those segments.

The following are the relevant data for the fifty-two weeks ended December 30, 2006, December 31, 2005 and January 1, 2005:

	Retail	Wholesale	Unallocated/ Corporate/ Other	Balance per Consolidated Statements of Income
Fifty-Two Weeks Ended December 30, 2006
Sales	$370,415	$317,142	$—	$687,557
Gross Profit	245,677	144,542	—	390,219
Selling expenses	145,444	22,750	—	168,194
Operating Margin	100,233	121,792	(72,738)	149,287
Other income (expense)	—	—	(15,223)	(15,223)
Income before provision for income taxes	—	—	—	134,064

Fifty-Two Weeks Ended December 31, 2005
Sales	$304,057	$297,124	$—	$601,181
Gross Profit	202,384	141,342	—	343,726
Selling expenses	126,838	19,217	—	146,055
Operating Margin	75,546	122,125	(62,912)	134,759
Other income (expense)	—	—	(6,725)	(6,725)
Income before provision for income taxes	—	—	—	128,034

Fifty-Two Weeks Ended January 1, 2005
Sales	$283,482	$270,720	$—	$554,202
Gross Profit	192,821	130,862	—	323,683
Selling expenses	116,101	15,232	—	131,333
Operating Margin	76,720	115,630	(53,023)	139,327
Other income (expense)	—	—	(2,651)	(2,651)
Income before provision for income taxes	—	—	—	136,676

Revenues from the Company’s International operations were approximately $28,549, $23,013 and $17,429 for fiscal years 2006, 2005 and 2004, respectively. Long lived assets of the Company’s International operations were approximately $1,012, $840 and $1,068 as of December 30, 2006, December 31, 2005 and January 1, 2005, respectively. At December 30, 2006, goodwill associated with the retail and wholesale segments amounted to $6,484 and $7,368, respectively. At December 31, 2005, goodwill associated with the wholesale segment amounted to $6,035.

17.    VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts	Balance at Beginning of Fiscal Year	Charged to Costs and Expenses	Deductions From Reserves	Balance at End of Fiscal Year
YEAR ENDED DECEMBER 30, 2006:
Allowance for doubtful accounts	$1,087	$252	($411)	$928

YEAR ENDED DECEMBER 31, 2005:
Allowance for doubtful accounts	$765	$724	($402)	$1,087

YEAR ENDED JANUARY 1, 2005:
Allowance for doubtful accounts	$1,332	$240	($807)	$765

Amounts charged to deductions from reserves represent the write-off of uncollectible balances.

18.    FINANCIAL INFORMATION RELATED TO GUARANTOR SUBSIDIARIES

As more fully described in Note 3, on October 25, 2006, the Company announced that it had entered into a definitive Merger Agreement under which affiliates of MDP, a private equity investment firm agreed to acquire all of the outstanding common stock of the Company for approximately $34.75 per share in cash. The Board of Directors and shareholders of the Company approved the Merger Agreement. The transaction closed on February 6, 2007.

As discussed in Note 3, obligations under the senior notes will be guaranteed on an unsecured senior basis and obligations under the senior subordinated notes will be guaranteed on an unsecured senior subordinated basis by the Parent and the Company’s existing and future domestic subsidiaries. The senior notes are fully and unconditionally guaranteed by all of our 100% owned U.S. subsidiaries (the “Guarantor Subsidiaries”) on a senior unsecured basis. These guarantees are joint and several obligations of the Guarantors. The foreign subsidiary does not guarantee these notes.

The following tables present condensed consolidating supplementary financial information for the issuer of the notes, the Company, the Company’s domestic guarantor subsidiaries and the non-guarantors together with eliminations as of and for the periods indicated. The issuer’s parent company is also a guarantor of the notes. The parent guarantor is a newly formed entity with no assets, liabilities or operations prior to the completion of the Merger on February 6, 2007. For the periods following the Merger, consolidating supplementary financial information will be presented for the parent guarantor as well. Separate complete financial statements of the respective guarantors would not provide additional material information that would be useful in assessing the financial composition of the guarantors.

Condensed consolidated financial information is as follows:

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

December 30, 2006

(in thousands)

	Issuer of Notes	Guarantor Subsidiaries	Non Guarantor Subsidiary	Intercompany Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,667	$2,362	$3,744	$—	$22,773
Accounts receivable, net	26,440	742	6,587	—	33,769
Inventory	52,633	1,475	8,527	(1,505)	61,130
Prepaid expenses and other current assets	8,040	87	524	—	8,651
Deferred tax assets	5,549	323	—	—	5,872

TOTAL CURRENT ASSETS	109,329	4,989	19,382	(1,505)	132,195
PROPERTY, PLANT AND EQUIPMENT, NET	138,653	938	1,012	—	140,603
MARKETABLE SECURITIES	2,021	—	—	—	2,021
DEFERRED TAX ASSETS	67,288	—	—	—	67,288
GOODWILL	11,756	2,096	—	—	13,852
INTANGIBLE ASSETS	15,041	1,179	—	—	16,220
OTHER ASSETS	652	—	91	—	743
INVESTMENTS IN SUBSIDIARIES	8,716	—	—	(8,716)	—

TOTAL ASSETS	$353,456	$9,202	$20,485	$(10,221)	$372,922

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:

Accounts payable	$24,166	$414	$1,472	$—	$26,052
Accrued payroll	19,253	268	281	—	19,802
Accrued income taxes	27,286	(371)	(17)	(298)	26,600
Accrued purchases of property and equipment	3,515	—	—	—	3,515
Accrued sales tax	5,168	—	—	—	5,168
Other accrued liabilities	13,216	2,449	1,098	—	16,763

TOTAL CURRENT LIABILITIES	92,604	2,760	2,834	(298)	97,900
DEFERRED COMPENSATION OBLIGATION	2,213	—	—	—	2,213
LONG-TERM DEBT	140,000	—	—	—	140,000
DEFERRED RENT	17,244	—	—	—	17,244
INTERCOMPANY	(14,170)	2,718	11,305	147	—
STOCKHOLDERS’ EQUITY	115,565	3,724	6,346	(10,070)	115,565

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$353,456	$9,202	$20,485	$(10,221)	$372,922

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2005

(in thousands)

	Issuer of Notes	Guarantor Subsidiaries	Non Guarantor Subsidiary	Intercompany Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,906	$2,138	$1,611	$—	$12,655
Accounts receivable, net	36,799	413	5,334	—	42,546
Inventory	49,878	844	6,306	(1,500)	55,528
Prepaid expenses and other current assets	8,332	89	639	—	9,060
Deferred tax assets	6,444	290	—	—	6,734

TOTAL CURRENT ASSETS	110,359	3,774	13,890	(1,500)	126,523
PROPERTY, PLANT AND EQUIPMENT, NET	138,138	111	840	—	139,089
MARKETABLE SECURITIES	2,223	—	—	—	2,223
DEFERRED TAX ASSETS	73,975	—	—	—	73,975
GOODWILL	3,939	2,096	—	—	6,035
INTANGIBLE ASSETS	5,452	1,397	—	—	6,849
OTHER ASSETS	349	—	91	—	440
INVESTMENTS IN SUBSIDIARIES	6,642	—	—	(6,642)	—

TOTAL ASSETS	$341,077	$7,378	$14,821	$(8,142)	$355,134

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,103	$218	$747	$—	$21,068
Accrued payroll	13,958	162	199	—	14,319
Accrued income taxes	20,969	50	—	(191)	20,828
Accrued purchases of property and equipment	5,944	—	—	—	5,944
Accrued repurchases of common stock	5,463	—	—	—	5,463
Accrued sales tax	3,977	—	—	—	3,977
Other accrued liabilities	15,429	2,377	1,136	—	18,942

TOTAL CURRENT LIABILITIES	85,843	2,807	2,082	(191)	90,541
DEFERRED COMPENSATION OBLIGATION	2,418	—	—	—	2,418
LONG-TERM DEBT	178,000	—	—	—	178,000
DEFERRED RENT	16,031	—	—	—	16,031
INTERCOMPANY	(9,359)	238	9,049	72	—
STOCKHOLDERS’ EQUITY	68,144	4,333	3,690	(8,023)	68,144

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$341,077	$7,378	$14,821	$(8,142)	$355,134

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

For the Fifty-Two Weeks Ended December 30, 2006

(in thousands)

	Issuer of Notes	Guarantor Subsidiaries	Non Guarantor Subsidiary	Intercompany Eliminations	Consolidated
Sales	$666,390	$7,123	$25,840	$(11,796)	$687,557
Cost of sales	284,487	3,893	20,673	(11,715)	297,338

Gross profit	381,903	3,230	5,167	(81)	390,219
Selling expenses	157,635	4,200	6,359	—	168,194
General and administrative expenses	73,135	—	—	—	73,135
Restructure credit	(397)	—	—	—	(397)

Income (loss) from operations	151,530	(970)	(1,192)	(81)	149,287
Interest income	—	—	(30)	—	(30)
Interest expense	15,355	—	3	—	15,358
Other (income) expense	1,878	—	(1,983)	—	(105)
Equity in earnings of subsidiaries	(209)	—	—	209	—

Income (loss) before provision for income taxes	134,506	(970)	818	(290)	134,064
Provision (benefit) for income taxes	50,017	(361)	—	(107)	49,549

Net income (loss)	$84,489	$(609)	$818	$(183)	$84,515

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

For the Fifty-Two Weeks Ended December 31, 2005

(in thousands)

	Issuer of Notes	Guarantor Subsidiaries	Non Guarantor Subsidiary	Intercompany Eliminations	Consolidated
Sales	$587,339	$4,732	$19,987	$(10,877)	$601,181
Cost of sales	251,488	1,238	14,943	(10,214)	257,455

Gross profit	335,851	3,494	5,044	(663)	343,726
Selling expenses	138,213	2,410	5,432	—	146,055
General and administrative expenses	57,366	—	—	—	57,366
Restructure charge	5,546	—	—	—	5,546

Income (loss) from operations	134,726	1,084	(388)	(663)	134,759
Interest income	(1)	—	(22)	—	(23)
Interest expense	7,251	—	(1)	—	7,250
Other (income) expense	(286)	—	(216)	—	(502)
Equity in earnings of subsidiaries	(513)	—	—	513	—

Income (loss) before provision for income taxes	128,275	1,084	(149)	(1,176)	128,034
Provision (benefit) for income taxes	49,970	422	—	(459)	49,933

Net income (loss)	$78,305	$662	$(149)	$(717)	$78,101

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

For the Fifty-Two Weeks Ended January 1, 2005

(in thousands)

	Issuer of Notes	Guarantor Subsidiaries	Non Guarantor Subsidiary	Intercompany Eliminations	Consolidated
Sales	$543,881	$2,908	$14,626	$(7,213)	$554,202
Cost of sales	224,423	920	11,877	(6,701)	230,519

Gross profit	319,458	1,988	2,749	(512)	323,683
Selling expenses	124,622	2,031	4,680	—	131,333
General and administrative expenses	53,023	—	—	—	53,023

Income (loss) from operations	141,813	(43)	(1,931)	(512)	139,327
Interest income	(2)	—	(11)	—	(13)
Interest expense	4,152	—	—	—	4,152
Other (income) expense	(732)	—	(756)	—	(1,488)
Equity in losses of subsidiaries	1,190	—	—	(1,190)	—

Income (loss) before provision for income taxes	137,205	(43)	(1,164)	678	136,676
Provision (benefit) for income taxes	53,736	(17)	—	268	53,987

Net income (loss)	$83,469	$(26)	$(1,164)	$410	$82,689

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Fifty-Two Weeks Ended December 30, 2006

(in thousands)

	Issuer of Notes	Guarantor Subsidiaries	Non Guarantor Subsidiary	Intercompany Eliminations	Consolidated
CASH FLOWS PROVIDED BY (USED IN ) OPERATING ACTIVITIES:
Net income	$84,489	$(609)	$818	$(183)	$84,515
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	26,216	380	184	—	26,780
Unrealized loss on marketable securities	13	—	—	—	13
Stock based compensation expense	5,772	—	—	—	5,772
Deferred taxes	7,582	(33)	—	—	7,549
Loss on disposal and impairments of property and equipment	450	—	—	—	450
Investments in marketable securities	(772)	—	—	—	(772)
Excess tax benefit from exercise of stock options	(960)	—	—	—	(960)
Changes in assets and liabilities
Accounts receivable, net	10,358	(329)	(478)	—	9,551
Inventory	(89)	(631)	(1,259)	6	(1,973)
Prepaid expenses and other assets	423	1	193	—	617
Accounts payable	3,583	196	584	—	4,363
Accrued expenses and other liabilities	8,702	(241)	(214)	(107)	8,140
Equity in earnings of subsidiaries	(209)	—	—	209	—

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	145,558	(1,266)	(172)	(75)	144,045

CASH FLOWS (USED IN) PROVIDED BY INVESTING ACTIVITIES:
Purchase of property and equipment	(25,553)	(990)	(293)	—	(26,836)
Proceeds from the sale of property and equipment	14	—	—	—	14
Payment of contingent consideration on GBI acquisition	(1,333)	—	—	—	(1,333)
Cash paid for business acquisitions	(22,244)	—	—	—	(22,244)

NET CASH USED IN INVESTING ACTIVITIES	(49,116)	(990)	(293)	—	(50,399)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Repurchases of common stock	(41,977)	—	—	—	(41,977)
Net proceeds from issuance of common stock	5,557	—	—	—	5,557
Payments for dividends	(10,097)	—	—	—	(10,097)
Deferred financing costs	(313)	—	—	—	(313)
Excess tax benefit from exercise of stock options	960	—	—	—	960
Intercompany	(4,811)	2,480	2,256	75	—
Net repayments under bank credit agreements	(38,000)	—	—	—	(38,000)

NET CASH (USED) PROVIDED IN FINANCING ACTIVITIES	(88,681)	2,480	2,256	75	(83,870)

EFFECT EXCHANGE RATE CHANGES ON CASH	—	—	342	—	342
NET INCREASE IN CASH AND CASH EQUIVALENTS	7,761	224	2,133	—	10,118
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,906	2,138	1,611	—	12,655

CASH AND CASH EQUIVALENTS, END OF YEAR	$16,667	$2,362	$3,744	$—	$22,773

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Fifty-Two Weeks Ended December 31, 2005

(in thousands)

	Issuer of Notes	Guarantor Subsidiaries	Non Guarantor Subsidiary	Intercompany Eliminations	Consolidated
CASH FLOWS PROVIDED BY (USED IN ) OPERATING ACTIVITIES:
Net income	$78,305	$662	$(149)	$(717)	$78,101
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	24,521	61	206	—	24,788
Unrealized gain on marketable securities	(5)	—	—	—	(5)
Stock based compensation expense	3,418	—	—	—	3,418
Deferred taxes	8,154	(290)	—	—	7,864
Loss on disposal and impairments of property and equipment	2,858	—	—	—	2,858
Investments in marketable securities	(719)	—	—	—	(719)
Changes in assets and liabilities
Accounts receivable, net	(12,721)	(405)	(1,735)	—	(14,861)
Inventory	(6,168)	(132)	(2,858)	549	(8,609)
Prepaid expenses and other assets	(789)	(89)	(201)	—	(1,079)
Accounts payable	439	100	352	—	891
Accrued expenses and other liabilities	11,047	2,040	1,268	(459)	13,896
Equity in earnings of subsidiaries	(513)	—	—	513	—

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	107,827	1,947	(3,117)	(114)	106,543

CASH FLOWS (USED IN) PROVIDED BY INVESTING ACTIVITIES:
Purchase of property and equipment	(35,107)	(85)	(128)	—	(35,320)
Proceeds from the sale of property and equipment	448	—	—	—	448
Purchase of intangible assets	(604)	—	—	—	(604)
Cash paid for business acquisitions	—	(4,180)	—	—	(4,180)

NET CASH USED IN INVESTING ACTIVITIES	(35,263)	(4,265)	(128)	—	(39,656)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Repurchases of common stock	(184,995)	—	—	—	(184,995)
Net proceeds from issuance of common stock	3,029	—	—	—	3,029
Payments for dividends	(11,182)	—	—	—	(11,182)
Deferred financing costs	(343)	—	—	—	(343)
Intercompany	(8,301)	4,420	3,767	114	—
Net borrowings under bank credit agreements	103,000	—	—	—	103,000

NET CASH (USED) PROVIDED IN FINANCING ACTIVITIES	(98,792)	4,420	3,767	114	(90,491)

EFFECT EXCHANGE RATE CHANGES ON CASH	—	—	(165)	—	(165)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(26,228)	2,102	357	—	(23,769)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	35,134	36	1,254	—	36,424

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,906	$2,138	$1,611	$—	$12,655

THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Fifty-Two Weeks Ended January 1, 2005

(in thousands)

	Issuer of Notes	Guarantor Subsidiaries	Non Guarantor Subsidiary	Intercompany Eliminations	Consolidated
CASH FLOWS PROVIDED BY (USED IN ) OPERATING ACTIVITIES:
Net income	$83,469	$(26)	$(1,164)	$410	$82,689
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21,699	4	147	—	21,850
Unrealized gain on marketable securities	(177)	—	—	—	(177)
Stock based compensation expense	1,561	—	—	—	1,561
Deferred taxes	14,901	—	—	—	14,901
Loss on disposal and impairments of property and equipment	977	—	—	—	977
Investments in marketable securities	(446)	—	—	—	(446)
Changes in assets and liabilities
Accounts receivable, net	(2,922)	—	(781)	—	(3,703)
Inventory	(2,824)	(1)	(794)	512	(3,107)
Prepaid expenses and other assets	(2,006)	1	(195)	—	(2,200)
Accounts payable	(3,524)	24	192	—	(3,308)
Accrued expenses and other liabilities	12,489	(152)	419	268	13,024
Equity in losses of subsidiaries	1,190	—	—	(1,190)	—

NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	124,387	(150)	(2,176)	—	122,061

CASH FLOWS (USED IN) PROVIDED BY INVESTING ACTIVITIES:
Purchase of property and equipment	(28,214)	(17)	(677)	—	(28,908)
Proceeds from the sale of marketable securities	729	—	—	—	729
Cash paid for business acquisitions	(11,574)	—	—	—	(11,574)

NET CASH USED IN INVESTING ACTIVITIES	(39,059)	(17)	(677)	—	(39,753)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Repurchases of common stock	(100,000)	—	—	—	(100,000)
Net proceeds from issuance of common stock	4,125	—	—	—	4,125
Intercompany	(4,148)	173	3,975	—	—
Net borrowings under bank credit agreements	10,000	—	—	—	10,000

NET CASH (USED) PROVIDED IN FINANCING ACTIVITIES	(90,023)	173	3,975	—	(85,875)

EFFECT EXCHANGE RATE CHANGES ON CASH	—	—	(739)	—	(739)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,695)	6	383	—	(4,306)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	39,829	30	871	—	40,730

CASH AND CASH EQUIVALENTS, END OF YEAR	$35,134	$36	$1,254	$—	$36,424

19.    QUARTERLY FINANCIAL DATA (UNAUDITED)

	Thirteen Weeks Ended
	April 1, 2006	July 1, 2006	September 30, 2006	December 30, 2006
	(Dollars in Thousands, Except per Share Data)
Sales	$133,914	$116,251	$159,604	$277,790
Cost of sales	61,936	53,115	72,981	109,307

Gross profit	71,978	63,136	86,623	168,483
Selling expenses	37,267	36,582	40,670	53,675
General and administrative expenses	15,464	15,056	17,015	25,601
Restructuring credit	—	—	—	(397)

Income from operations	19,247	11,498	28,938	89,604
Interest income	(7)	(6)	(7)	(10)
Interest expense	2,788	3,740	4,682	4,147
Other (income) expense	(145)	(148)	(165)	354

Income before provision for income taxes	16,611	7,912	24,428	85,113
Provision for income taxes	4,140	3,086	9,527	32,796

Net income	$12,471	$4,826	$14,901	$52,317

BASIC EARNINGS PER SHARE	$0.30	$0.12	$0.37	$1.31

DILUTED EARNINGS PER SHARE	$0.30	$0.12	$0.37	$1.30

	Thirteen Weeks Ended
	April 2, 2005	July 2, 2005	October 1, 2005	December 31, 2005
	(Dollars in Thousands, Except per Share Data)
Sales	$119,255	$108,548	$136,500	$236,878
Cost of sales	54,424	46,694	60,368	95,969

Gross profit	64,831	61,854	76,132	140,909
Selling expenses	32,493	32,122	34,767	46,673
General and administrative expenses	13,532	13,742	14,689	15,403
Restructuring charge	—	—	—	5,546

Income from operations	18,806	15,990	26,676	73,287
Interest income	(6)	(6)	(5)	(6)
Interest expense	936	1,526	2,347	2,441
Other (income) expense	218	479	(897)	(302)

Income before provision for income taxes	17,658	13,991	25,231	71,154
Provision for income taxes	6,887	5,457	9,840	27,750

Net income	$10,771	$8,534	$15,391	$43,404

BASIC EARNINGS PER SHARE	$0.23	$0.19	$0.35	$1.01

DILUTED EARNINGS PER SHARE	$0.23	$0.19	$0.35	$1.01

Offer to Exchange

$325,000,000 of 8 1/2% Senior Notes due 2015, Series B,

for any and all outstanding

$325,000,000 of 8 1/2% Senior Notes due 2015,

and

$200,000,000 of 9 3/4% Senior Subordinated Notes due 2017, Series B,

for any and all outstanding

$200,000,000 of 9 3/4% Senior Subordinated Notes due 2017.

PROSPECTUS

                , 2007

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Registrants Incorporated Under the Delaware General Corporation Law

Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Yankee Candle Company, Inc.

The articles of organization provide that the directors and officers of The Yankee Candle Company, Inc. shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company, except with respect to any matter that such director or officer has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The Company has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the articles of organization. These agreements, among other things, indemnify the Company’s directors and officers to the fullest extent permitted by Massachusetts law for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts incurred by such person arising out of or in connection with such person’s service as a director or officer of the Company or an affiliate of the Company.

In addition, the Merger Agreement provides for director and officer indemnification and insurance for specified time periods. Yankee Holding Corp. agreed to cause the Company and its subsidiaries to establish and maintain for a period of not less than six years from and after the consummation of the Merger, provisions in their organizational documents concerning the indemnification of Yankee’s former and current officers and directors that are no less favorable to those persons than the provisions of the organizational documents of the Company and our subsidiaries as in effect on October 24, 2006, and not to amend, repeal or otherwise modify such provisions in any respect adverse to such former and current officers and directors, except as required by applicable law. In addition, Yankee Holding Corp. and the Company agreed to indemnify each present and former director and officer of the Company or any of its subsidiaries for certain liabilities they incur as a result of their actions or omissions in connection with the Merger. Parties seeking indemnification under such section of the Merger Agreement must undertake to repay such amount if it is ultimately determined that such indemnified party is not entitled to be indemnified under Massachusetts law or other applicable law with respect to such proceeding.

The rights of each indemnified party under the Merger Agreement is in addition to, and not in limitation of, any other rights such indemnified party may have under the organizational documents of the Company or its subsidiaries, the current indemnification agreements described above, Massachusetts law or otherwise.

Policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Yankee Candle Admin LLC

Yankee Candle Admin LLC is organized in Virginia. Indemnification of such registrant’s directors and officers provided by applicable law, by the registrant’s organizational documents, by contract or otherwise are substantially similar to that afforded by the directors and officers of The Yankee Candle Company, Inc.

Liability Insurance

Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Financial Statement Schedules.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22.	UNDERTAKINGS.

(a)	The undersigned hereby undertake:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(d)	The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Yankee Candle Company, Inc., a Massachusetts corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Deerfield, Commonwealth of Massachusetts, on March 30, 2007.

THE YANKEE CANDLE COMPANY, INC.

By:	/S/ CRAIG W. RYDIN
Name: Craig W. Rydin Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce H. Besanko and James A. Perley, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on March 30, 2007.

Signature	Title

/S/ CRAIG W. RYDIN Craig W. Rydin	Chief Executive Officer (principal executive officer) and Chairman of the Board

/S/ BRUCE H. BESANKO Bruce H. Besanko	Senior Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)

/S/ HARLAN M. KENT Harlan M. Kent	President and Chief Operating Officer and Director

/S/ ROBIN P. SELATI Robin P. Selati	Director

/S/ GEORGE A. PEINADO George A. Peinado	Director

/S/ RICHARD H. COPANS Richard H. Copans	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Yankee Holding Corp., a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Deerfield, Commonwealth of Massachusetts, on March 30, 2007.

YANKEE HOLDING CORP.

By:	/S/ CRAIG W. RYDIN
Name: Craig W. Rydin Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Perley and Bruce H. Besanko, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on March 30, 2007.

Signature	Title

/S/ CRAIG W. RYDIN Craig W. Rydin	Chief Executive Officer (principal executive officer) and Director

/S/ BRUCE H. BESANKO Bruce H. Besanko	Senior Vice President, Finance and Chief Financial Officer of The Yankee Candle Company, Inc. (principal financial and accounting officer)

/S/ HARLAN M. KENT Harlan M. Kent	President and Chief Operating Officer and Director

/S/ ROBIN P. SELATI Robin P. Selati	Director

/S/ GEORGE A. PEINADO George A. Peinado	Director

/S/ RICHARD H. COPANS Richard H. Copans	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Yankee Candle Admin LLC, a Virginia limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Deerfield, Commonwealth of Massachusetts, on March 30, 2007.

YANKEE CANDLE ADMIN LLC

By:	/S/ EDWARD R. MEDINA
Name: Edward R. Medina Title: President and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Perley, Edward R. Medina and Bruce H. Besanko, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on March 30, 2007.

Signature	Title

/S/ CRAIG W. RYDIN Craig W. Rydin	Chief Executive Officer of The Yankee Candle Company, Inc. (principal executive officer) and Manager

/S/ BRUCE H. BESANKO Bruce H. Besanko	Senior Vice President, Finance and Chief Financial Officer of The Yankee Candle Company, Inc. (principal financial and accounting officer)

/S/ EDWARD R. MEDINA Edward R. Medina	President

/S/ HARLAN M. KENT Harlan M. Kent	Manager

/S/ ROBIN P. SELATI Robin P. Selati	Manager

/S/ GEORGE A. PEINADO George A. Peinado	Manager

/S/ RICHARD H. COPANS Richard H. Copans	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Yankee Candle Restaurant Corp., a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Deerfield, Commonwealth of Massachusetts, on March 30, 2007.

YANKEE CANDLE RESTAURANT CORP.

By:	/S/ CRAIG W. RYDIN
Name Craig W. Rydin Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Perley and Bruce H. Besanko, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on March 30, 2007.

Signature	Title

/S/ CRAIG W. RYDIN Craig W. Rydin	Chief Executive Officer of The Yankee Candle Company, Inc. (principal executive officer), President of Yankee Candle Restaurant Corp. and Director

/S/ BRUCE H. BESANKO Bruce H. Besanko	Senior Vice President, Finance and Chief Financial Officer of The Yankee Candle Company, Inc. (principal financial and accounting officer)

/S/ HARLAN M. KENT Harlan M. Kent	Director

/S/ ROBIN P. SELATI Robin P. Selati	Director

/S/ GEORGE A. PEINADO George A. Peinado	Director

/S/ RICHARD H. COPANS Richard H. Copans	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Quality Gift Distributors, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Deerfield, Commonwealth of Massachusetts, on March 30, 2007.

QUALITY GIFT DISTRIBUTORS, INC.

By:	/S/ JAMES A. PERLEY
Name James A. Perley
Title: President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Perley and Bruce H. Besanko, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on March 30, 2007.

Signature	Title

/S/ CRAIG. W. RYDIN Craig. W. Rydin	Chief Executive Officer of The Yankee Candle Company, Inc. (principal executive officer) and Director

/S/ BRUCE H. BESANKO Bruce H. Besanko	Senior Vice President, Finance and Chief Financial Officer of The Yankee Candle Company, Inc. (principal financial and accounting officer)

/S/ JAMES A. PERLEY James A. Perley	President

/S/ HARLAN M. KENT Harlan M. Kent	Director

/S/ ROBIN P. SELATI Robin P. Selati	Director

/S/ GEORGE A. PEINADO George A. Peinado	Director

/S/ RICHARD H. COPANS Richard H. Copans	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Aroma Naturals, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Deerfield, Commonwealth of Massachusetts, on March 30, 2007.

AROMA NATURALS, INC.

By:	/S/ HARLAN M. KENT
Name: Harlan M. Kent Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Perley and Bruce H. Besanko, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on March 30, 2007.

Signature	Title

/S/ CRAIG. W. RYDIN Craig. W. Rydin	Chief Executive Officer of The Yankee Candle Company, Inc. (principal executive officer) and Director

/S/ BRUCE H. BESANKO Bruce H. Besanko	Senior Vice President, Finance and Chief Financial Officer of The Yankee Candle Company, Inc. (principal financial and accounting officer)

/S/ HARLAN M. KENT Harlan M. Kent	President and Director

/S/ ROBIN P. SELATI Robin P. Selati	Director

/S/ GEORGE A. PEINADO George A. Peinado	Director

/S/ RICHARD H. COPANS Richard H. Copans	Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
*1.1	Purchase Agreement, dated February 1, 2007, among Yankee Acquisition Corp., Yankee Holding Corp., Merrill Lynch, Fenner, Pierce & Smith Incorporated and Lehman Brothers Inc.

*1.2	Joinder to Purchase Agreement, dated February 6, 2007, among The Yankee Candle Company, Inc., Yankee Candle Admin LLC, Yankee Candle Restaurant Corp., Quality Gift Distributors, Inc. and Aroma Naturals, Inc.

*2.1	Agreement and Plan of Merger, dated October 24, 2006, among YCC Holdings LLC, Yankee Acquisition Corp. and The Yankee Candle Company, Inc.

*3.1	Amended and Restated Certificate of Incorporation of The Yankee Candle Company, Inc.

*3.2	Amended and Restated By-laws of The Yankee Candle Company, Inc.

*3.3	Certificate of Incorporation of Yankee Holding Corp.

*3.4	By-Laws of Yankee Holding Corp.

*3.5	Certificate of Formation of Yankee Candle Admin LLC

*3.6	Operating Agreement of Yankee Candle Admin LLC

*3.7	Certificate of Incorporation of Yankee Candle Restaurant Corp.

*3.8	By-Laws of Yankee Candle Restaurant Corp.

*3.9	Certificate of Incorporation of Quality Gift Distributors, Inc.

*3.10	By-Laws of Quality Gift Distributors, Inc.

*3.11	Certificate of Incorporation of Aroma Naturals, Inc.

*3.12	By-Laws of Aroma Naturals, Inc.

*3.13	Certificate of Formation of YCC Holdings LLC

*3.14	Limited Liability Company Agreement of YCC Holdings LLC, dated as of February 6, 2007, by and among the initial members identified therein.

*4.1	Senior Note Indenture, dated as of February 6, 2007, among Yankee Acquisition Corp., Yankee Holding Corp. and HSBC BANK, USA, NATIONAL ASSOCIATION, as Trustee.

*4.2	Senior Note Supplemental Indenture, dated February 6, 2007, among The Yankee Candle Company, Inc., Yankee Candle Admin LLC, Yankee Candle Restaurant Corp., Quality Gift Distributors, Inc. and Aroma Naturals, Inc. and HSBC BANK, USA, NATIONAL ASSOCIATION, as Trustee.

*4.3	Senior Note Notation of Guaranty, dated February 6, 2007, among Yankee Candle Admin LLC, Yankee Candle Restaurant Corp., Quality Gift Distributors, Inc. and Aroma Naturals, Inc.

*4.4	Senior Note Notation of Guaranty, dated February 6, 2007 of Yankee Holding Corp.

*4.5	Senior Subordinated Note Indenture, dated as of February 6, 2007, among Yankee Acquisition Corp., Yankee Holding Corp. and HSBC BANK, USA, NATIONAL ASSOCIATION, as Trustee.

*4.6	Senior Subordinated Note Supplemental Indenture, dated February 6, 2007, among The Yankee Candle Company, Inc., Yankee Candle Admin LLC, Yankee Candle Restaurant Corp., Quality Gift Distributors, Inc. and Aroma Naturals, Inc. and HSBC BANK, USA, NATIONAL ASSOCIATION, as Trustee.

*4.7	Senior Subordinated Note Notation of Guaranty, dated February 6, 2007, among Yankee Candle Admin LLC, Yankee Candle Restaurant Corp., Quality Gift Distributors, Inc. and Aroma Naturals, Inc.

EXHIBIT NO.	DESCRIPTION
*4.8	Senior Subordinated Note Notation of Guaranty, dated February 6, 2007 of Yankee Holding Corp.

*4.9	Registration Rights Agreement, dated February 6, 2007, among Yankee Acquisition Corp., Yankee Holding Corp., Merrill Lynch, Fenner, Pierce & Smith Incorporated and Lehman Brothers Inc.

*4.10	Registration Rights Joinder Agreement, dated February 6, 2007, among The Yankee Candle Company, Inc., Yankee Candle Admin LLC, Yankee Candle Restaurant Corp., Quality Gift Distributors, Inc. and Aroma Naturals, Inc.

*4.11	Form of Senior Note (attached as exhibit to Exhibit 4.1).

*4.12	Form of Senior Subordinated Note (attached to Exhibit 4.5).

*5.1	Form of Opinion of Kirkland & Ellis LLP.

*8.1	Opinion of Kirkland & Ellis LLP regarding federal income tax consequences.

*10.1	Credit Agreement, dated as of February 6, 2007, among Yankee Acquisition Corp., Yankee Holding Corp., The Yankee Candle Company, Inc., the lenders party thereto, Lehman Commercial Paper Inc., Sovereign Bank, Wells Fargo Retail Finance, LLC, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

*10.2	Guarantee and Collateral Agreement, dated as of February 6, 2007 among Lehman Commercial Paper Inc., Yankee Holding Corp., Yankee Acquisition Corp., The Yankee Candle Company, Inc., Merrill Lynch Capital Corporation, Sovereign Bank, Wells Fargo Retail Finance, LLC, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

*10.3	Term Loan Promissory Note, dated February 6, 2007, by the Borrowers party thereto, in favor of Sovereign Bank.

*10.4	Term Loan Promissory Note, dated February 6, 2007, by the Borrowers party thereto, in favor of Citizens Bank of Massachusetts.

*10.5	Term Loan Promissory Note, dated February 6, 2007, by the Borrowers party thereto, in favor of CIT.

*10.6	Revolving Credit Note, dated February 6, 2007, by the Borrowers party thereto, in favor of Sovereign Bank.

*10.7	Revolving Credit Note, by the Borrowers party thereto, in favor of Citizens Bank of Massachusetts.

*10.8	Employment Agreement, dated February 6, 2007, between The Yankee Candle Company, Inc. and Craig W. Rydin.

*10.9	YCC Holdings LLC 2007 Incentive Equity Plan

*10.10	Form of Class A Unit Purchase Agreement (executive committee).

*10.11	Form of Class A Unit Purchase Agreement (non-executive committee).

*10.12	Class A Unit Purchase Agreement, dated February 6, 2007, between YCC Holdings LLC and Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., and Madison Dearborn Partners V Executive-A, L.P.

*10.13	Form of Class B Unit Purchase Agreement (executive committee).

*10.14	Form of Class B Unit Purchase Agreement (non-executive committee).

*10.15	Unitholders Agreement, dated February 6, 2007, by and among YCC Holdings LLC, Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners C-A, L.P., Madison Dearborn Capital Partners V Executive-A, L.P., and each of the other persons listed therein.

*10.16	Management Services Agreement, dated as of February 6, 2007, by and between the Yankee Candle Company, Inc. and Madison Dearborn Partners V-B, L.P.

10.17	The Yankee Candle Company, Inc. 1999 Stock Option Award Plan, filed as Exhibit 10.5 to The Yankee Candle Company, Inc.’s Form S-1 filed on June 4, 1999, is incorporated herein by reference.

EXHIBIT NO.	DESCRIPTION

10.18	Form of Stockholder’s Agreement between The Yankee Candle Company, Inc. and employees, filed as Exhibit 10.7 to The Yankee Candle Company, Inc.’s Form S-1 filed on May 20, 1999, is incorporated herein by reference.

10.19	Form of Executive Severance Agreement, filed as Exhibit 10.1 to The Yankee Candle Company, Inc.’s Form 8-K filed on September 20, 2006, is incorporated herein by reference.

10.20	Special Retention Bonus Plan dated as of September 14, 2006, filed as Exhibit 10.2 to The Yankee Candle Company, Inc.’s Form 8-K filed on September 20, 2006, is incorporated herein by reference.

10.21	Amended and Restated Executive Deferred Compensation Plan, filed as Exhibit 10.3 to The Yankee Candle Company, Inc.’s Form 8-K filed on September 20, 2006, is incorporated herein by reference.

10.22	The Yankee Candle Company, Inc. 2005 Stock Option and Award Plan, filed as Exhibit 99.1 to The Yankee Candle Company, Inc.’s Form 8-K filed on June 8, 2005, is incorporated herein by reference.

10.23	Form of Indemnification Agreement between The Yankee Candle Company, Inc. and its directors and executive officers, filed as Exhibit 99.3 to The Yankee Candle Company, Inc.’s Form 8-K dated June 8, 2005, is incorporated herein by reference.

10.24	Form of Award of Performance Shares Agreement, filed as Exhibit 10.16 to The Yankee Candle Company, Inc.’s Form 10-K filed on March 15, 2005, is incorporated herein by reference.

10.25	Management Incentive Plan for 2006 Fiscal Year, filed as Exhibit 99.1 to The Yankee Candle Company, Inc.’s Form 8-K filed on March 2, 2006, is incorporated herein by reference.

10.26	2006 Director Compensation Plan, filed as Exhibit 99.2 to The Yankee Candle Company, Inc.’s Form 8-K filed on March 2, 2006, is incorporated herein by reference.

10.27	Form of outside director Stock Option Agreement, filed as Exhibit 10.1 to The Yankee Candle Company, Inc.’s Form S-1 filed on May 20, 1999, is incorporated herein by reference.

10.28	The Yankee Candle Company Inc. Employee Stock Option Plan and form of Stock Option Agreement, filed as Exhibit 10.4 to The Yankee Candle Company, Inc.’s Form S-1 filed on May 20, 1999, is incorporated herein by reference.

10.29	Form of Restricted Stock Agreement (executives), filed as Exhibit 10.1 to The Yankee Candle Company, Inc.’s Form 8-K filed on March 14, 2006, is incorporated herein by reference.

10.30	Form of Restricted Stock Agreement (directors), filed as Exhibit 10.3 to The Yankee Candle Company, Inc.’s Form 8-K filed on March 14, 2006.

*12.1	Computation of ratio of earnings to fixed charges.
*21.1	Subsidiaries of The Yankee Candle Company, Inc.

*23.1	Consent of Deloitte & Touche LLP.

*23.4	Consent of Kirkland & Ellis LLP (Included in Exhibits 5.1 and 8.1).

*24.1	Power of Attorney (included on the signature pages hereto).

*25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of HSBC BANK, USA, NATIONAL ASSOCIATION with respect to the Senior Notes.

*25.2	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of HSBC BANK, USA, NATIONAL ASSOCIATION with respect to the Senior Subordinated Notes.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Tender Instructions.

*99.3	Form of Notice of Guaranteed Delivery.

*	Filed herewith.